UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
REDWOOD TRUST, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Redwood Trust, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Redwood Trust, Inc., a Maryland corporation, to be held on May 20, 2021 at 8:30 a.m., Pacific time, virtually via the Internet at www.meetingcenter.io/238898041, as an alternative to an in-person meeting, for the following purposes:
1.To elect Richard D. Baum, Greg H. Kubicek, Christopher J. Abate, Armando Falcon, Douglas B. Hansen, Debora D. Horvath, George W. Madison, Jeffrey T. Pero, Georganne C. Proctor, and Faith A. Schwartz to serve as directors until the Annual Meeting of Stockholders in 2022 and until their successors are duly elected and qualify;
2.To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021;
3.To vote on a non-binding advisory resolution to approve named executive officer compensation;
4.To vote on an amendment to our 2002 Employee Stock Purchase Plan to increase the number of shares available for purchase; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 10, 2021 to our stockholders of record as of the close of business on March 24, 2021. We are also providing access to our proxy materials over the Internet beginning on April 10, 2021. Electronic delivery of our proxy materials will reduce printing and mailing costs relating to our Annual Meeting.
The Notice contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice also provides the date and time of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the Board’s recommendation with regard to each matter to be acted upon; and information on how to attend the Annual Meeting and vote online.
Our Board of Directors has fixed the close of business on March 24, 2021 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting.

To participate in the virtual Annual Meeting, stockholders of record (or “registered stockholders”) will need the control number included on your Notice, your proxy card, or on the instructions that accompanied your proxy materials, and the meeting password: rwt2021

If your stock is held through a broker, bank or other nominee (commonly referred to as being held “in street name”), you are a “beneficial stockholder” and your broker, bank or other nominee is considered the “stockholder of record” of those shares. In such case, you have the right to direct your broker, bank or other nominee how to vote your shares and will receive in the mail (or electronically, if you so elected) a voting instruction form with a control number from such broker, bank or other nominee. Beneficial stockholders can attend the virtual Annual Meeting in two ways:

•Pre-Registration with Legal Proxy. Beneficial stockholders may attend and vote at the virtual meeting by following the same standard pre-registration process that would have applied to an in-person meeting. To pre-register, send an email to legalproxy@computershare.com before 5:00 p.m. Pacific Time on May 13, 2021 and include your mailing address and an image of a legal proxy in your name from the broker, bank or other nominee that holds your shares. In order to obtain a legal proxy, you should, as soon as possible: (1) log into the voting site listed on the voting instruction form you received from your broker, bank or other nominee and click on “Vote in person at the meeting” or (2) request one through your bank, broker or other nominee. After you transmit the legal proxy to the foregoing email address, you will receive a control number from Computershare, our virtual meeting provider, to access the virtual meeting website as a “stockholder.”

◦Note that once you request a legal proxy, all control numbers you previously received from your broker (as described in the next paragraph) and any votes that you have previously cast will be invalidated. Thus, in order to vote your shares, you would need to attend the Annual Meeting with the new control number from Computershare and vote your shares during the Annual Meeting.

•Direct Access with Broker Control Number. Many beneficial stockholders may access the virtual meeting website as a “stockholder” using the control number directly provided by their broker, bank or other nominee on their voting instruction form, without the need for pre-registration with a legal proxy. If your shares are held in street name and your voting instruction form or notice indicates that you may vote those shares through either www.proxyvote.com or www.proxypush.com, then you may access, participate in and vote at the Annual Meeting by entering into the log-in page of the virtual meeting website the control number provided on your voting instruction form and the password: rwt2021

◦If your voting instruction form or notice directs you to a voting platform other than the two websites noted above, then it means that your broker, bank or other nominee is not a participant in this new service and therefore, you must follow the “Pre-Registration with Legal Proxy” process in order to participate in the virtual Annual Meeting as a “stockholder.”

We would like your shares to be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we respectfully request that you authorize your proxy over the Internet following the voting procedures described in the Notice. In addition, if you have requested or received a paper or email copy of the proxy materials, you can authorize your proxy over the telephone or by signing, dating and returning the proxy card sent to you. We encourage you to authorize your proxy by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

By Order of the Board of Directors,
/s/ Andrew P. Stone
Secretary
March 31, 2021

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY AUTHORIZE A PROXY TO CAST YOUR VOTES THROUGH THE INTERNET FOLLOWING THE VOTING PROCEDURES DESCRIBED IN THE NOTICE OR, IF YOU HAVE REQUESTED AND RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE PROXY CARD SENT TO YOU.

TABLE OF CONTENTS

Introduction	1
Information About the Annual Meeting	2
Who May Attend the Annual Meeting	2
Who May Vote	2
Voting by Proxy; Board of Directors’ Voting Recommendations	2
Quorum Requirement	3
Other Matters	3
Information About the Proxy Statement and the Solicitation of Proxies	3
Annual Report	3
Householding	4
Corporate Governance	5
Corporate Governance Standards	5
Process for Nominating Potential Director Candidates	5
Director Independence	6
Board Leadership Structure	6
Executive Sessions	7
Board of Directors’ Role in Risk Oversight	7
Corporate Responsibility	8
Board of Directors’ Role in ESG Oversight	8
Board of Directors’ Self-Evaluation Process	9
Board Tenure and Refreshment; Mandatory Retirement Age	9
Communications with the Board of Directors	10
Director Attendance at Annual Meetings of Stockholders	10
Code of Ethics	10
Stock Ownership Requirements	11
Required Stock Ownership by Directors	11
Required Stock Ownership by Executive Officers	11
Item 1 — Election of Directors	13
Meetings and Committees of the Board of Directors	20
Director Compensation	21
Information About Our Executive Officers	24
Security Ownership of Directors and Executive Officers	26
Security Ownership of Certain Beneficial Owners	28
Executive Compensation	29
Executive Summary of Compensation Discussion and Analysis	30
Compensation Discussion and Analysis	39
Executive Compensation Tables	70
Compensation Risks	84
CEO Pay Ratio	85
Securities Authorized For Issuance Under Equity Compensation Plans	86
Additional Information About Directors and Executive Officers	87
Audit Committee Matters	88
Item 2 — Ratification of Appointment of the Independent Registered Public Accounting Firm	90
Item 3 — Vote on an Advisory Resolution to Approve Named Executive Officer Compensation	91
Item 4 — Vote on an Amendment to the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan to Increase the Number of Shares Available for Purchase Thereunder	93
Stockholder Proposals for the 2022 Annual Meeting	99
Information Incorporated by Reference	99
Annex A — 2002 Redwood Trust, Inc. Employee Stock Purchase Plan, as amended	A-1
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REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2021

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Redwood Trust, Inc., a Maryland corporation (“Redwood,” the “Company,” “we,” or “us”), for exercise at the “virtual” Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 20, 2021 at 8:30 a.m., Pacific time, via the Internet, and at any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice of internet availability of proxy materials. All stockholders will have the ability to access proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet on or about April 10, 2021 and to mail the Notice to all stockholders entitled to vote at the Annual Meeting on or about April 10, 2021. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials on or about April 10, 2021 or within three business days of such request.

The address and telephone number of our principal executive office are as set forth above and our website is www.redwoodtrust.com. Information on our website is not a part of this Proxy Statement.

INFORMATION ABOUT THE ANNUAL MEETING

Who May Attend the Annual Meeting

Only stockholders who own our common stock as of the close of business on March 24, 2021, the record date for the Annual Meeting, will be entitled to attend the Annual Meeting. In the discretion of management, we may permit certain other individuals to attend the Annual Meeting, including members of the media and our employees.

Who May Vote

Each share of our common stock outstanding on the record date for the Annual Meeting entitles the holder thereof to one vote. The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 24, 2021. As of March 24, 2021, there were 112,983,272 shares of common stock issued and outstanding. You can attend and vote at the virtual Annual Meeting or vote by authorizing a proxy. You may authorize your proxy through the Internet by following the voting procedures described in the Notice or, if you have requested and received paper copies of the proxy materials, by telephone or by signing, dating, and returning the proxy card sent to you. To use a particular voting procedure, follow the instructions on the Notice or the proxy card that you request and receive by mail or email.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to cast your votes at the virtual Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card in order to vote at the virtual Annual Meeting.

Voting by Proxy; Board of Directors’ Voting Recommendations

You may authorize your proxy over the Internet or, if you request and receive a proxy card by mail or email, over the phone or by signing, dating and returning the proxy card sent to you. If you vote by proxy, the individuals named on the proxy, or their substitutes, will cast your votes in the manner you indicate. If you date, sign, and return a proxy card without marking your voting instructions, your votes will be cast in accordance with the recommendations of Redwood’s Board of Directors, as follows:
•For the election of each of the 10 nominees to serve as directors until the Annual Meeting of Stockholders in 2022 and until their successors are duly elected and qualify;
•For the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021;
•For the approval of the non-binding advisory resolution approving the compensation of our named executive officers;
•For the approval of the amendment to our 2002 Employee Stock Purchase Plan to increase the number of shares available for purchase thereunder; and
•In the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.
You may revoke or change your proxy at any time before it is exercised by submitting a new proxy through the Internet or by telephone, delivering to us a signed proxy with a date later than your previously delivered proxy, by attending and voting at the Annual Meeting, or by sending a written revocation of your proxy addressed to Redwood’s Secretary at our principal executive office.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce printing and mailing costs relating to our Annual Meeting.

Quorum Requirement

The presence, by attendance at the virtual Annual Meeting or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Other Matters

Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is intended that the persons named in the proxies will vote on those matters in their discretion.

Information About the Proxy Statement and the Solicitation of Proxies

Your proxy is solicited by our Board of Directors and we will bear the costs of this solicitation. Proxy solicitations will be made by mail, and also may be made by our directors, officers, and employees in person or by telephone, facsimile transmission, e-mail, or other means of communication. Banks, brokerage houses, nominees, and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of shares of our common stock entitled to be voted at the Annual Meeting and to obtain authorization for the execution of proxies on behalf of beneficial owners. We will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to their beneficial owners.

In addition, we have retained MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and to contact brokerage houses and other nominees, fiduciaries and custodians to request that such entities forward soliciting materials to beneficial owners of our common stock. For these services, we will pay MacKenzie Partners, Inc. a fee not expected to exceed $15,000, plus expenses.

Annual Report

Our 2020 Annual Report, consisting of our Annual Report on Form 10-K for the year ended December 31, 2020, is being made available to stockholders together with this Proxy Statement and contains financial and other information about Redwood, including audited financial statements for our fiscal year ended December 31, 2020. Certain sections of our 2020 Annual Report are incorporated into this Proxy Statement by reference, as described in more detail under “Information Incorporated by Reference” at the end of this Proxy Statement. Our 2020 Annual Report is also available on our website.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing and mailing costs.

Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of this document for your household, please contact our transfer agent, Computershare Trust Company, N.A., either in writing at: Computershare Investor Services, 250 Royall Street, Canton, MA 02021; or by telephone at: (888) 472-1955.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of this document in the future, please contact Computershare as indicated above.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

CORPORATE GOVERNANCE

Corporate Governance Standards

Our Board of Directors has adopted Corporate Governance Standards (“Governance Standards”). Our Governance Standards are available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office. The Governance Standards contain general principles regarding the composition and functions of our Board of Directors and its committees.

Process for Nominating Potential Director Candidates

Identifying and Evaluating Nominees for Directors.  Our Board of Directors nominates director candidates for election by stockholders at each annual meeting and elects new directors to fill vacancies on our Board of Directors between annual meetings of the stockholders. Our Board of Directors has delegated the selection and initial evaluation of potential director nominees to the Governance and Nominating Committee with input from the Chief Executive Officer and President. The Governance and Nominating Committee makes the final recommendation of candidates to our Board of Directors for nomination. Our Board of Directors, taking into consideration the assessment of the Governance and Nominating Committee, also determines whether a nominee would be an independent director.

Stockholders’ Nominees.  Our Bylaws permit stockholders to nominate a candidate for election as a director at an annual meeting of the stockholders subject to compliance with certain notice and informational requirements, as more fully described below in this Proxy Statement under “Stockholder Proposals for the 2022 Annual Meeting.” A copy of the full text of our current Bylaws may be obtained by any stockholder upon written request addressed to Redwood’s Secretary at our principal executive office. Among other matters required under our Bylaws, any stockholder nominations should include the nominee’s name and qualifications for Board membership and should be addressed to Redwood’s Secretary at our principal executive office.

The policy of the Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for election to our Board of Directors. The Governance and Nominating Committee evaluates stockholder nominations in connection with its responsibilities set forth in its written charter and applies the qualification and diversity criteria set forth in the Governance Standards.

Director Qualifications.  Our Governance Standards contain Board membership criteria that apply to nominees for our Board of Directors. Each member of our Board of Directors must exhibit high standards of integrity, commitment, and independence of thought and judgment, and must be committed to promoting the best interests of Redwood. In addition, each director must devote the time and effort necessary to be a responsible and productive member of our Board of Directors. This includes developing knowledge about Redwood’s business operations and doing the work necessary to participate actively and effectively in Board and committee meetings.

Our Governance Standards also contain criteria that are intended to guide our Governance and Nominating Committee’s considerations of diversity in identifying nominees for our Board of Directors. In particular, our Governance Standards provide that the members of our Board of Directors should collectively possess a broad range of talent, skill, expertise, background, and life experience useful to effective oversight of our business and affairs and sufficient to provide sound and prudent guidance with respect to our operations and interests. Our Board of Directors considers diversity as broadly construed to mean a variety of identities, perspectives, personal and professional experiences and backgrounds. This can be represented in characteristics that include but are not limited to race, ethnicity, national origin, gender and sexual orientation. The self-assessments that are conducted each year by our Board of Directors and our Governance and Nominating Committee include an assessment of whether the Board’s then current composition represents the broad range of talent, skill, expertise, background, and life experience that is called for by our Governance Standards.

Among our 10 nominees for election to the Board, three nominees are women and another two nominees self-identify as individuals from an underrepresented community. For this purpose, an “individual from an underrepresented community” means an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender. This use of the term “individual from an underrepresented community” is consistent with the use of that term in California Assembly Bill 979.
A profile of the gender, racial and ethnic diversity of Redwood's current Board of Directors is illustrated below:
We believe our directors have a well-rounded variety of diversity, skills, qualifications and experience, and represent an effective mix of deep company knowledge and outside perspectives. Additional information regarding the mix of experience, qualifications, attributes and skills of our directors is included under Item 1 Election of Directors on pages 13-23 of this Proxy Statement.

Director Independence

As required under Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Governance Standards: on February 24, 2021 our Board of Directors affirmatively determined that none of the following directors have a material relationship (either directly or as a partner, shareholder, or officer of an organization that has a relationship) with us and that each of them qualifies as “independent” under Section 303A: Richard D. Baum, Greg H. Kubicek, Douglas B. Hansen, Debora D. Horvath, George W. Madison, Jeffrey T. Pero, and Georganne C. Proctor; and on March 29, 2021 our Board of Directors affirmatively determined that neither Armando Falcon nor Faith A. Schwartz have a material relationship (either directly or as a partner, shareholder, or officer of an organization that has a relationship) with us and that each of them qualifies as “independent” under Section 303A. The Board of Directors’ determinations were made after consideration of, among other things, the relationships and related party transactions described below under “Additional Information About Directors and Executive Officers — Certain Relationships and Related Party Transactions” on page 87 of this Proxy Statement. One member of our Board of Directors, Mr. Abate, does not qualify as “independent” under Section 303A of the NYSE Listed Company Manual or our Governance Standards because he is Redwood's Chief Executive Officer.

Board Leadership Structure

At Redwood, there is a separation of the chairman and chief executive officer roles. The Chairman of the Board of Directors presides over meetings of the Board and serves as a liaison between the Board and management of Redwood. In addition, the Chairman provides input regarding Board agendas, materials, and areas of focus, and may represent Redwood to external constituencies such as investors, governmental representatives, and business counterparties. The Chairman is currently Richard D. Baum, who was elected Chairman in September 2012 and who has served as an independent director of Redwood since 2001.

In December 2020, the Board of Directors elected Greg H. Kubicek, an independent director, to serve as Vice Chairman of the Board. The Vice Chairman presides over meetings of the Board in the absence of the Chairman and acts as a resource to management by providing strategic counsel and advice. Mr. Kubicek has served as an independent director of Redwood since 2002.

In addition, under the Governance Standards, each of the Audit Committee, Compensation Committee, and Governance and Nominating Committee of Redwood’s Board of Directors is comprised solely of independent directors.

The Board believes this leadership structure is appropriate for Redwood, as it provides for the Board to be led by, and its standing committees to be comprised of, independent directors. As an independent Chairman of the Board, Mr. Baum brings nearly two decades of experience of serving on Redwood’s Board along with the important perspective of an independent director to this leadership position.

Executive Sessions

Our Governance Standards require that our non-employee directors (i.e., the nine of our ten current directors who are not Redwood employees) meet in executive session at each regularly scheduled quarterly meeting of our Board of Directors and at such other times as determined by our Chairman. In addition, if any non-employee director is not also an independent director, then our Governance Standards require that our independent directors meet at least annually in executive session without any such non-independent directors.

Board of Directors’ Role in Risk Oversight

The Board of Directors takes a primary role in risk oversight. At its regular meetings, the Board of Directors reviews Redwood’s business and investment strategies and plans and seeks an understanding of the related risks as well as management’s approach to identifying and managing those risks. In carrying out its role in risk oversight, the Board of Directors receives and discusses quarterly reports from the Chief Executive Officer and Audit Committee, which also carries out a risk oversight function delegated by the Board of Directors.

Under its charter, the Audit Committee is specifically charged with (i) inquiring of management and Redwood’s independent registered public accounting firm about significant risks or exposures with respect to corporate accounting, reporting practices of Redwood, the quality and integrity of the financial reports and controls of Redwood, regulatory and accounting initiatives, and any off-balance sheet structures and (ii) assessing the steps management has taken to minimize such risks. In addition, the Audit Committee is specifically charged with regularly discussing with management Redwood’s policies with respect to risk assessment and risk management, including identification of Redwood’s major financial and operational risk exposures and the steps management has taken to monitor or control those exposures. For example, the Audit Committee receives quarterly reports from management regarding various financial risk management topics (such as interest rate risk, liquidity risk, and counterparty risk), and various operational risk management topics (such as cybersecurity, operations and regulatory compliance) and regularly discusses with management Redwood's exposure to, and management of, financial and operational risks.

The Audit Committee carries out this function by, among other things, receiving a quarterly risk management report from Redwood’s Chief Executive Officer and other Redwood officers, and a quarterly internal audit report from Redwood’s head of internal audit, reviewing these reports, and discussing them by asking questions and providing direction to management. In addition, as noted below under “Audit Committee Matters — Audit Committee Report,” the Audit Committee also receives and discusses regular and required communications from Redwood’s independent registered public accounting firm regarding, among other things, Redwood’s internal controls. In addition to discussion of these reports during Audit Committee meetings, as circumstances merit, the Audit Committee holds separate executive sessions with one or more of the Chief Executive Officer, Redwood’s head of internal audit, and representatives of Redwood’s independent registered public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management. Redwood's head of internal audit and the Chair of the Audit Committee also regularly communicate between Audit Committee meetings.

In addition, when appropriate, the Board of Directors may delegate to the Compensation Committee and Governance and Nominating Committee risk oversight responsibilities with respect to certain matters or request that other committees review certain risk oversight matters. For example, the Compensation Committee has been delegated the responsibility for determining, on an annual basis, whether Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood. As another example, the Governance and Nominating Committee reports to the Board of Directors the results of its analysis of potential risks related to board leadership and composition, board structure, and executive succession planning.

The Board of Directors believes that this manner of administering the risk oversight function effectively integrates oversight into the Board of Directors’ leadership structure, because the risk oversight function is carried out both at the Board level as well as through delegation to the Audit Committee, which consists solely of independent directors, and when appropriate to the Compensation Committee and Governance and Nominating Committee, which also consist solely of independent directors.

Corporate Responsibility

Corporate responsibility and sustainability are foundational to Redwood’s ability to grow and deliver attractive risk-adjusted returns to stockholders over the long term. The sustainability of Redwood’s business depends on a broad array of factors, including a continuing focus on investments in our people, ethics and integrity, and corporate responsibility. Strong corporate governance, coupled with sound financial and operational risk management, are also essential pillars that support Redwood’s growth and sustainability. Redwood’s leaders and managers collaborate to develop and maintain corporate responsibility and sustainability initiatives, and metrics that measure their impact, and provide regular updates to Redwood’s Board of Directors and its standing committees. Additional information about Redwood’s corporate responsibility and sustainability programs and initiatives may be provided from time to time on Redwood’s corporate website at www.redwoodtrust.com.

Board of Directors' Role in ESG Oversight

Redwood’s management, under the oversight of the Board of Directors, formulates Redwood’s strategic and operational approach to environmental, social, and governance (“ESG”) matters and executes on specific ESG initiatives. The Board of Directors’ oversight of management’s approach to ESG matters is structured as follows, with the Board’s standing Committees playing primary roles and regularly providing reports to the full Board:
•Environmental Matters. As part of its oversight of financial risk, the Audit Committee reviews updates from management regarding environmental-related risk management and initiatives, including climate change-related risk.
•Social Matters. The Compensation Committee reviews updates from management regarding risk and opportunity related to social matters, including, among other things, human capital-related matters such as workforce inclusion and diversity initiatives and employee engagement efforts.
•Governance Matters. The Governance and Nominating Committee is responsible for overseeing corporate governance matters at Redwood, including, among other things, Board structure, Board composition and succession planning, the Board's self-evaluation process, and the receipt, retention, and treatment of reported concerns related to potential violations of Redwood's Code of Ethics.

Board of Directors’ Self-Evaluation Process

The Board believes it is important to periodically assess its own performance and effectiveness in carrying out its strategic and oversight role with respect to the Company. The Board evaluates its performance through annual self-assessments at the Board and Committee levels, as well as through annual individual director self-assessments that include one-on-one meetings conducted by the Chairman with each of the other directors (or, with respect to the Chairman, the Chair of the Governance and Nominating Committee). These self-assessments include analysis of the effectiveness of the Board, its Committees and its directors, how they are functioning and areas of potential improvement. The results of these performance reviews are also considered, among other things, by the Governance and Nominating Committee and the Board when considering whether to recommend a director for re-election and whether to consider new director candidates.

Board Tenure and Refreshment; Mandatory Retirement Age

Consistent with our Governance Standards, the Board is mindful that the composition of the Board, from a tenure and refreshment perspective, should reflect an appropriate mix of individuals with significant experience as a member of Redwood’s Board, together with individuals who are newer to service on Redwood’s Board, who bring fresh perspectives and additional diversity of thought. For example, given Redwood’s business model, which includes investing in long-term mortgage obligations and regularly accessing the mortgage finance markets, directors who have served on Redwood’s Board through multiple economic and financial market cycles are valued for the continuity and long-term perspectives they provide to other Board members and to management. At the same time, the business environment in which Redwood operates is constantly evolving – including from human capital and technological perspectives – and, therefore, Board refreshment is important to the continued effectiveness of the Board in the oversight of these and other evolving matters of importance to Redwood.
At Redwood, refreshment of the composition of Redwood’s Board regularly occurs, for a variety of reasons, including the following:
•Director Retirement / Departure. Director departures and retirements, including in accordance with the mandatory retirement age set forth in our Governance Standards, prompt refreshment.
◦Mandatory Retirement Age. Under our Governance Standards, an individual, including an incumbent director, is ineligible to stand for election or re-election to the Board after reaching age 75.
•Board Expansion. Redwood is permitted under its Charter to increase the size of the Board of Directors; expanding the size of the Board when merited will enable Redwood to add new Board members to address emerging needs for Board-level expertise.
•Board’s Succession Planning / Self-Evaluation Process. The Board’s collective and individual self-assessment process (described further above under the heading “Board of Directors’ Self-Evaluation Process”) provides perspectives on Board composition that can prompt refreshment. In addition, Board refreshment will result from the Board’s ongoing succession planning efforts to attract new directors to replace directors who are expected to retire or otherwise depart from the Board.

Board Refreshment Over the Past 5 years

January 2016
9 Directors
+ 6 Directors Added
− 5 Directors Departed
March 2021
10 Directors

Communications with the Board of Directors

Stockholders and other interested parties may communicate with our Board of Directors by e-mail addressed to boardofdirectors@redwoodtrust.com. The Chairman has access to this e-mail address and provides access to other directors as appropriate. Communications that are intended specifically for non-employee directors should be addressed to the Chairman.

Director Attendance at Annual Meetings of Stockholders

Pursuant to our Governance Standards, Redwood's directors are expected to attend annual meetings of stockholders in person or telephonically. All of Redwood's directors attended last year’s annual meeting of stockholders, which was conducted solely as a “virtual” meeting, via a live webcast. We currently expect all directors nominated for election to attend telephonically or via webcast at this year's Annual Meeting.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all of Redwood's directors, officers, and employees. The Code of Ethics is available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.

We intend to post on our website and disclose in a Current Report on Form 8-K, to the extent required by applicable regulations, any change to the provisions of Redwood's Code of Ethics and any waiver of a provision of the Code of Ethics.

STOCK OWNERSHIP REQUIREMENTS

Required Stock Ownership by Directors

Pursuant to our Governance Standards, non-employee directors are required to purchase from their own funds at least $50,000 of our common stock within three years from the date of commencement of their Board membership. Vested deferred stock units (“DSUs”) acquired by a director under our Executive Deferred Compensation Plan through the voluntary deferral of cash compensation that otherwise would have been paid to that director are counted towards this requirement. Any director whose status has changed from being an employee director to being a non-employee director is not subject to this requirement if that director held at least $50,000 of our common stock at the time of that change in status.

Additionally, non-employee directors are required to own at least $425,000 of our common stock, including vested DSUs acquired through both voluntary and involuntary deferred compensation, within five years from the date of commencement of their Board membership. Stock and DSUs acquired with respect to the $50,000 stock purchase requirement count toward the attainment of this additional stock ownership requirement. Compliance with the ownership requirements is measured on a purchase/acquisition cost basis.

As of the date of this Proxy Statement, all of our non-employee directors were in compliance with these requirements either due to ownership of the requisite number of shares or because the director was within the time period permitted to attain the required level of ownership.

Required Stock Ownership by Executive Officers

The Compensation Committee of our Board of Directors has set the following executive stock ownership requirements with respect to our executive officers:
•Each executive officer is required to own stock with a value at least equal to (i) six times current salary for the Chief Executive Officer, (ii) three times current salary for the President, and (iii) two times current salary for the other executive officers;
•Three years are allowed to initially attain the required level of ownership and three years are allowed to acquire additional incremental shares if promoted to a position with a higher requirement or when a salary increase results in a higher requirement (if not in compliance at the indicated times, then the executive officer is required to retain net after-tax shares delivered as compensation or from the Executive Deferred Compensation Plan until compliance is achieved);
•All shares owned outright are counted, including those held in trust for the executive officer and his or her immediate family, as well as vested DSUs and any other vested shares held pursuant to other employee plans; and
•Compliance with these requirements is measured on a purchase/acquisition cost basis, and includes DSUs acquired through both voluntary and involuntary deferred compensation.
As of the date of this Proxy Statement, all of Redwood’s executive officers were in compliance with these requirements either due to ownership of the requisite number of shares or because he or she was within the time period permitted to attain the required level of ownership. The chart on the following page illustrates the stock ownership level relative to the applicable requirement for each of our executive officers.

Stock ownership in the chart above is calculated on a purchase/acquisition price cost basis in accordance with Executive Stock Ownership Requirements as of March 24, 2021. Mr. Abate, Mr. Robinson and Ms. Macomber are within the time period permitted to attain the increased level of ownership required for their executive officer roles, respectively. Initial ownership levels must be attained by May 2021 for Mr. Abate and Mr. Robinson and by December 2021 for Ms. Macomber. Incremental ownership levels due to the base salary increases made by the Compensation Committee in December 2019 for 2020, and in December 2020 for 2021, must be attained by January 2023 and January 2024, respectively.

ITEM 1 — ELECTION OF DIRECTORS

The nominees for the 10 director positions are set forth below. In the event we are advised prior to the Annual Meeting that any nominee will be unable to serve or for good cause will not serve as a director if elected at the Annual Meeting, the proxies will cast votes for any person who shall be nominated by the present Board of Directors to fill such directorship. On December 1, 2020, Fred J. Matera, who had served as a director since March 2019, was formally appointed to serve in an ongoing role as an officer of Redwood, and resigned from Redwood’s Board of Directors. Following Mr. Matera’s resignation from the Board of Directors, the number of directors constituting the Board of Directors was reduced from nine to eight. Subsequently, on March 30, 2021, the number of directors constituting the Board of Directors was increased from eight to 10, and Armando Falcon and Faith A. Schwartz were elected to join the Board of Directors. The nominees listed below currently are serving as directors of Redwood.

Vote Required

If a quorum is present, the election of each nominee as a director requires a majority of the votes cast with respect to such nominee at the Annual Meeting. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee. Cumulative voting in the election of directors is not permitted. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in the election of directors. In accordance with Redwood’s Bylaws and its Policy Regarding Majority Voting, any incumbent nominee for director must offer to resign from the Board if he or she fails to receive the required number of votes for re-election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES IDENTIFIED BELOW.

Nominees to Board of Directors

Name	Position with Redwood
Richard D. Baum	Chairman of the Board
Greg H. Kubicek	Vice Chairman of the Board
Christopher J. Abate	Director and Chief Executive Officer
Armando Falcon	Director
Douglas B. Hansen	Director
Debora D. Horvath	Director
George W. Madison	Director
Jeffrey T. Pero	Director
Georganne C. Proctor	Director
Faith A. Schwartz	Director

Set forth on the following pages is a summary of the experience, qualifications, attributes and skills of each of the nominees for election at the Annual Meeting, as well as certain biographical information regarding each of these individuals.

Summary of Director Nominees’ Experience, Qualifications, Attributes and Skills

Director Nominees
	Baum	Kubicek	Abate	Falcon	Hansen	Horvath	Madison	Pero	Proctor	Schwartz
Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Real Estate Industry	✓	✓	✓	✓	✓			✓		✓
Accounting/ Finance		✓	✓		✓	✓			✓
Insurance Industry	✓					✓	✓		✓
Government	✓			✓			✓
Capital Markets			✓		✓		✓	✓	✓	✓
Corporate / Institutional Governance	✓	✓		✓		✓	✓	✓
Banking / Investment Management				✓		✓	✓		✓	✓
Technology						✓				✓

For each nominee for election as a director, set forth below and on the following pages is biographical information regarding the nominee, as well as factors supporting the Board of Directors' conclusion to nominate the nominee for election to continue to serve as a director.

Richard D. Baum, age 74, is Chairman of the Board and has been a director of Redwood since 2001. Between 2001 and 2020, Mr. Baum served as President and Managing Partner of Atwater Retirement Village LLC (a private company). From 2008 to mid-2009, Mr. Baum served as Executive Director of the California Commission for Economic Development. He also served as the Chief Deputy Insurance Commissioner for the State of California from 1991 to 1994 and 2003 to 2007. Mr. Baum served from 1996 to 2003 as the President and CEO of Care West Insurance Company, and, prior to 1991, as Senior Vice President of Amfac, Inc., a diversified operating company engaged in various businesses, including real estate development and property management. Mr. Baum holds a B.A. from Stanford University, an M.A. from the State University of New York, and a J.D. from George Washington University, National Law Center.

The Board of Directors concluded that Mr. Baum should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience as a chief executive officer
•Experience in government service and financial regulation
•Expertise and experience relating to the insurance industry
•Expertise and experience relating to the real estate development industry and property management business
•Expertise and experience relating to institutional governance
•Professional and educational background

Greg H. Kubicek, age 64, has been a director of Redwood since 2002 and Vice Chairman of the Redwood Board of Directors since December 2020. Mr. Kubicek is President of The Holt Group, Inc., a real estate company and associated funds that purchase, develop, own, and manage real estate properties. Mr. Kubicek has also served as Chairman of the Board of Cascade Corporation, an international manufacturing corporation. Mr. Kubicek holds a B.A. in Economics from Harvard

College.
The Board of Directors concluded that Mr. Kubicek should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes
•Management and entrepreneurial experience
•Expertise and experience in the real estate development industry
•Experience and expertise in the property management business
•Professional and educational background

Christopher J. Abate, age 41, has served as Chief Executive Officer of Redwood since May 2018 and as a director of Redwood since December 2017. Mr. Abate has been employed with Redwood since April 2006, previously serving as Redwood’s President from July 2016 to May 2018, Chief Financial Officer from March 2012 to August 2017, and Controller from January 2009 to March 2013. Mr. Abate is currently Chairman of the Board of the Structured Finance Association. Before

joining Redwood, Mr. Abate was employed by PricewaterhouseCoopers LLP. He holds a B.A. in Accounting and Finance from Western Michigan University, and an M.B.A. from the University of California at Berkeley and Columbia University.

The Board of Directors concluded that Mr. Abate should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience, including experience as President, Chief Financial Officer, and Controller of Redwood
•Skill and experience in managing balance sheet exposures and managing risks
•Skill and experience in executing capital markets transactions
•Finance and accounting expertise and experience
•Professional and educational background

Armando Falcon, age 60, has been a director of Redwood since March 2021. Mr. Falcon is CEO of Falcon Capital Advisors LLC, a management consulting firm based in Washington, DC, that provides strategic advice and technical assistance to financial services companies, mortgage industry companies, and government agencies on matters involving process reengineering, project management, regulatory compliance, and data analytics, which he founded in 2007. He previously served as the Director of the Office of Federal Housing Enterprise Oversight, and as the General Counsel for the Committee on Banking and Financial Services of the U.S. House of Representatives. Mr. Falcon currently serves on the Board of Directors of the American Stock Transfer and Trust Company and of the Structured Finance Association. Mr. Falcon also serves as an advisor to the Board of Directors of the National Association of Hispanic Real Estate Professionals. Mr. Falcon holds a B.A. from St. Mary’s University, an M.P.P. from Harvard University, and a J.D. from the University of Texas.

The Board of Directors concluded that Mr. Falcon should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience in government service and financial regulation
•Expertise and experience in the real estate finance and financial services industries
•Expertise and experience relating to corporate and institutional governance
•Professional and educational background

Douglas B. Hansen, age 63, is a founder of Redwood, and served as Redwood’s President from 1994 through 2008. Mr. Hansen retired from his position as President of Redwood at the end of 2008. Mr. Hansen has been a director of Redwood since 1994. Mr. Hansen serves on the Board of Directors of Four Corners Property Trust, Inc., a publicly traded real estate investment trust. Mr. Hansen also serves on the board of River of Knowledge, a not-for-profit institution. Mr. Hansen holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.
The Board of Directors concluded that Mr. Hansen should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience, including experience as President of Redwood Trust since its founding in 1994 through 2008
•Skill and experience in investing in real estate-related assets and managing portfolios of such investments
•Skill and experience in managing balance sheet exposures and managing risks
•Skill and experience in executing capital markets transactions
•Experience in finance and accounting matters
•Professional and educational background

Debora D. Horvath, age 66, has been a director of Redwood since 2016. Ms. Horvath is Principal of Horvath Consulting LLC, which she founded in 2010. From 2008 to 2010, Ms. Horvath served as an Executive Vice President for JP Morgan Chase & Co. Ms. Horvath served as an Executive Vice President and Chief Information Officer for Washington Mutual, Inc. from 2004 to 2008. Ms. Horvath, a 25-year veteran from General Electric Company (“GE”), served 12 years as a Senior

Vice President and Chief Information Officer for the GE insurance businesses. Ms. Horvath has been a Director of StanCorp Financial Group, Inc. since 2013. She was a director of the Federal Home Loan Bank of Seattle from 2012 to January 2014. Ms. Horvath holds a B.A. in Business Administration, with a major in Accounting, from Baldwin Wallace University.

The Board of Directors concluded that Ms. Horvath should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience as a chief information officer
•Expertise and experience relating to information technology and technology risk management
•Expertise and experience relating to institutional governance
•Professional and educational background

George W. Madison, age 67, has been a director of Redwood since July 2020. Mr. Madison is currently the sole member of Madison Governance Advisors LLC, a private corporate governance advisory business. Mr. Madison retired in March 2020, after serving as a partner at Sidley Austin LLP for six years, where he focused on financial institutions regulation and corporate governance issues on behalf of domestic and foreign financial firms and technology companies. Between April

2009 and June 2012, Mr. Madison served as the 30th General Counsel and chief law officer of the U.S. Department of the Treasury and as a senior policy advisor and senior counselor to Treasury Secretary Timothy F. Geithner. Prior to April 2009, Mr. Madison served as Executive Vice President and General Counsel of TIAA-CREF and Executive Vice President, General Counsel and Corporate Secretary at Comerica Incorporated. Before working at TIAA and Comerica, Mr. Madison was a partner at Mayer Brown, LLP, and was the first African-American partner in the then 120-year history of the firm. Earlier in his career, Mr. Madison was associated with the law firm of Shearman & Sterling LLP in New York and served as a law clerk to the Honorable Nathaniel R. Jones at the U.S. Court of Appeals for the Sixth Circuit in Cincinnati. Mr. Madison holds a B.S. from New York University's Stern School of Business, an M.B.A. from Columbia Business School, and a J.D. from Columbia Law School, where he was the 2011 keynote commencement speaker.

The Board of Directors concluded that Mr. Madison should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience in government service and financial regulation
•Expertise and experience relating to corporate and institutional governance
•Expertise and experience in the banking, insurance, and investment management industries
•Professional and educational background

Jeffrey T. Pero, age 74, has been a director of Redwood since November 2009. Mr. Pero retired in October 2009, after serving as a partner for more than 23 years, from the international law firm of Latham & Watkins LLP. At Latham & Watkins LLP, Mr. Pero’s practice focused on advising clients regarding corporate governance matters, debt and equity financings, mergers and acquisitions, and compliance with U.S. securities laws; Mr. Pero also served in various firm management positions. Mr. Pero served on the Board of Directors of BRE Properties, Inc. from 2009 to 2014. Mr. Pero holds a B.A. from the University of Notre Dame and a J.D. from New York University School of Law.

The Board of Directors concluded that Mr. Pero should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Expertise and experience relating to corporate governance
•Management experience
•Expertise and experience relating to real estate investment trusts
•Expertise and experience in structuring and negotiating debt and equity financings
•Expertise and experience relating to the U.S. securities laws
•Professional and educational background

Georganne C. Proctor, age 64, has been a director of Redwood since March 2006. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, and served in that position from June 2006 to July 2010. Additionally, Ms. Proctor served jointly as Chief Financial Officer and Executive Vice President for Enterprise Integration at TIAA-CREF from January 2010 to July 2010. From July 2010 to October 2010, she continued to serve as Executive Vice President for Enterprise

Integration at TIAA-CREF. From 2003 to 2005, Ms. Proctor was Executive Vice President of Golden West Financial Corporation, a thrift institution. From 1994 to 1997, Ms. Proctor was Vice President of Bechtel Group, a global engineering firm, and also served as its Senior Vice President and Chief Financial Officer from 1997 to 2002 and as a director from 1999 to 2002. From 1991 to 1994, Ms. Proctor served as finance director of certain divisions of The Walt Disney Company, a diversified worldwide entertainment company. Ms. Proctor currently serves on the Board of Directors of Sculptor Capital Management, Inc. and Blucora, Inc., serving as Blucora’s Board Chair. Ms. Proctor previously served on the Board of Directors of Kaiser Aluminum Corporation from 2006 to 2009 and SunEdison, Inc. from 2013 to 2017.  Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University East Bay.

The Board of Directors concluded that Ms. Proctor should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Management experience
•Experience as a chief financial officer
•Expertise and experience in the banking, insurance, and investment management industries
•Professional and educational background

Faith A. Schwartz, age 60, has been a director of Redwood since March 2021. Ms. Schwartz is the President of Housing Finance Strategies, LLC, a professional services and advisory practice focusing on capital markets, rating agencies, and mortgage modernization and innovation, which she founded in 2016. Ms. Schwartz currently serves on the Board of Directors of Gateway First Bank, as well as on the boards of several other privately held mortgage industry-focused companies, including FormFree Holdings Corporation and Class Valuation LLC. From 2013 to 2016, Ms. Schwartz served as Senior Vice President of Federal Practice of CoreLogic, Inc., a provider of property information, insight, analytics and data-enabled solutions. She is also the founder of HOPE NOW Alliance, a public-private initiative launched in 2007 to seek solutions for American families facing foreclosure during the Great Recession. Ms. Schwartz also previously served as Senior Vice President of Government, Housing, and Industry at Option One Mortgage Corporation, a subsidiary of H&R Block, from 2003 to 2007 and as Director of Alternative Markets and Director of National Sales at Freddie Mac between 1997 and 2003. From 2006 to 2009, Ms. Schwartz served on the Federal Reserve Board’s Consumer Advisory Council and in 2010 she founded HOPE LoanPort, a technology non-profit organization that helps families reach and sustain their goal of homeownership. She started her career at Dominion Bancshares Mortgage Company as Vice President of Capital Markets and Wholesale Lending. Ms. Schwartz holds a B.S. from Shippensburg State College and an M.B.A. from the University of Pittsburgh.

The Board of Directors concluded that Ms. Schwartz should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Expertise and experience in the real estate finance industry and the use of technology within this industry
•Expertise and experience in the banking and financial services industries
•Professional and educational background

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of 10 directors. Our Board of Directors has established three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of each Committee and the function of each Committee are described below. Each of the Committees has adopted a charter and the charters of all Committees are available on our website and in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.
Our Board of Directors held a total of 27 meetings during 2020. The non-employee directors of Redwood met in executive session at four meetings during 2020. Mr. Baum presided at executive sessions of the non-employee directors during 2020, all of whom qualified as "independent" under Rule 303A of the NYSE Listed Company Manual. No director attended fewer than 75% of the meetings of the Board of Directors and the Committees on which he or she served and all of our then-incumbent directors attended last year’s annual meeting of stockholders, which was conducted solely as a “virtual” meeting, via a live webcast.

Audit Committee. We have a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee's function includes providing oversight regarding accounting, auditing, risk management, and financial reporting practices of Redwood. The Audit Committee consists solely of non-employee directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE and the rules of the SEC. Our Board of Directors has determined that all members of the Audit Committee are “financially literate” within the meaning of the applicable regulations and standards and has designated Ms. Proctor as an “audit committee financial expert” within the meaning of the applicable regulations and standards. The Audit Committee met seven times in 2020 in order to carry out its responsibilities, as discussed below under “Audit Committee Matters — Audit Committee Report.”

Compensation Committee. The Compensation Committee’s function includes reviewing and approving Redwood’s compensation philosophy, reviewing the competitiveness of Redwood’s compensation practices, as well as risks that may arise from those practices, determining and approving the annual base salaries and incentive compensation paid to our executive officers, approving the terms and conditions of proposed incentive plans applicable to our executive officers and other employees, approving and overseeing the administration of Redwood’s employee benefit plans, and reviewing and approving hiring and severance arrangements for our executive officers. The Compensation Committee also oversees risk and opportunity related to social matters, which at Redwood includes, among other things, human capital-related matters such as workforce inclusion and diversity initiatives and employee engagement efforts. The Compensation Committee consists solely of non-employee directors, each of whom our Board of Directors has determined is independent within the meaning of the listing standards of the NYSE and are “non-employee directors” within the meaning of the rules of the SEC. The Compensation Committee met 12 times in 2020 in order to carry out its responsibilities, as discussed below under “Executive Compensation — Compensation Discussion and Analysis.”

Governance and Nominating Committee. The Governance and Nominating Committee’s function includes reviewing and considering corporate governance guidelines and principles, evaluating potential director candidates and recommending qualified candidates to the full Board, reviewing the management succession plan and evaluating executives in connection with succession planning, and overseeing the self-evaluation of the Board of Directors. The Governance and Nominating Committee also carries out responsibilities related to the receipt, retention, and treatment of reported concerns related to potential violations of Redwood's Code of Ethics. The Governance and Nominating Committee consists solely of non-employee directors, each of whom our Board of Directors has determined is independent within the meaning of the listing standards of the NYSE. The Governance and Nominating Committee met five times in 2020 in order to carry out its responsibilities.

Committee Members

The current members of each of the three standing committees are listed below, with the Chair appearing first.

Audit	Compensation	Governance and Nominating
Greg H. Kubicek	Georganne C. Proctor	Jeffrey T. Pero
Debora D. Horvath	Richard D. Baum	Richard D. Baum
George W. Madison	Debora D. Horvath	Greg H. Kubicek
Georganne C. Proctor	Jeffrey T. Pero	George W. Madison

DIRECTOR COMPENSATION

Information on our non-employee director cash compensation paid (or currently scheduled to be paid) during the annual periods commencing in May 2019, May 2020, and May 2021, is set forth in the tables below. Non-employee director cash compensation is paid quarterly, in arrears.

Non-Employee Director Cash Compensation
	Annual Period Commencing May 1,
	2019	2020 and 2021
Annual Retainer *	$85,000	$85,000
Committee Meeting Fee (in-person attendance)	$2,000	$—
Committee Meeting Fee (telephonic attendance)	$1,000	$—
Retainer for Service as a Committee Member (per Committee)**	$—	$12,500
————
* The Chairs of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee each currently receive an additional annual cash retainer of $20,000, and the additional annual cash retainer payable to the Chairman of the Board of the Directors is currently $75,000.
**For the annual periods commencing at or after May 2020, non-employee directors who are members of Board Committees receive a retainer for their service on each Committee and no longer receive committee meeting attendance fees. In cases where a non-employee director is formally invited to participate in a committee meeting of which he or she is not a member, he or she will be paid $2,000 per meeting for in-person attendance and $1,000 per meeting for telephonic attendance.
After submission of appropriate documentation on a timely basis, non-employee directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings, as well as for their and, in some cases, their guests’ attendance at other Redwood-related meetings or events. Non-employee directors may also be reimbursed for out-of-pocket expenses incurred in attending conferences or educational seminars that relate to their Board service and are approved by the Chair of the Governance and Nominating Committee.
Non-employee directors are also granted deferred stock units (“DSUs”), or comparable equity-based awards, each year at the time of the annual meeting of stockholders. The number of deferred stock units granted is determined by dividing the dollar value of the grant by the closing price of Redwood’s common stock on the NYSE on the day of grant (and rounding to the nearest whole share amount). In June 2020, non-employee directors were scheduled to receive an annual DSU grant valued at $110,000; however, as described below under the heading “Reduction in 2020 Director Compensation in Response to Impacts of COVID-19 Pandemic,” the Board of Directors reduced the value of this June 2020 grant to $77,000 (which grant related to the May 2020 to May 2021 annual period). On the 2021 Annual Meeting date, non-employee directors who are re-elected will receive an annual grant of vested DSUs for the May 2021 to May 2022 annual period determined by dividing $110,000 by the closing price of Redwood’s common stock on the meeting date. Non-employee directors may also be granted equity-based awards upon their initial election to the Board. These initial and annual DSU grants are fully vested upon grant, and they are generally subject to a mandatory three-year holding period. Dividend equivalent rights on DSUs are generally paid in cash to directors on each dividend distribution date.
Each director may elect to defer receipt of cash compensation or dividend equivalent rights through Redwood's Executive Deferred Compensation Plan. Cash balances in the Executive Deferred Compensation Plan are unsecured liabilities of Redwood and are utilized by Redwood as available capital to fund investments and operations. Based on each director’s election, deferred compensation can either be deferred into a cash account and earn a rate of return that is equivalent to 120% of the applicable long-term federal rate published by the IRS compounded monthly or be deferred into deferred stock units which will, among other things, entitle them to receive dividend equivalent rights related to those units.
Each year the Compensation Committee and Governance and Nominating Committee review Redwood’s compensation of non-employee directors with the assistance of the Compensation Committee’s independent compensation consultant, FW Cook. Any changes to non-employee director compensation recommended by these Committees are subject to review and approval by the Board. For the May 2021 to May 2022 annual period, these Committees intend to review Redwood’s non-employee director compensation in mid-2021, when updated benchmarking data will become available to FW Cook. Any changes to non-employee director compensation that are approved by the Board following this mid-2021 review may increase or decrease non-employee director compensation for the May 2021 to May 2022 annual period from the amounts set forth in the "Non-Employee Director Cash Compensation" table on the preceding page.

Reduction in 2020 Director Compensation in Response to Impacts of COVID-19 Pandemic
As described above, as part of its response to the impact of the COVID-19 pandemic on Redwood, the Board of Directors determined on April 24, 2020 to reduce non-employee directors’ compensation for the May 2020 to May 2021 annual period. In particular, the Board of Directors reduced the value of the annual grant of DSUs that non-employee directors were scheduled to receive in June 2020 by 30%, from $110,000 to $77,000.

Non-Employee Director Compensation — 2020

The following table provides information on non-employee director compensation for the 2020 calendar year. Director compensation is set by the Board and is subject to change. Directors who are employed by Redwood do not receive any compensation for their Board activities.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Richard D. Baum	$179,377	$77,000	—	$256,377
Douglas B. Hansen	$92,000	$77,000	—	$169,000
Mariann Byerwalter(4)	$45,246	$—	—	$45,246
Debora D. Horvath	$104,377	$77,000	—	$181,377
Greg H. Kubicek	$126,377	$77,000	—	$203,377
Fred J. Matera(5)	$45,033	$77,000	—	$122,033
George W. Madison(6)	$56,000	$68,134	—	$124,134
Jeffrey T. Pero	$124,377	$77,000	—	$201,377
Georganne C. Proctor	$123,377	$77,000	—	$200,377
(1)Fees earned are based on the non-employee director compensation policy in place for 2020: (i) annual cash retainer of $85,000 for 2020; (ii) additional annual retainer for the Chairman of the Board of $75,000 for 2020; (iii) additional annual retainer for Audit Committee Chair, Compensation Committee Chair, and Governance and Nominating Committee Chair of $20,000; (iv) committee meeting fee (in-person attendance) of $2,000 per meeting from January to May 2020; (v) committee meeting fee (telephonic attendance) of $1,000 per meeting from January to May 2020, and (vi) an annual committee retainer of $6,250 per committee, which represented a pro-rated amount for the period from May to December 2020.

(2)Stock awards consisted of an annual grant of vested deferred stock units. The value of deferred stock units awarded was determined in accordance with FASB Accounting Standards Codification Topic 718. The value of dividend equivalent rights associated with deferred stock units was taken into account in establishing the value of these deferred stock units and previously granted deferred stock units. Therefore, dividend equivalent rights payments made during 2020 to non-employee directors are not considered compensation or other amounts reported in the table above. Information regarding the assumptions used to value our non-employee directors' deferred stock units is provided in Note 18 to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 26, 2021.
(3)As of December 31, 2020, the aggregate number of stock awards outstanding for each then-serving non-employee director was as follows: Richard D. Baum had 25,277 vested DSUs; Douglas B. Hansen had 25,277 vested DSUs; Debora D. Horvath had 25,277 vested DSUs; Greg H. Kubicek had 252,765 vested DSUs; George W. Madison had 17,141 vested DSUs; Jeffrey T. Pero had 41,921 vested DSUs; and Georganne C. Proctor had 124,942 vested DSUs.
(4)Ms. Byerwalter retired from Redwood's Board effective June 11, 2020.
(5)The compensation listed on the table above represents the fees that Mr. Matera received as a director from January to June 2020. From June 29, 2020 through November 2020, Mr. Matera served as an officer of Redwood, on an interim basis, and received additional compensation for this service of $381,923 and 51,166 vested DSUs with an aggregate grant date fair value of $379,983. On December 1, 2020, Mr. Matera was formally appointed to serve in an ongoing role as a Redwood officer and resigned from Redwood's Board of Directors. For his service in this ongoing role, Mr. Matera received compensation for the month of December 2020 of $75,000 and 8,445 vested DSUs with an aggregate grant date fair value of $74,992.
(6)Mr. Madison was elected to Redwood's Board on July 1, 2020 and, at that time, received a prorated grant of 9,932 deferred stock units. In addition, during 2020, Mr. Madison elected to defer all $56,000 of his fees earned in cash into 7,209 deferred stock units through Redwood's Executive Deferred Compensation Plan.
The following table provides information on stock unit distributions in common stock to non-employee directors from our Executive Deferred Compensation Plan in 2020. Stock units distributed represent compensation previously granted in prior years and were reported as director or executive compensation in those prior years.

Name	Stock Units Distributed (#)(1)	Aggregate Value of Stock Units Distributed ($)(2)
Richard D. Baum	5,778	$24,557
Douglas B. Hansen	5,778	$24,557
Mariann Byerwalter(3)	18,596	$103,772
Debora Horvath	5,778	$24,557
Jeffrey T. Pero	8,572	$35,143

(1)Deferred stock units distributed in 2020 were originally granted in 2017. Ms Byerwalter's 2020 distribution also included deferred stock units granted in 2018 and 2019.
(2)The aggregate value of stock units distributed is calculated by multiplying the number of stock units distributed by the fair market value of Redwood common stock on the date of distribution.
(3)Ms. Byerwalter retired from Redwood's Board effective June 11, 2020.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Executive officers of Redwood as of March 24, 2021 are listed in the table below.

Name	Position with Redwood as of March 24, 2021	Age
Christopher J. Abate	Chief Executive Officer	41
Dashiell I. Robinson	President	41
Andrew P. Stone	Executive Vice President, Chief Legal Officer & Secretary	50
Collin L. Cochrane	Chief Financial Officer	44
Sasha G. Macomber	Chief Human Resource Officer	52
For purposes of this Proxy Statement, each of Mr. Abate, Mr. Robinson, Mr. Stone, Mr. Cochrane, Ms. Macomber and Mr. Stern (who served as an executive officer for a portion of 2020) are Named Executive Officers (“NEOs”). Biographical information regarding these executive officers and Mr. Stern is set forth below.

Christopher J. Abate, age 41, serves as Chief Executive Officer and as a director of Redwood. Mr. Abate has been employed with Redwood since April 2006, previously serving as Redwood’s President from July 2016 to May 2018, Chief Financial Officer from March 2012 to August 2017, and Controller from January 2009 to March 2013. Mr. Abate is currently Chairman of the Board of the Structured Finance Association. Before joining Redwood, Mr. Abate was employed by PricewaterhouseCoopers LLP. He holds a B.A. in Accounting and Finance from Western Michigan University and an M.B.A. from the University of California at Berkeley and Columbia University.

Dashiell I. Robinson, age 41, serves as President of Redwood. He joined the Company as Executive Vice President in September 2017. Prior to joining Redwood, Mr. Robinson was employed at Wells Fargo Securities, serving as the Head of Mortgage Finance within the Asset-Backed Finance Group. In that role, Mr. Robinson led a team of banking professionals responsible for financing and distributing an array of residential mortgage products, and serving a broad suite of the firm's operating and investing clients. Prior to his employment at Wells Fargo, Mr. Robinson was employed within the Structured Credit Products Group at Wachovia Capital Markets from 2001 to 2008, serving in banking, structuring and risk mitigation roles. Mr. Robinson holds a B.A. in English from Georgetown University.

Andrew P. Stone, age 50, serves as Executive Vice President, Chief Legal Officer, and Secretary of Redwood. Mr. Stone has been employed by Redwood since December 2008. Prior to joining Redwood, he served as Deputy General Counsel of Thomas Weisel Partners Group, Inc. from 2006 to 2008 and between 1996 and 2006 practiced corporate and securities law at Sullivan & Cromwell LLP and Brobeck, Phleger & Harrison LLP. Mr. Stone holds a B.A. in Mathematics and History from Kenyon College and a J.D. from New York University School of Law.

Collin L. Cochrane, age 44, serves as Chief Financial Officer of Redwood. Mr. Cochrane has also served as Redwood's Controller and Managing Director since March of 2013. Prior to joining Redwood in 2013, Mr. Cochrane served as Chief Accounting Officer and Controller for iStar Financial Inc., where he was employed from 2001 to March 2013. Prior to joining iStar Financial, Mr. Cochrane was employed as an auditor by Ernst & Young LLP from 1999 to 2001. Mr. Cochrane is a certified public accountant (inactive) and holds a B.S. in Accounting from the Leventhal School of Accounting at the University of Southern California.

Sasha G. Macomber, age 52, serves as Chief Human Resource Officer of Redwood. Prior to joining Redwood, Ms. Macomber spent eleven years with Peet’s Coffee in the San Francisco Bay Area, leading various aspects of human resources including talent acquisition, talent management, HR business partnerships, employee engagement, and leadership communications. Ms. Macomber has also held HR leadership roles within consumer goods and technology companies, including The North Face, Room & Board, and QRS Corporation. Ms. Macomber has a B.A. degree in English Literature from Mills College and a M.S. in Organizational Development from the University of San Francisco.

Shoshone (“Bo”) Stern, age 43, serves as Managing Director - Portfolio Strategy and Risk for Redwood. Mr. Stern joined Redwood in 2003, and most recently served the Company’s Chief Investment Officer. He previously served as Redwood’s Treasurer from December 2009 to August 2016, and as Managing Director from December 2007 to December 2009. From February 2003 to December 2007, Mr. Stern served in several other management positions at Redwood. Prior to joining Redwood, Mr. Stern was employed by CIBC Oppenheimer in its investment banking group. Mr. Stern holds a B.S. in Business Administration from the University of California at Berkeley and an M.B.A from the University of California at Berkeley and Columbia University; he is also a CFA Charterholder.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 24, 2021, about the beneficial ownership of our common stock by our current directors and executive officers, our NEOs and by all of our current directors executive officers, and NEOs as a group. As indicated in the notes, the table includes common stock equivalents held by these individuals through Redwood-sponsored benefits programs. Except as otherwise indicated and for such power that may be shared with a spouse, each person has sole investment and voting power with respect to the shares shown to be beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC.

Executive Officers and NEOs	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Christopher J. Abate(3)	304,115	*
Dashiell I. Robinson(4)	150,631	*
Andrew P. Stone(5)	145,839	*
Collin L. Cochrane(6)	91,376	*
Sasha G. Macomber(7)	25,487	*
Shoshone ("Bo") Stern(8)	84,368	*
Non-Employee Directors
Richard D. Baum(9)	72,670	*
Armando Falcon	—	—
Douglas B. Hansen(10)	375,935	*
Debora D. Horvath(11)	44,400	*
Greg H. Kubicek(12)	359,221	*
George W. Madison(13)	17,141	*
Jeffrey T. Pero(14)	129,170	*
Georganne C. Proctor(15)	124,942	*
Faith A. Schwartz	—	—
All directors, executive officers, and NEOs as a group (15 persons)(16)	1,925,295	1.69%

* Less than 1%.
(1)Represents shares of common stock outstanding and common stock underlying performance stock units and deferred stock units that have vested or will vest within 60 days of March 24, 2021.
(2)Based on 112,983,272 shares of our common stock outstanding as of March 24, 2021.
(3)Includes 174,543 shares of common stock and 129,572 deferred stock units that have vested or will vest within 60 days of March 24, 2021.
(4)Includes 28,996 shares of common stock and 121,635 deferred stock units that have vested or will vest within 60 days of March 24, 2021.
(5)Includes 96,572 shares of common stock and 49,267 deferred stock units that have vested or will vest within 60 days of March 24, 2021.
(6)Includes 41,517 shares of common stock, and 49,859 deferred stock units that have vested or will vest within 60 days of March 24, 2021.
(7)Includes 139 shares of common stock, and 25,348 deferred stock units that have vested or will vest within 60 days of March 24, 2021.

(8)For purposes of this Proxy Statement, Mr. Stern (who served as an executive officer for a portion of 2020) is a Named Executive Officer for 2020. Includes 40,930 shares of common stock, and 43,438 deferred stock units that have vested or will vest within 60 days of March 24, 2021.
(9)Includes 47,393 shares of common stock, and 25,277 deferred stock units.
(10)Includes 350,658 shares of common stock, and 25,277 deferred stock units.
(11)Includes 19,123 shares of common stock, and 25,277 deferred stock units.
(12)Includes 104,543 shares of common stock held in direct ownership, living trusts and through an unaffiliated pension plan, 1,912 shares held of record by Mr. Kubicek’s spouse, and 252,766 vested deferred stock units.
(13)Includes 17,141 deferred stock units.
(14)Includes 87,249 shares of common stock and 41,921 vested deferred stock units.
(15)Includes 124,942 vested deferred stock units.
(16)Includes 993,576 shares of common stock, and 931,719 vested deferred stock units. Mr. Falcon and Ms. Schwartz were elected as non-employee directors on March 30, 2021 and did not beneficially own any shares of common stock at March 24, 2021. On March 30, 2021, in connection with their election to Redwood's Board of Directors, Mr. Falcon and Ms. Schwartz were each granted 1,028 vested deferred stock units as director compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the dates noted below, with respect to shares of our common stock owned by each person or entity known by us to be the beneficial owner of approximately 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2)	19,803,507	17.7%
The Vanguard Group(3)	11,421,925	10.2%
FMR LLC(4)	10,572,468	9.4%

(1)Based on 112,090,060 shares of our common stock outstanding as of December 31, 2020.
(2)Address: 55 East 52nd Street, New York, New York 10055. The information in the above table and this footnote concerning the shares of common stock beneficially owned by BlackRock, Inc. (BlackRock) is based on the amended Schedule 13G filed by BlackRock with the SEC on January 25, 2021, which indicates that BlackRock and certain other subsidiary entities make aggregate reports on Schedule 13G and that such entities, in the aggregate, have sole dispositive power with respect to 19,803,507 shares and sole voting power with respect to 19,494,548 shares.
(3)Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information in the above table and this footnote concerning the shares of common stock beneficially owned by The Vanguard Group (Vanguard) is based on the amended Schedule 13G filed by Vanguard with the SEC on February 10, 2021, which indicates that Vanguard and certain other subsidiary entities make aggregate reports on Schedule 13G and that such entities, in the aggregate, have sole dispositive power with respect to 11,216,863 shares, shared dispositive power with respect to 205,062 shares, and shared voting power with respect to 116,098 shares.
(4)Address: 245 Summer Street, Boston, Massachusetts 02210. The information in the above table and this footnote concerning the shares of common stock beneficially owned by FMR LLC (FMR) is based on the amended Schedule 13G filed by FMR with the SEC on February 8, 2021, which indicates that FMR and certain other subsidiary entities make aggregate reports on Schedule 13G and that the such entities, in the aggregate, have sole dispositive power with respect to 10,572,468 shares and sole voting power with respect to 1,691,791 shares.

EXECUTIVE COMPENSATION

Table of Contents

Executive Summary of Compensation Discussion and Analysis	30
Compensation Discussion and Analysis (CD&A)	39
Section I - Introduction	39
Named Executive Officers	39
Compensation Committee	39
Redwood's Business Model and Internal Management Structure	40
Overall Compensation Philosophy and Objectives	41
Outreach to Stockholders	42
"Say-on-Pay" Support from Stockholders	43
Section II - Executive Compensation in 2020	44
Redwood's 2020 and Long-Term Performance	44
Elements of Compensation in 2020	45
Process for Compensation Determinations for 2020	47
Compensation Benchmarking for 2020	48
2020 Base Salaries	50
2020 Performance-Based Annual Bonus Compensation	50
Performance-Based Annual Bonuses Earned for 2020	53
Grant of Mid-2020 Long-Term Incentive Awards and Other Long-Term Incentives	55
2020 Long-Term Equity-Based Incentive Awards	57
Vesting and Mandatory Holding Periods for 2020 Long-Term Equity-Based Incentive Awards	61
Section III - Other Compensation, Plans and Benefits	63
Deferred Compensation	63
Employee Stock Purchase Plan	63
401(k) Plan and Other Matching Contributions	63
Other Compensation and Benefits	64
Severance and Change of Control Arrangements	64
Section IV - Compensation-Related Policies and Tax Considerations	66
Mandatory Executive Stock Ownership Requirements	66
Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares	66
Clawback Policy	67
Tax Considerations	67
Accounting Standards	67
Section V - Conclusion	68
Certain Compensation Determinations Relating to 2021	68
Compensation Committee Report	69
Executive Compensation Tables	70
Compensation Risks	84
CEO Pay Ratio	85

COMPENSATION DISCUSSION & ANALYSIS - EXECUTIVE SUMMARY

➢ Introductory Remarks -
The past year was an unprecedented one for Redwood, punctuated by the impacts of, and necessary strategic and operational responses to, pandemic- and liquidity-related disruptions. Although the market value of Redwood’s common stock recovered significantly from a low point at the end of March 2020, the impact of COVID-19 and of financing market disruptions on Redwood, and its stockholders, was a markedly negative total return for 2020. While it was not designed with a globally-disruptive health pandemic in mind, the pay-for-performance executive compensation program in place at the outset of 2020 responded as it should have – with lowered bonus opportunities and prescribed declines in the value of previously awarded long-term incentives and in the value of executives’ mandated holdings of Redwood common stock. For example, and by design, the negative impact on the value of the CEO’s long-term incentives and personal holdings of Redwood stock, taken together, exceeded the negative return to stockholders by a factor of more than 1.5x (as illustrated by the graph that follows on page 34).
The Compensation Discussion and Analysis (CD&A) that follows is a comprehensive review of how our pay-for-performance approach was maintained over the past year. It illustrates how the Compensation Committee used well-structured mechanisms to continue to align the impacts on, and the interests of, executives and stockholders and, importantly, keep the core of Redwood’s human capital in place as competition for talent intensified with the sharp rebound in industry-wide mortgage loan origination volumes that began in the second quarter of 2020.
Redwood entered 2021 in a renewed position of competitive strength and with ongoing growth following from a necessary strategic repositioning in mid-2020 that led to strong operating and financial results during the third and fourth quarters of 2020. As described in the pages that follow, the compensation program we have in place provides that most of the executive team’s opportunity to realize compensation value over the coming years depends on sustaining this momentum and growth over the long-term.
We look forward to continuing engagement with stockholders, which has proven to be a valuable source of feedback for the Committee. Thank you for taking the time to review this CD&A in advance of the 2021 Annual Meeting of Stockholders.
Georganne C. Proctor,
Chair – Compensation Committee

COMPENSATION PHILOSOPHY

➢ Performance-Based Executive Compensation –

Redwood’s pay-for-performance compensation program is administered by the independent Compensation Committee of the Board of Directors and is designed to:
◦Incentivize attainment of short- and long-term business and stockholder return objectives, including:
▪Generating returns-on-equity (ROEs) that support attractive levels of sustainable dividends and increasing book value; and
▪Meeting annual strategic, operational, sustainability, and risk-management goals.
◦Align the interests of executives with those of long-term stockholders in achieving strong stockholder returns, in absolute terms and relative to other mortgage REITs and small-cap financial services firms.
◦Enable Redwood to hire and retain executives with industry expertise in a competitive marketplace.
▪Market-based benchmarking is used to evaluate compensation relative to peer companies.
◦Avoid incentivizing inappropriate risk taking.
The Committee seeks to incorporate best practices into Redwood’s executive compensation program and directly engages Frederic W. Cook & Co., Inc., a nationally recognized independent compensation consultant, to advise it. A summary of key best practices and risk mitigants that are part of the compensation program are set forth in the table on page 42 within the main body of CD&A.

STOCKHOLDER ENGAGEMENT- OUTREACH AND FEEDBACK

➢ "Say-on-Pay" Support and Feedback from Stockholders –

Stockholders have consistently supported “Say-on-Pay” at Redwood, with average annual voting support of 90% since “Say-on-Pay” voting began in 2011.
◦Last year, during the 2020 Annual Meeting of Stockholders, more than 90% of votes cast supported the non-binding “Say-on-Pay” resolution to approve executive compensation.
◦In addition to receiving this support for the compensation program, the Committee Chair has directly received valuable feedback from stockholders on executive compensation as a result of outreach and engagement.

➢ Consistent Outreach and Engagement with Stockholders –

Redwood has continued its long-standing commitment to outreach and engagement with stockholders regarding executive compensation. The Committee Chair generally leads Redwood’s efforts, which were most recently conducted exclusively by teleconference for social distancing purposes.
◦Between mid-2020 and early 2021, outreach efforts were made with respect to 23 of Redwood’s top 25 institutional stockholders, which in the aggregate held approximately 60% of then-outstanding shares of Redwood’s common stock.
▪During this most recent outreach, the Committee Chair engaged directly with stockholders which, in the aggregate, held approximately 30% of then-outstanding shares of Redwood’s common stock.
A further discussion of outreach to, engagement with, and feedback regarding executive compensation from our stockholders is set forth within the main body of CD&A beginning on page 42 under the heading “Outreach to Stockholders”.

ELEMENTS OF CEO'S 2020 TARGET COMPENSATION STRUCTURE
Redwood’s business model and internally-managed REIT structure are key factors the Committee has taken into account in designing Redwood’s executive compensation program, determining appropriate metrics, and setting targets and goals for performance-based compensation. At the outset of 2020, target annual compensation for Redwood’s CEO, Mr. Abate, was structured to include the following elements:
CEO's Target Annual Compensation In-Place at the Outset of 2020(1)
➢ Base Salary/Std. Benefits – Represented less than 15% of the CEO’s 2020 target annual compensation.
➢ Target Bonus – A majority of the CEO’s 2020 target annual bonus was structured to be based on an annual ROE-based performance goal, with the remainder linked to his individual contributions to strategic, operational, sustainability, and risk management goals.
➢ Annual Long-Term Incentives (LTIs) – As part of the annual compensation process, long-term incentives were granted at the end of 2019 in the form of long-term equity-based awards, and are included in the pie chart above.
◦Performance Stock Units (PSUs) – PSUs with a three-year vesting/performance measurement period represented 50% of the value of the CEO’s 2019 year-end annual LTI grant.
▪Vesting/realization of value for PSUs is based on of attainment of book value TSR goals and relative TSR performance compared to the component companies of the FTSE Nareit Mortgage REITs Index.
◦Deferred Stock Units (DSUs) – DSUs with a four-year vesting period represented 50% of the value of the CEO’s 2019 year-end annual LTI grant.
▪Although vesting occurs pro-rata over time, DSUs are required to be held through the fourth anniversary of grant.
A review of how Redwood’s business and structure factor into the Committee’s consideration and determinations, as well as further detail on the different elements of the CEO’s target annual compensation, are included within the main body of CD&A, beginning on page 40.

________________________
Endnotes are set forth on page 38, following the conclusion of this Executive Summary.

IMPACTS OF COVID AND LIQUIDITY DISRUPTIONS ON REDWOOD OVER 2020 - SUMMARY

The summary below provides an overview of the distinct operational and financial market phases that Redwood navigated through during 2020.
◦Early 2020 – Continued Momentum From 2019. Redwood entered the year after a historic 2019, during which it achieved key strategic milestones and recorded strong annual financial performance. This momentum continued through early 2020.
◦March 2020 – Pandemic- and Liquidity-Related Financial Market and Operating Disruptions. In mid-March 2020, the mortgage finance markets that Redwood operates in and accesses for liquidity experienced a sudden and severe onset of COVID-related turmoil, and significant portfolio losses resulted as market liquidity evaporated. At the same time, pandemic-related operational challenges emerged, including a shift to remote working and increased competition for leadership and workforce talent.
▪Redwood Was Outside the Scope of Federal Relief/Liquidity Programs. Due to its private-sector focus, Redwood and its portfolio assets were not within the scope of the COVID-related emergency liquidity and other relief programs provided by the Federal government in response to these market disruptions.
▪Impacts Differed Among Industry Participants and Intensified Competition for Human Resources. Access to these Federal programs, as well as other differences in business model and sector focus, advantaged certain mortgage-focused firms in the immediate aftermath of the disruptions, promptly leading to increased competition from them for experienced mortgage industry professionals. At Redwood, three Managing Directors and several of their team members within our residential mortgage banking platform voluntarily departed to join a competitor.
◦Mid-2020 – Necessary Strategic Repositioning. By mid-2020, private-sector financing markets had largely stabilized and changing economic and industry dynamics were emerging. The focus of the executive team sharpened onto recovering unrealized portfolio losses, fortifying the balance sheet, maintaining and enhancing the workforce, and repositioning operating platforms. These management initiatives, taken together with the efforts of all of Redwood’s employees, enabled and initiated a resurgence of business for Redwood over the second half of 2020.
◦2020 Year-End – Well-Positioned for Growth. Despite the losses and disruptions experienced in 2020, Redwood entered 2021 in a strong competitive and strategic position, with high levels of business volume, an engaged and highly effective workforce, and a restructured and more resilient balance sheet, without having had to resort to the issuance of dilutive capital to navigate the financial challenges presented in the first half of 2020.
The sections of this Executive Summary that follow primarily focus on the compensation of the CEO and trace through this timeline as they review the responsive actions the Committee took to maintain its compensation philosophy and support Redwood’s business and strategic objectives over the course of 2020.

COMPENSATION COMMITTEE'S 2020 ACTIONS - SUMMARY

➢ Overview of Committee’s 2020 Actions. During 2020 the Committee met twelve times. In March 2020, a key focus was monitoring the compensation program, as in-place pay-for-performance structures self-executed and adjusted realizable pay downward based on the negative impact of the pandemic and financing market disruptions on Redwood’s business and stock price. In the middle of the year, the Committee took responsive actions aimed at maintaining its pay-for-performance philosophy, while supporting necessary and forward-looking strategic, operating, and human capital initiatives that repositioned Redwood for growth. At year-end, compensation determinations made by the Committee were consistent with its historic performance-oriented philosophy and continued a go-forward incentive posture for the executive team that aligns their interests with stockholders’ around long-term value creation.

MARCH 2020 - FINANCIAL MARKET AND OPERATING DISRUPTIONS
➢ March 2020 – Pandemic- and Liquidity-Related Financing Market and Operating Disruptions. Redwood’s in-place compensation program reflected the impact of pandemic- and liquidity-related losses and disruptions and the decline in Redwood’s stock price. The CEO experienced a prescribed and significant decline in the value of his previously awarded long-term equity-based incentive awards and his personal holdings of Redwood common stock, as well as a meaningful reduction in his annual bonus opportunity for 2020.
◦Steep Decline in Value of In-Place Long-Term Incentives. The value of outstanding LTI awards (PSUs and DSUs) granted to the CEO over the prior four years declined in value by approximately 70% over the course of 2020. In addition, the value of the CEO’s holdings of RWT common stock declined in line with stockholders over the course of 2020.

Decline in Value of CEO’s Holdings Exceeded Decline Experienced by Stockholders

In mid-March 2020, pandemic- and liquidity-related financing market disruptions severely impacted Redwood and its stock price. A partial recovery in value followed over the remainder of 2020, largely due to management’s responsive actions, along with the workforce’s efforts, to carry out a necessary strategic repositioning of Redwood’s business.
◦As prescribed by Redwood’s performance-based compensation program, significant portions of the CEO’s compensation over the past four years were LTI awards that remained unvested or undelivered.
◦These outstanding LTI awards experienced, in total, a more pronounced decline in value than Redwood’s common stock during 2020. At the same time, the CEO’s personal holdings of common stock experienced a decline in value during 2020 proportional to the decline experienced by Redwood’s stockholders.

Value of CEO's RWT Common Stock and
In-Place Equity-Based Incentive Awards at 1/1/2020 (2)
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
Value ($millions)
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
RWT Stock Price
RWT's 1-Year TSR: -43%
CEO's Holdings: -69%
1/1/20
4/1/20
7/1/20
10/1/20
12/31/20
Owned RWT Stock
DSUs
PSUs
RWT Stock Price

______________________
Endnotes are set forth on page 38, following the conclusion of this Executive Summary.

MID-2020 - STRATEGIC REPOSITIONING; COMPETITION FOR HUMAN RESOURCES
➢ Mid-2020 – Necessary Strategic Repositioning. As the severe market and operating disruptions of the first quarter of 2020 subsided and the business environment began to stabilize, in mid-2020 management initiated a repositioning of Redwood’s operating platforms, financing facilities and balance sheet, without resorting to a dilutive capital raise. At the same time, as detailed below, increased competition for human resources emerged, resulting in talent being recruited away from Redwood.
◦Go-Forward Impact of Key In-Place Short- and Long-Term Incentives Effectively Eliminated. As a result of Redwood’s realized losses and the decline in its common stock price, key in-place incentives no longer provided a meaningful or realizable compensation opportunity for the CEO.
▪The value of the 2017, 2018, and 2019 annual PSU grants to the CEO was effectively eliminated, as threshold performance goals became, as a practical matter, unachievable.
▪The majority of the CEO’s 2020 bonus opportunity, which was tied to annual ROE, was effectively eliminated.
◦Committee Supported Repositioning with Mid-Year Incentive Awards and Updated Goals for Earning a Below-Target Annual Bonus. The Committee supported Redwood’s strategic repositioning with mid-year awards to a broad cohort of Redwood’s workforce, bolstering employee retention against the backdrop of heightened labor market competition. The Committee’s structure for mid-year LTI awards for the executive team was designed to incentivize and reward successful execution of the go-forward business strategy over the long-term.
▪The CEO’s mid-year LTI award provides the opportunity to realize significant value after strong long-term performance, with realizable value predominantly contingent on the delivery of above-market stockholder returns over a multi-year period (see graph that follows on page 37).
▪Updated strategic and operational goals were established with input from the Board and provided the CEO with an opportunity to earn a below-target 2020 bonus.

Increased Competition for Human Resources in Second Half of 2020

June 2020

Heightened Labor Market Competition: Three key MDs within Redwood's Residential Mortgage Banking operations voluntarily departed to a competitor

- Other experienced capital markets- and operations-focused team members also voluntarily departed
- Departures took place despite the consequence of forfeiting significant unvested equity holdings – prompting an examination of the effectiveness of in-place incentives in supporting workforce retention

July 2020

Succession and Retention: By accelerating existing succession plans and externally recruiting, Redwood successfully upgraded its Residential Mortgage Banking leadership and workforce

- Multi-year retention awards are put in place for key employees below the executive level, coupled with a broader retention program reaching to all levels of the work-force (52% of then-total headcount)

August 2020

Mid-Year Incentives: With input from its independent consultant, the Compensation Committee provided executives with an appropriately sized long-term incentive opportunity, with realizable value largely contingent on delivering above-median TSR to shareholders

2020 YEAR-END COMPENSATION DETERMINATIONS
➢ Committee’s 2020 Year-End Compensation Determinations Were Consistent with Pay-for-Performance Philosophy. In December 2020, the Committee completed its annual executive compensation process. The Committee’s year-end determinations for the CEO reflected a continued commitment to its performance-oriented philosophy, with key elements of compensation specifically designed to support the successful execution of Redwood’s go-forward strategy.
◦Appropriate Pay-for-Performance Results. Redwood’s compensation program responded appropriately to the challenges of 2020, with comparatively greater losses in the CEO’s incentive compensation value than those experienced by stockholders.
▪2020 Annual Bonus – Below Target. The CEO received no ROE-based financial performance-based component of 2020 annual bonus.
•The Committee provided the CEO with a below-target 2020 bonus, which represented a 56% decrease from his 2019 annual bonus.
•CEO’s actual 2020 annual bonus (67% of target amount) was primarily based on strong achievement of the strategic and operating goals that were updated at mid-year to support Redwood’s necessary strategic repositioning following pandemic- and liquidity-related disruptions.
▪2017 & 2016 Long-Term Incentives – Forfeiture / Significant Unrealized Value. PSUs and DSUs granted to the CEO in 2017 and 2016, respectively, reached the end of their 3- and 4-year vesting terms and were forfeited or delivered at lowered realized value on their scheduled vesting/delivery dates at year-end 2020.
•PSUs granted in 2017 were forfeited, as threshold performance goals were not achieved.
•DSUs granted in 2016 fully vested based on continued service, but were delivered at a realized value significantly below their original grant date value.
▪2021 Target Annual Compensation. The CEO’s 2021 base salary, 2021 target bonus, and 2021 year-end equity incentive award value were all held flat with the levels set at the end of 2019.

CEO'S GO-FORWARD INCENTIVE POSTURE
➢ CEO’s Go-Forward Long-Term Incentives. Incentive compensation structures in place for the CEO at the outset of 2021 align his interests with those of stockholders over the long-term, as illustrated in the graph on the following page.
◦Long-Term Value Realization Scenarios. The CEO will only realize significant value from long-term incentives in place at the outset of 2021 if Redwood is able to generate high returns on both an absolute and relative basis over the next three years.
▪Long-term incentives in-place at 1/1/2021 for the CEO include:
•the DSUs granted at year-end 2020, as well as unvested/undelivered DSUs granted in prior years, which have vesting schedules based on continued service periods that conclude over the next four years;
•the PSUs granted at year-end 2020, which have performance-based vesting/value realization after three years based on attainment of book value TSR goals and relative three-year TSR performance compared to the component companies of the FTSE Nareit Mortgage REITs Index (PSUs granted in 2018 and 2019 are estimated to have no future value); and
•the Mid-2020 LTI award, the value of which will not increase above baseline unless relative three-year TSR is above the 60th percentile of the component companies of the S&P 600 Small Cap Financials Index.

Illustration of CEO's Go-Forward Long-Term Incentives

CEO's Long-Term Incentives(3)
(in place at 1/1/2021)
CEO's Value Realization - Illustrative Performance Scenarios(4)
(after 3-year performance period)
$ millions
$18.0
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
$6.7
$5.1 (-24%)
$9.5 (+43%)
$17.1 (+155%)
Superior Performance
Strong Performance
Basic (Flat) Scenario
Estimated Value at 1/1/2021
Basic (Flat) TSR Scenario
Strong TSR Scenario
Superior TSR Scenario
DSUs
PSUs
Mid-2020 LTI

Illustrative Scenarios:	Basic (Flat) TSR:	Strong TSR:	Superior TSR:
Redwood Performance:
3-Year TSR (absolute)………………..................	0%	+50%	+100%
3-Year TSR (relative).…………………………....	25th percentile	50th percentile	75th percentile
3-Year Return / Value Realization:
Total Return to Stockholders (absolute)….........	0%	+50%	+100%
CEO’s LTI Value Realization………………….....	-24%	+43%	+155%

➢ In-Place Long-Term Incentive Package Structured Based on Pay-for-Performance Alignment Principles. As illustrated above, estimated value realization from the CEO’s long-term incentives that were in-place at the outset of 2020 will decrease by 24% in the Basic (Flat) TSR Scenario. In the Strong TSR Scenario, estimated value realization by the CEO from these LTIs will increase by 43%, but lag stockholders’ 50% total return. Only in the Superior TSR scenario – in which Redwood has performance over three years superior to the median of peer comparator groups and providing stockholders with an absolute total return of 100% – does value realization increase for the CEO outpace stockholder returns.

____________________
Endnotes are set forth on page 38, following the conclusion of this Executive Summary.

➢ Endnotes to Executive Summary of CD&A.
The following endnotes accompany the foregoing Executive Summary, organized by section heading and title of graphic element that corresponds to endnote:

ELEMENTS OF CEO’S 2020 TARGET COMPENSATION STRUCTURE –
CEO’S TARGET ANNUAL COMPENSATION IN-PLACE AT THE OUTSET OF 2020:
(1) The CEO’s target annual compensation in-place at the outset of 2020 included the following elements, as in effect on January 1, 2020: base salary rate of $800,000; target 2020 annual bonus of $1.48 million (75% component of target structured at 1/1/2020 to be realizable based on achievement of an annual 2020 ROE-based financial goal and 25% component of target structured at 1/1/2020 to be realizable based on individual performance over 2020); estimated $46,000 value of standard benefits; DSUs awarded on December 12, 2019 with a grant date value of $1.875 million; and PSUs awarded on December 12, 2019 with a grant date value of $1.875 million. Additional detail regarding the CEO’s target annual compensation is included within the main body of CD&A.

MARCH 2020–FINANCIAL MARKET AND OPERATING DISRUPTIONS –
VALUE OF CEO’S RWT COMMON STOCK AND IN-PLACE EQUITY-BASED INCENTIVE AWARDS AT 1/1/2020:
(2) The value of the CEO’s Redwood (RWT) common stock and in-place equity incentive awards at 1/1/2020 is based on: (i) valuing common stock, as well as vested and unvested DSUs, held by the CEO at 1/1/2020 at the immediately prior closing price per share of $16.54 and (ii) valuing unvested PSUs held by the CEO at 1/1/2020 at the immediately prior closing price per share of $16.54 multiplied by the number of target award shares. Values displayed for common stock and DSUs on 4/1/20, 7/1/20, 10/1/20 and 12/31/20 reflect the application of the then-most recent prior closing price per share to the number of DSUs and shares of common stock held as of 1/1/2020, after reflecting the settlement and distribution of any DSUs during the applicable time period; value of PSUs on 4/1/20, 7/1/20, 10/1/20 and 12/31/20 are estimated to be zero. Because the graph is intended to illustrate the impact on the CEO’s holdings as of 1/1/2020, the graph does not include the value of DSUs and PSUs awarded in mid-December 2020 as part of the 2020 year-end compensation process. Additional detail regarding DSUs and PSUs awarded in mid-December 2020 as part of the 2020 year-end compensation process are included within the main body of CD&A.

CEO’S GO-FORWARD INCENTIVE POSTURE –
ILLUSTRATION OF CEO’S GO-FORWARD LONG-TERM INCENTIVES:
(3) The value of the CEO’s in-place long-term incentives at 1/1/2021 is based on: (i) PSUs awarded on December 16, 2020 being assumed to vest at target and valued at the closing price per RWT share on 12/31/2020 of $8.78 (and PSUs awarded in 2019 and 2018 being valued at zero); (ii) vested and unvested DSUs (whether structured to be settled in cash or stock) being valued at the closing price per RWT share on 12/31/2020 of $8.78; and (iii) mid-year 2020 long-term incentive award being valued at $1 million (the value realization amount that corresponds with 50th percentile 3-year relative TSR performance). Additional detail on the structure of these long-term incentives is included within the main body of CD&A.
(4) The three performance scenarios illustrated – Superior TSR / Strong TSR / Basic (Flat) TSR – assume the following performance and value realization (and do not incorporate any estimate of grants of additional long-term incentives that could occur in the future): (i) for DSUs (whether structured to be settled in cash or stock), value moves in line with absolute TSR performance applicable to the scenario and delivery of shares underlying DSUs is assumed to be deferred until the conclusion of the three-year period illustrated; (ii) for PSUs, value moves in line with absolute TSR performance applicable to the scenario and assumes performance-based vesting at 0%, 100% and 200% of target, respectively, with book value TSR over the three-year period illustrated assumed to be at target level; and (iii) for mid-year 2020 long-term incentive award, value moves in line with vesting implied by 25th, 50th, and 75th percentile 3-year relative TSR performance, respectively. Additional detail on the structure of these long-term incentives is included within the main body of CD&A.
[END OF EXECUTIVE SUMMARY]

Compensation Discussion and Analysis (CD&A)

In accordance with SEC regulations, this CD&A is focused on the compensation of Redwood’s Named Executive Officers (“NEOs”) for 2020, although it also provides some general discussion and analysis of aspects of Redwood’s compensation programs, plans, and practices that apply to all of Redwood’s officers and employees.

Section I - Introduction

➢	Named Executive Officers

➢	Compensation Committee

➢	Redwood's Business Model and Internal Management Structure

➢	Overall Compensation Philosophy and Objectives

➢	Outreach to Stockholders

➢	“Say-on-Pay” Support from Stockholders

Named Executive Officers
Under SEC regulations, Redwood had six NEOs for 2020, who are listed below together with each NEO’s current title at Redwood.

Named Executive Officers
•Christopher J. Abate, Chief Executive Officer
•Dashiell I. Robinson, President
•Andrew P. Stone, Executive Vice President, Chief Legal Officer, and Secretary
•Collin L. Cochrane, Chief Financial Officer
•Sasha G. Macomber, Chief Human Resource Officer
•Shoshone (Bo) Stern, Managing Director – Portfolio Strategy and Risk

Compensation Committee
The Committee is committed to providing disclosure within this CD&A that gives insight into the process by which it arrives at executive compensation determinations and the underlying rationales. Among other things, this CD&A describes:
•The Committee’s process for reviewing and determining the elements of the compensation of the Chief Executive Officer (“CEO”) and of the other NEOs.
•The rationale for the different elements of the NEOs’ compensation and Redwood’s compensation philosophy, objectives, and methodology for competitive benchmarking.
•The metrics and goals used for performance-based compensation and factors taken into account in the Committee’s determination of whether those metrics and goals were satisfied.
•The severance and change of control payments that NEOs may become entitled to receive under certain circumstances.
•The role of the Committee’s independent compensation consultant.

The Committee generally meets at least four times annually and, over the course of an annual period, reviews Redwood’s compensation philosophy and its executive compensation plans and programs. After taking into account various factors and analyses, including those described in this CD&A, input from its independent compensation consultant, feedback from stockholders obtained during ongoing outreach efforts, and the outcome of recent stockholder advisory votes on executive compensation (commonly referred to as “Say-on-Pay” votes), the Committee makes compensation determinations it believes are appropriate in light of its executive compensation objectives.
As noted within the preceding “Executive Summary of CD&A” beginning on page 30 of this Proxy Statement, 2020 was an unprecedented year for Redwood, marked by the impacts of, and strategic and operational responses to, COVID-19 pandemic- and liquidity-related disruptions. As a result, the Committee met twelve times over the course of 2020 to monitor how Redwood’s in-place compensation programs and practices were responding to these unprecedented circumstances, as well as to take appropriate actions to ensure that Redwood’s compensation programs continued to support Redwood in hiring, retaining and incentivizing its executive team and workforce, while at the same time continuing to align their interests with those of long-term stockholders.

Redwood’s Business Model and Internal Management Structure
Redwood is a specialty finance company structured as an internally-managed real estate investment trust (“REIT”). The nature of Redwood’s business model and internally-managed structure are key factors the Committee has considered in designing Redwood’s executive compensation program and determining appropriate metrics and setting targets and goals for performance-based compensation.
Under the Internal Revenue Code, REITs are required to distribute as dividends at least 90% of the income earned under their REIT status. As a result, like other REITs, Redwood is limited in its ability to grow book value and its equity capital base through the reinvestment of retained earnings, and a key element of returns to stockholders is the level of dividends paid on shares of Redwood’s common stock.
Redwood’s primary sources of income are net interest income from its investments and non-interest income from the mortgage banking activities it conducts through its operating platforms. Net interest income consists of the interest income earned on investments less the interest expense incurred on borrowed funds and other liabilities. Income from mortgage banking activities is generated through the origination and acquisition of loans, and their subsequent sale, securitization, or transfer to Redwood’s investment portfolios. Additional details regarding Redwood’s business model include:

•Key Aspects of Redwood's Business Model. Redwood’s business segments occupy a unique position in the housing finance value chain, providing liquidity to growing sectors of the U.S. housing market not served by government programs.
◦Residential Lending. Through its Residential Mortgage Banking platform, Redwood is focused on acquiring, selling and securitizing private sector residential mortgages (e.g., jumbo mortgages) for owner-occupied housing originated by third-party firms (banks and independent mortgage companies). Redwood does not originate residential mortgages and does not generally transact in mortgages guaranteed by Fannie Mae/Freddie Mac or the Federal government. As part of this business segment, Redwood also invests in assets created by this operating platform, primarily securities retained from securitization transactions.
◦Business Purpose Lending (“BPL”). Through its Business Purpose Lending platform, Redwood is focused on originating and transacting in business purpose mortgage loans for investor-owned housing (e.g., single-family rental housing). Redwood’s activities in this segment also include securitization of single-family rental mortgage loans. As part of this business segment, Redwood also invests in assets created by this lending platform, including securities retained from securitization transactions and certain types of business purpose mortgage loans.

•Third Party Investments. Redwood’s other investments are generally comprised of a diverse mix of residential, business purpose and multifamily mortgage and other housing credit-focused investments. The assets that Redwood invests in are generally not guaranteed by Fannie Mae/Freddie Mac or the Federal government.
Redwood’s business model and internally-managed REIT structure, inform the Committee’s selection of performance metrics and goals used in its performance-based compensation plans. In addition to total stockholder returns (“TSR”), the Committee believes that return-on-equity (“ROE”), book value total stockholder return (“bvTSR”), and other profit-based measures are highly relevant metrics for determining annual bonuses and measuring longer-term performance because: (i) these financial performance measures should correlate with Redwood’s ability to increase book value and pay attractive levels of sustainable and growing dividends; (ii) management has “line-of-sight” into how its strategic and operational decisions impact these financial performance measures; and (iii) over the long-term, strong results under these financial performance measures should correlate with strong TSR. Redwood’s approach to using leverage to finance its business and investments, as well as its approach to managing liquidity risk, are factored in when the Committee sets financial performance goals.

Overall Compensation Philosophy and Objectives
Redwood maintains a performance-based compensation philosophy and program for its executive officers that seeks to provide incentives to achieve both short- and long-term business and stockholder return objectives, align the interests of executive officers with those of long-term stockholders, and enable it to hire and retain talented individuals in a competitive marketplace. The Committee is responsible for evaluating Redwood’s executive compensation programs, plans, and practices to ensure that they provide proper incentives and appropriately support Redwood’s business model and performance objectives without creating risks that are likely to have a material adverse effect on Redwood.
Redwood’s executive compensation objectives are as follows:
•Motivate executives to enhance the overall performance and profitability of Redwood, both on a short- and a long-term basis, including by:
◦Generating ROEs that support payment of attractive levels of sustainable and growing dividends and increasing book value; and
◦Meeting annual strategic, operational, sustainability, and risk-management goals;
•Align the interests of executives with those of long-term stockholders in achieving strong stockholder returns, on both an absolute and relative basis;
•Ensure that compensation opportunities are competitive to enable Redwood to attract and retain highly qualified executives with industry expertise in a competitive marketplace; and
•Avoid incentivizing inappropriate risk taking.
Consistent with prior years, during 2020, the Committee, with input and guidance from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), engaged in a review of the structure of Redwood’s executive compensation program. This included a review of the elements of executive compensation, the mix of annual and long-term compensation, the compensation benchmarking peer group, the overall competitiveness of target levels of cash and equity-based compensation, and the mechanisms through which Redwood’s pay-for-performance philosophy is implemented. In following this process each year, the Committee seeks to incorporate evolving best practices and risk mitigants into Redwood’s executive compensation program, including those outlined below.

Executive Compensation – Key Practices & Risk Mitigants

What Redwood Does		What Redwood Does Not Do
✓	Directly links annual bonus to financial and operating performance	×	No guaranteed annual bonuses; no uncapped annual bonuses
✓	Uses profitability- and return-based financial metrics, including TSR, to support alignment with stockholders	×	No revenue- or volume-based financial metrics are used in a manner that could incentivize inappropriate risk taking
✓	Imposes three- or four-year vesting/holding periods on annual equity grants of DSUs and PSUs	×	No above-target vesting of PSUs if TSR over the three-year performance measurement period is negative
✓	Retains authority at the Compensation Committee level to use discretion to reduce annual bonus amounts	×	No “single-trigger” change-in-control severance payments or acceleration of equity award vesting
✓	Maintains robust stock ownership requirements for executives	×	No excise tax gross-ups for any change-in-control related payments
✓	Maintains a “clawback” policy if fraud or misconduct results in a financial restatement	×	No margin, pledging, or hedging transactions permitted with respect to Redwood common stock

Outreach to Stockholders
Outreach to stockholders regarding executive compensation during mid-2020 and early 2021, as well as over the past several years has provided Redwood with the opportunity to discuss and receive stockholder feedback regarding Redwood’s philosophy and views on executive compensation and specific compensation practices.
•Independent Committee Chair Active in Ongoing Outreach to Stockholders. The Chair of the Committee generally leads Redwood’s stockholder outreach and engagement efforts, with members of Redwood’s management also participating. In mid-2020 and early 2021, outreach primarily took the form of teleconferences with institutional stockholders. In-person meetings did not take place due to the pandemic.
•Mid-2020 / Early 2021 Outreach Efforts. Between mid-2020 and early 2021, Redwood made outreach efforts to 23 of Redwood’s top 25 institutional stockholders, which in the aggregate held approximately 60% of then-outstanding shares of Redwood’s common stock.
◦Mid-2020 / Early 2021 Engagement Response. These outreach efforts resulted in an engagement response from institutional holders of approximately 50% Redwood’s then-outstanding common stock. Engagement responses included teleconferences in mid-2020 and early 2021 between the Chair of the Committee and institutional stockholders which held, in the aggregate, approximately 30% of then-outstanding shares of Redwood’s common stock. (Certain stockholders responded to these outreach efforts by indicating that previous engagements with Redwood continued to provide the information needed to support their understanding of Redwood’s executive compensation program.)
◦Mid-2020 / Early 2021 Feedback from Stockholders. Feedback provided to the Chair of the Committee during stockholder engagement included commentary that the Committee had been thoughtful about pay design generally and about appropriate compensation-related responses to the pandemic. Other examples of executive compensation topics discussed during stockholder engagement included:

•The operating and financial performance metrics that should drive performance-based compensation determinations, with several stockholders providing feedback about how the continued use of relative performance measures for performance-based long-term incentives is an appropriate mechanism for aligning executives’ and stockholders’ interests.
•The importance of retaining key human resources during a disrupted and volatile 2020, particularly when competition for mortgage-industry talent increased in mid-2020, and the responsiveness of the actions undertaken by management and the Committee.
•How environmental, social, and governance (“ESG”) topics are addressed in Redwood’s current executive compensation program and the extent to which performance-based compensation is tied to specific ESG metrics or goals; and related emerging practices among publicly-traded companies.
•The policies and procedures stockholders follow, and the data points stockholders use, in analyzing Redwood’s executive compensation program and how their analysis impacts their “Say-on-Pay” vote at Redwood’s annual meetings.
•Consistent Outreach and Feedback Over Multiple Years. Outreach to stockholders regarding executive compensation has been a consistent practice at Redwood. Over past years, the Chair of the Committee has met in person and telephonically with institutional stockholders both following the publication of Redwood’s annual proxy statement (i.e., during “proxy season”) and outside of “proxy season”, which often allows for more extensive and in-depth discussions. Additional outreach by the Chair of the Committee to institutional stockholders is contemplated in the future, including in-person meetings when practicable and appropriate.
◦Feedback provided to the Chair of the Committee during stockholder engagement has impacted the Committee’s approach to executive compensation, including the following decisions:
▪The decision in 2020 to continue delivering a majority of the CEO’s target annual compensation in the form of long-term incentive awards, with half of long-term equity-based awards in the form of PSUs.
▪The decision in 2020 to continue to use relative TSR as a key performance-based vesting metric in long-term incentive structures.
▪The decision to continue to mandate that executives maintain certain holdings of common stock, as well as to impose mandatory holding periods on common stock underlying vested equity-based incentive awards.
▪The decision in a previous year to update the structure of performance-based equity awards to include bvTSR as a primary performance metric, along with relative TSR as a secondary performance metric.
The Committee believes that this ongoing stockholder outreach process results in a more detailed understanding of recent “Say-on-Pay” voting results and provides a forum for valuable feedback from stockholders regarding their views on Redwood’s executive compensation philosophy, practices and disclosures.

“Say-on-Pay” Support from Stockholders
Last year, more than 90% of stockholder votes cast at the June 2020 Annual Meeting of Stockholders supported the non-binding “Say-on-Pay” resolution to approve executive compensation, consistent with Redwood’s average of 90% support since the inception of “Say-on-Pay” voting in 2011.

Section II - Executive Compensation in 2020

➢	Redwood's 2020 and Long-Term Performance

➢	Elements of Compensation in 2020

➢	Process for Compensation Determinations for 2020

➢	Compensation Benchmarking for 2020

➢	2020 Base Salaries

➢	2020 Performance-Based Annual Bonus Compensation

➢	Performance-Based Annual Bonuses Earned for 2020

➢	Grant of Mid-2020 Long-Term Incentive Awards and Other Long-Term Incentives

➢	2020 Long-Term Equity-Based Incentive Awards

➢	Vesting and Mandatory Holding Periods for 2020 Long-Term Equity-Based Incentive Awards

Redwood’s 2020 and Long-Term Performance

As noted within the preceding “Executive Summary of CD&A” beginning on page 30 of this Proxy Statement, 2020 was an unprecedented year for Redwood, marked by the impacts of, and necessary strategic and operational responses to, COVID-19 pandemic- and liquidity-related disruptions. In particular, in mid-March 2020, the mortgage finance markets that Redwood operates in and accesses for liquidity experienced a sudden and severe onset of COVID-related turmoil, and significant portfolio losses resulted as market liquidity evaporated; at the same time, the pandemic itself presented operational challenges to Redwood’s operating platforms. By mid-2020, management’s response to the pandemic- and liquidity-related financial and operational challenges positioned Redwood for a substantial recovery of unrealized losses, and a resurgence of activity in its operating platforms over the second half of 2020. However, the realized losses and operating disruptions that resulted from pandemic- and liquidity-related impacts had pronounced and negative effects on Redwood’s financial performance in 2020 and the also negatively impacted Redwood’s long-term TSR, as detailed below:
Redwood’s 2020 Annual Financial Performance and Long-Term TSR
•2020 Annual Financial Performance
◦GAAP net loss per diluted common share was $5.12 for the full year 2020
◦2020 book value total stockholder return (“bvTSR”) was -33%, which represents the change in GAAP book value, plus cash dividends paid
◦2020 return-on-equity (“ROE”) was -52% (based on 2020 GAAP financial results)
◦Redwood paid $0.725 per share in dividends in 2020, a 40% decrease from dividends paid in 2019
•Long-Term TSR
◦Three-year TSR was -26%

Elements of Compensation in 2020
Annual Cash Compensation – Base Salary and Bonus
In 2020, annual cash compensation for Redwood’s NEOs included a base salary and a performance-based annual bonus. At the outset of 2020, annual bonuses for NEOs were structured to be determined primarily based on Redwood’s financial performance, with individual performance as a secondary determinant. In mid-2020, however, in response to the pandemic- and liquidity-related impacts, and as further described below, the Committee (i) reduced each NEO’s target bonus opportunity and (ii) shifted the primary determinant of 2020 annual bonuses to focus on individual contributions in support of the necessary strategic repositioning Redwood undertook following the severe pandemic- and liquidity-related disruptions during the first half of 2020. In connection with this change, strategic and operating goals for Redwood’s executive officers were updated by the Committee at mid-year 2020 to focus on this repositioning.
For each NEO, the Committee established a target annual bonus amount that was in place at the beginning of 2020. Based on that target amount, under Redwood’s executive compensation program, each NEO would have had an opportunity to earn an annual target bonus for 2020 if Redwood’s financial performance met a target scheduled to be established by the Committee before the end of March 2020 (referred to in this CD&A as the company performance component of target bonus or company performance bonus) and if the NEO’s individual performance merited target-level payment (referred to in this CD&A as the individual performance component of target bonus or individual performance bonus).
The Committee generally intends that the base salary and annual bonus target for each NEO be appropriate in comparison to a market-based median benchmark, after taking into account factors such as the NEO’s role and responsibilities, competitive factors, and internal equity. In addition, the Committee believes that performance-based bonuses for each NEO should have adequate upside so that total annual compensation actually earned may be meaningfully above the median of the market-based benchmark for strong performance.
The market-based benchmarks used by the Committee for 2020 were determined with the assistance of the Committee’s independent compensation consultant, FW Cook. The process included reviewing compensation practices of peer companies selected by the Committee (referred to in this CD&A as the compensation benchmarking peer group) as well as other market-based benchmarking data provided to FW Cook by Aon plc, a third-party firm that is nationally recognized as qualified to provide such data. Further details regarding the compensation benchmarking peer group and benchmarking practices are provided on pages 48-50 within this CD&A under the heading “Compensation Benchmarking for 2020.”
As noted within the preceding “Executive Summary of CD&A” beginning on page 30 of this Proxy Statement, in mid-March 2020, as private-sector mortgage financing markets were severely disrupted in connection with the onset of the COVID pandemic, the price of Redwood’s common stock declined steeply. The Committee had a regular quarterly meeting scheduled on March 18, 2020, during which the Committee had planned to establish the financial performance target for the company performance component of each executive’s 2020 target bonus. Although the Committee did meet on March 18, 2020, given the substantial pandemic- and liquidity-related disruptions in financial markets that were occurring at the time and the negative impact of these disruptions on Redwood, the Committee determined not to establish the 2020 financial performance target on March 18, 2020 and, instead, commenced a process of considering changes to the program to appropriately account for the impacts of the these disruptions. Subsequently, after review and discussion of various considerations and potential modifications to the program, and after obtaining the input of FW Cook, at a meeting on August 5, 2020, the Committee made the following determinations with respect to 2020 target annual bonuses for executives:
•Eliminate the ability of executive officers to earn the company performance component of their 2020 target annual bonuses; and
•Continue to provide each executive officer with an opportunity to earn a portion of his or her 2020 target annual bonus based on a year-end review of his or her individual contribution to updated 2020 company goals related to recovering from the impact of these disruptions and positioning Redwood for future growth.

The following table details the components of the NEOs’ 2020 target annual bonus opportunities, as in place at the beginning of 2020, and as updated by the Compensation Committee on August 5, 2020, and illustrates the Committee’s reduction of the 2020 target annual bonus opportunity for NEOs to 33% of the level previously approved and in place at the outset of 2020.

Mid-Year Reduction in NEOs’ 2020 Target Bonus Opportunity

Component of 2020 Target Annual Bonus Opportunity	In-Place at the Outset of 2020	Mid-2020 Update

Company financial performance component (ROE-based):	75% of target	0% of target

Individual performance component:	25% of target	33% of target

Total 2020 target bonus opportunity:(1)	100% of target	33% of target

__________________________ (1) Total 2020 target bonus opportunity expressed as a percentage of target bonus in place at the outset of 2020.

In connection with the reduction to the NEOs’ 2020 target annual bonus opportunity, the Committee determined to continue its historical practice that the individual performance component of annual bonuses could be earned up to two times the target amount for that component, depending on the Committee’s year-end assessment of individual performance.
Mid-Year 2020 Long-Term Incentives
As noted above and within the preceding “Executive Summary of CD&A”, subsequent to its meeting on March 18, 2020, the Committee commenced considering appropriate changes to the executive compensation program in light of the pandemic- and liquidity-related impacts on Redwood and the markets and business environment in which it operates. Prior to making any changes to the program with respect to NEOs, in July 2020, the Committee and management took action to support Redwood’s necessary strategic repositioning by approving mid-year retention awards to a broad cohort of Redwood’s workforce below the NEO level, bolstering employee retention against the backdrop of heightened labor market competition that emerged as the severe market and operating disruptions of the first quarter of 2020 subsided and the business environment began to stabilize. The Committee recognized that competition for mortgage-industry talent had intensified, in part, because different participants in the mortgage industry experienced differing impacts from the pandemic- and liquidity-related disruptions. For example, government-sector focused firms were generally advantaged in the immediate aftermath of these disruptions, spurring increased demand from them for experienced mortgage industry professionals. In this context, in June 2020, three key Managing Directors within Redwood’s Residential Mortgage Banking platform voluntarily departed to a competitor and other experienced capital markets- and operations-focused team members also voluntarily departed in mid-2020. These departures took place despite the consequence to the departing employees of forfeiting significant amounts of unvested equity-based awards. These events prompted the Committee to review the effectiveness of in-place incentives designed to support leadership and workforce retention.
Following this review, the Committee determined on August 5, 2020 to provide long-term incentive awards to certain NEOs designed to incentivize future outperformance on a relative TSR basis, while also providing a basic long-term retention incentive, through a grant of long-term incentives with a cash settlement structure intended to limit potential dilution to shareholders (collectively the “Mid-2020 LTI Awards”). Redwood’s CFO did not receive a Mid-2020 LTI Award, as he had received a long-term incentive early in 2020 as part of succession planning following the late 2019 departure of Redwood’s then-Principal Accounting Officer, as further discussed below under “Other Long-Term Incentives”.
Each NEO who received a Mid-2020 LTI Award received a grant of a Long-Term Relative TSR Performance Vesting Cash Award together with a Three-Year Vesting Cash Award. The Long-Term Relative TSR Performance Vesting Cash Awards granted on August 5, 2020 will vest with a realized value of between 0% and 400% of the granted award value on the third anniversary of the grant date based on relative TSR and continued service. The Three-Year Vesting Cash Awards granted on August 5, 2020 will vest over three years based on continued service. A further discussion of the Mid-2020 LTI Awards granted to NEOs is set forth below under the heading “Grant of Mid-2020 Long-Term Incentive Awards”.
Long-Term Equity-Based Incentive Compensation
With respect to long-term equity-based incentive compensation, the Committee generally makes annual awards to NEOs in amounts, and subject to terms and vesting conditions, that provide an incentive to create long-term stockholder value and align the interests of NEOs with those of long-term stockholders. These awards are intended to provide compensation opportunities linked to Redwood’s performance at levels that will be effective in retaining valued and productive executives. In determining the size of annual long-term equity-based incentive compensation opportunities, the Committee uses the same or similar considerations as when setting salaries and target annual bonus opportunities, with the value actually delivered dependent on subsequent performance. For 2020, the value of annual long-term equity-based incentive compensation granted at year-end to NEOs was determined after taking into account the Committee’s philosophy that:
•Competitive pressure on NEO compensation levels from higher-paying related market sectors should be addressed with long-term equity-based incentive awards, while long-term equity-based incentive awards may be targeted above the median if justified by performance, experience, or the scope of the individual’s role.
•The terms and vesting conditions of long-term equity-based incentive awards should result in realized compensation for NEOs that correlates with long-term stockholder value creation (through dividend distributions and share-price growth) over a minimum of three years. The value of long-term equity-based incentive award grants should also take into account Redwood’s overall performance and each NEO’s individual performance.
A further discussion of long-term equity-based incentive compensation awarded to NEOs is set forth below under the heading “2020 Long-Term Equity-Based Incentive Awards”.
Other Long-Term Incentives
In February 2020, in connection with succession planning following the late 2019 departure of Redwood’s then-Principal Accounting Officer, Redwood entered into a letter agreement with its CFO providing for a cash award to incentivize continued service, with payment of the award generally subject to continued service through March 1, 2022.
Standard Benefits
NEOs are provided with other benefits that are available to all eligible employees of Redwood on a substantially similar basis. These benefits, which are further described below on pages 63-64 within this CD&A, include standard health and welfare benefits and the ability to participate in Redwood’s tax-qualified 401(k) plan and Employee Stock Purchase Plan. In addition, NEOs may participate in Redwood’s Executive Deferred Compensation Plan.
Process for Compensation Determinations for 2020
Each year the Committee makes determinations regarding the compensation of Redwood’s NEOs. The process is dynamic and the Committee has the authority to re-examine and adjust the compensation program or process to take into account changing circumstances throughout the year. As in prior years, during 2020 the Committee directly engaged and used the services of a nationally recognized compensation consultant, FW Cook, to assist it in determining the elements of compensation and providing benchmarking analyses. FW Cook reports directly to the Committee and acts as the Committee’s consultant regarding director and executive officer compensation-related matters. FW Cook is not retained by Redwood or its management in any other capacity and the Committee has the sole authority to establish and terminate the relationship with FW Cook. In addition, the Committee conducted an assessment of the independence of FW Cook and concluded that no conflict of interest currently exists or existed in 2020 that would result in FW Cook not being able to provide independent advice to the Committee.
On an annual basis, FW Cook reviews the compensation program for Redwood’s executive officers with the Committee and assesses the competitiveness of compensation levels and targets to determine whether it is aligned with

Redwood’s compensation philosophy and is externally competitive. In addition, FW Cook assists the Committee in determining the form and structure of the elements of Redwood’s executive compensation program. FW Cook also provides the Committee with data regarding compensation practices among the compensation benchmarking peer group. FW Cook’s analysis covers all elements of direct compensation, including base salary, annual incentives, and long-term incentives. Benefit and perquisite offerings at Redwood are also reviewed, as is Redwood equity ownership by each NEO. FW Cook’s analysis assists the Committee in understanding the extent to which different elements of each NEO’s compensation are above or below market levels and in understanding the year-to-year changes in awarded, accumulated, and potential NEO compensation. FW Cook also provided assistance, analysis and advice to the Committee in connection with the determinations made at its August 5, 2020 meeting – in particular, with respect to reducing each NEOs’ 2020 target bonus opportunity and providing the Mid-2020 LTI Awards to certain NEOs.
As part of its year-end process for making compensation determinations for NEOs, in December 2020, the Committee also considered the following:
•The NEO’s collective self-assessment of their individual contributions and performance over the year;
•Mr. Abate’s recommendations with respect to the compensation of Mr. Robinson;
•Mr. Abate’s and Mr. Robinson’s recommendations with respect to the compensation of the other NEOs; and
•FW Cook’s directional recommendations regarding the elements of compensation for each of the CEO and President, and its opinion on the recommendations developed by the CEO and President for the other NEOs. These recommendations and opinions were based on peer comparisons, other supplemental benchmarking data, and Redwood’s compensation philosophy.
Compensation Benchmarking for 2020
As in prior years, in 2020 the Committee asked FW Cook to conduct a market pay analysis with respect to the compensation of Redwood’s NEOs. FW Cook’s market pay analysis relied on publicly disclosed executive compensation data from the compensation benchmarking peer group, as well as supplemental data provided to FW Cook by Aon plc (formerly referred to as McLagan). The supplemental data was obtained because not all of the compensation benchmarking peer group companies publicly disclose information for officers with responsibilities comparable to Redwood’s NEOs. In addition, the supplemental data provided insight into executive compensation practices at competitors that are externally managed and, therefore, do not generally disclose comprehensive compensation data for their named executive officers, as well as private companies and divisions of larger public companies for which individual compensation data are not publicly disclosed. Many publicly-traded REITs that Redwood competes with for mortgage-industry talent are externally managed and do not disclose comprehensive executive compensation information.
The supplemental data provided by Aon was reviewed and analyzed by FW Cook, who advised the Committee that the information could reasonably be relied upon for its intended purpose. Aon and its affiliates also provide Redwood with compensation-related data and consulting services, including compensation benchmarking data for employees below the NEO level, as well as limited other services, including advisory services related to Redwood’s captive insurance company subsidiary.
The Committee considers the use of a market-based compensation analysis important for validating competitive positioning in attracting and retaining executive talent. Each year, as part of the competitive pay analysis, the Committee, after consultation with FW Cook, designates a compensation benchmarking peer group using a pre-defined process and objective industry and size criteria that is intended to include companies with which Redwood competes for business or for executive talent. The process and objective criteria used to select the 2020 compensation benchmarking peer group, which was carried out prior to the pandemic- and liquidity-related market disruptions, with final approval by the Committee at its March 2020 meeting, is detailed below.

Step 1:
Begin with a broad screening process intended to identify publicly traded, U.S.-based companies that are internally managed (externally-managed companies generally have not disclosed comprehensive compensation data and are therefore excluded)

Step 2:	Identify REITs and other companies most similar to Redwood (i.e., direct peers), including:
	•	Mortgage REITs, which are considered “direct peers” along with real estate development and financial services companies with a focus on mortgage servicing or mortgage-related assets
	•	Exclude all companies with market capitalization values outside of a 0.25 - 4.0x range compared to Redwood, subject to reasonable exceptions for key business competitors

Step 3:	Identify other relevant business and labor-market competitors:
	•	Financial services companies with both market capitalization value and net income in a 0.5 - 2.0x range compared to Redwood
	•	Remove bank holding companies and companies in the cash advance/pawn broker businesses, due to fundamental differences in the underlying business model

Step 4:	Select 15 to 25 companies for inclusion in the compensation benchmarking peer group:
	•	Include all companies identified in Step 2
	•	Include companies identified in Step 3 if they: (1) are included in the prior year’s compensation benchmarking peer group or (2) have been identified as a peer of Redwood’s most-direct peers (e.g., a peer of another mortgage REIT identified in Step 2)
	•	Add additional companies identified in Step 3 to: (1) ensure that the sample size is sufficient and (2) position Redwood closer to the median on key size measures, focusing primarily on market capitalization and net income and secondarily on revenue and total assets

The Committee recognizes that the compensation benchmarking peer group does not include generally higher-paying externally-managed REITs, mortgage-focused divisions of large publicly-traded financial institutions, private equity firms, and hedge funds with which Redwood competes for executive talent. These organizations are not included because they have different business economics and pay models from Redwood, and because comprehensive compensation data for their executives are generally not publicly available.
The Committee reviews the compensation benchmarking peer group and the selection process and criteria on an annual basis to confirm that they continue to reflect relevant business and labor market competitors for whom comprehensive data is available. Accordingly, the companies included as peers may change from year to year as a result of updates to the selection process and criteria and changes in the real estate and capital markets.
2020 Compensation Benchmarking Peer Group. Based on the above-described methodology, the compensation benchmarking peer group designated by the Committee in March 2020 for use in the competitive pay analysis prepared by FW Cook consisted of the following 16 companies:

•	AllianceBernstein Holding L.P.	•	Arbor Realty Trust, Inc.
•	Capstead Mortgage Corporation	•	Chimera Investment Corporation
•	Cohen & Steers, Inc.	•	Essent Group Ltd
•	Federated Investors, Inc.	•	Hannon Armstrong Sustainable Infrastructure Capital, Inc
•	iStar Financial Inc.	•	Ladder Capital Corp.
•	Main Street Capital Corporation	•	MFA Financial, Inc.
•	New York Mortgage Trust, Inc.	•	NMI Holdings, Inc.
•	PennyMac Financial Services, Inc.	•	Stifel Financial Corp.

Changes to Compensation Benchmarking Peer Group. As noted above, the companies included in the benchmarking peer group may change from year to year. The following were changes made to Redwood’s compensation benchmarking peer group from 2019 to 2020:
•Dynex Capital, Inc., was removed as it fell outside of the defined ranges for market capitalization value and net income at the time the benchmarking peer analysis process was carried out in early 2020.

2020 Base Salaries
Base salary is a traditional element of executive compensation. The Committee annually establishes base salaries for NEOs after reviewing the market data for similar executives, as well as the experience, skills, and responsibilities of each NEO. The Committee may adjust salaries at other times throughout the year, including at the time of a promotion.
In December 2019, after consultation with FW Cook, the Committee made determinations with respect to 2020 NEO base salaries as follows:
•Mr. Abate. The 2020 base salary for Mr. Abate, Redwood’s Chief Executive Officer, would be increased from $750,000 to $800,000 per annum.
◦In May 2020, Mr. Abate voluntarily waived receipt of this base salary increase for the remainder of 2020.
•Mr. Robinson. The 2020 base salary for Mr. Robinson, Redwood’s President, would be increased from $600,000 to $700,000 per annum.
•Mr. Stone. The 2020 base salary for Mr. Stone, Redwood’s Executive Vice President and Chief Legal Officer, would be increased from $400,000 to $420,000 per annum.
•Ms. Macomber. The 2020 base salary for Ms. Macomber, Redwood’s Chief Human Resource Officer, would be increased from $300,000 to $350,000 per annum.
•Mr. Cochrane. The 2020 base salary for Mr. Cochrane, Redwood’s Chief Financial Officer, would be increased from $375,000 to $385,000 per annum.
•Mr. Stern. The 2020 base salary for Mr. Stern, Redwood’s Managing Director – Portfolio Strategy and Risk, would be increased from $425,000 to $435,000 per annum.

2020 Performance-Based Annual Bonus Compensation
Redwood’s annual bonus program is designed to reward NEOs based on Redwood’s financial performance and each NEO’s individual performance.
Components of 2020 Target Annual Bonuses – As Structured at the Outset of 2020. In order to align the interests of NEOs with the interests of Redwood’s stockholders, the Committee determined prior to the first quarter of 2020, after consultation with FW Cook, that 2020 target annual bonuses for NEOs would be weighted as follows:
•75% on the achievement of a predetermined target level of a company financial performance metric; and
•25% on the achievement of pre-established individual goals relating to strategic, operational, sustainability and risk management objectives.
The weightings described above are consistent with the Committee’s historical practice and were selected so that most of an NEO’s 2020 target annual bonus would depend directly on company financial performance, while also providing incentives for achievement of individual strategic, operational, sustainability, and risk management goals that the Committee believes are in the interests of Redwood and its stockholders, but in some cases may be difficult to quantitatively link to company financial performance.

Additionally, the Committee determined prior to the end of the first quarter of 2020 that individual performance in 2020 for each NEO would be reviewed in the context of, among other things, specific pre-determined goals and factors. As in past years, during 2020 these individual factors and goals were subject to adjustment when circumstances warranted, at the discretion of the Committee. For 2020, as in past years, the individual performance component of annual bonuses could be earned up to 200% of the target amount depending on the Committee’s assessment of individual performance.
The Committee also determined that the maximum annual bonus opportunity (i.e., the maximum sum of the two components of the annual bonus) in 2020 would continue to be $5 million for each of Mr. Abate and Mr. Robinson, and $3 million for each of the other NEOs. These maximum amounts were determined after consultation with FW Cook, and were considered appropriate based on each NEO’s position, responsibilities, required level of performance to reach the maximum, and competitive considerations.
Financial Performance Metric for 2020 Annual Bonuses – As Structured at the Outset of 2020. Prior to the first quarter of 2020, after a review of Redwood’s compensation program, and following consultation with FW Cook, the Committee determined to continue to use in 2020 the same financial metric to underlie the company performance bonus that was used in 2019 and prior years – namely, Adjusted ROE. Adjusted ROE is a non-GAAP financial performance measure that reflects GAAP earnings on average equity capital adjusted to exclude certain unrealized mark-to-market gains and losses from equity. Because Adjusted ROE is a ratio of earnings to equity capital, the adjustment to exclude these unrealized mark-to-market gains and losses is made to enable the calculation of an “apples-to-apples” non-GAAP ratio of earnings to equity capital for purposes of evaluating financial performance.
Each year the Committee follows a pre-established process for determining an Adjusted ROE financial performance target for that year. This target level of annual financial performance is established by the Committee prior to the end of the first quarter of the year and, if obtained at year-end, results in the company performance component of the annual bonus being paid at the target amount for that component of annual bonus. In 2020, as described above under the heading “Elements of Compensation in 2020 – Annual Cash Compensation – Base Salary and Bonus,” the Committee did not establish an Adjusted ROE target for 2020, due to the fact that there were substantial pandemic- and liquidity-related disruptions in financial markets occurring at the time the Committee was scheduled to do so on March 18, 2020. As is also described above, subsequently, in August 2020, the Committee determined to eliminate the ability of executive officers to earn a company performance component of their 2020 target annual bonuses.
Updated Structure of 2020 Annual Bonuses – As Determined in August 2020. As described above under the heading “Elements of Compensation in 2020 – Annual Cash Compensation – Base Salary and Bonus,” at a meeting on August 5, 2020, the Committee made the following determinations with respect to updating the structure of 2020 annual bonuses for NEOs:
•Eliminate the ability of executive officers to earn a company performance component of their 2020 annual bonuses; and
•Continue to provide each executive officer with an opportunity to earn an individual performance component of his or her 2020 annual bonus based on a year-end review of his or her individual contribution to Redwood’s updated 2020 company goals related to recovering from the impact of the pandemic and positioning Redwood for future growth.
In connection with the August 2020 update to the structure of the NEOs’ 2020 annual bonuses, the Committee determined to continue its practice that the individual performance component of annual bonuses could be earned up to two times the target amount for that component depending on the Committee’s assessment of individual performance.
NEOs’ 2020 Target Annual Bonus Amounts – As Structured at the Outset of 2020. At the end of 2019, the Committee made determinations with respect to each NEO’s target 2020 annual bonus, after consultation with FW Cook and consideration of market-based benchmarks for the position, competitive factors and the NEO’s role, experience, and performance at Redwood.
•Mr. Abate. In December 2019, the Committee determined that the 2020 target bonus percentage for Mr. Abate would be increased from 175% to 185% of base salary for 2020.

•Mr. Robinson. In December 2019, the Committee determined that the 2020 target bonus percentage for Mr. Robinson would be increased from 165% to 175% of base salary for 2020.
•Mr. Stone. In December 2019, the Committee determined that the 2020 target bonus percentage for Mr. Stone would be increased from 120% to 125% of base salary for 2020.
•Ms. Macomber. In December 2019, the Committee determined that the 2020 target bonus percentage for Ms. Macomber would remain at 100% of base salary for 2020.
•Mr. Cochrane. In December 2019, the Committee determined that the 2020 target bonus percentage for Mr. Cochrane would remain at 125% of base salary for 2020.
•Mr. Stern. In December 2019, the Committee determined that the 2020 target bonus percentage for Mr. Stern would remain at 135% of base salary for 2020.
NEOs’ 2020 Target Annual Bonus Amounts – As Structured at the Outset of 2020 and as Updated in August 2020. The table below sets forth the 2020 target annual bonuses that were established for each NEO at the outset of 2020, and the update to those target amounts based on the Committee’s determinations in August 2020.

	At the Outset of 2020		As Updated in August 2020
NEO	2020 Target Annual Bonus (as % of Base Salary)	2020 Target Annual Bonus ($)	2020 Target Annual Bonus (as % of Base Salary)	2020 Target Annual Bonus ($)	Reduction in 2020 Target Annual Bonus Due to Update
Mr. Abate, Chief Executive Officer	185%	$1,480,000	61.7%	$ 493,333	-66 2/3%
Mr. Robinson, President	175%	$1,225,000	58.3%	$ 408,333	-66 2/3%
Mr. Stone, Executive Vice President and Chief Legal Officer	125%	$525,000	41.7%	$ 175,000	-66 2/3%
Ms. Macomber, Chief Human Resource Officer	100%	$350,000	33.3%	$ 116,667	-66 2/3%
Mr. Cochrane, Chief Financial Officer	125%	$481,250	41.7%	$ 160,417	-66 2/3%
Mr. Stern, Managing Director – Portfolio Strategy and Risk	135%	$587,250	45.0%	$ 195,731	-66 2/3%

Form of Payment of 2020 Performance-Based Annual Bonuses. In December 2019 the Committee decided, after consultation with FW Cook, to continue an existing practice that results in a portion of annual bonuses not being paid fully in cash in certain above-target performance circumstances. In particular, for 2020 with respect to each of the NEOs, if the performance-based annual bonuses earned by an NEO for 2020 exceeded two times the 2020 target annual bonus opportunity designated for that NEO, the excess portion would be paid 50% in cash and 50% in the form of vested DSUs with a mandatory three-year holding period. Under this formula, as an NEO’s annual bonus increases above 200% of target, an increasingly smaller percentage of that bonus is paid in cash. Payment of annual bonus amounts in this manner invests a greater portion of the NEOs’ annual bonuses in Redwood’s future financial performance, which the Committee believes supports the alignment of executive and long-term stockholder interests.

Performance-Based Annual Bonuses Earned for 2020
As described above, annual performance-based bonuses earned by NEOs for 2020 consisted solely of the individual performance component. As noted above within “Elements of Compensation in 2020–Annual Cash Compensation – Base Salary and Bonus,” in August 2020 the Committee both (i) eliminated the ability of NEOs to earn a company performance component of their 2020 target annual bonuses and (ii) continued to provide each NEO with an opportunity to earn a portion of his or her 2020 target annual bonuses based on a year-end review of his or her individual contribution to achieving Redwood’s updated 2020 company goals related to recovering from the impacts of the pandemic and positioning Redwood for future growth.
Individual Performance Components of 2020 Annual Bonuses. At the end of 2020, the Committee reviewed the individual performance of each of the NEOs, the NEOs’ collective self-assessment of their individual contributions and the assessment by Mr. Abate of Mr. Robinson, and the assessment by Mr. Abate and Mr. Robinson of the other NEOs. In assessing each NEO’s individual performance for 2020, the Committee considered the NEO’s contribution to recovering from the impact of the pandemic and to the achievement of 2020 company goals (summarized below), as updated in mid-2020 to support Redwood’s necessary strategic repositioning. With respect to each of these goals, the Committee took into account each NEO’s contribution and the related level of attainment (presented in italics after each listed goal below). The Committee did not assign specific weightings to each factor and goal, but instead considered them together as part of a comprehensive qualitative review.
Goal: In connection with Redwood’s necessary strategic repositioning: establish an updated framework for working capital levels and financial risk limits for Redwood’s operating platforms; strategically and opportunistically deploy available capital, including through debt and stock repurchases and other strategic investments; increase dividend in line with sustainable income growth; and continue to manage Redwood’s capital position to avoid the need for a dilutive capital raise.
•The Committee evaluated achievement of this goal in the context of various factors, including that during the second half of 2020: working capital and risk limits were updated for each of Redwood’s operating platforms, taking into account various factors, including marginable versus non-marginable warehouse financing facilities, financing capacity for loans in forbearance, interest rate hedging strategy, and appropriate levels of contingent liquidity; a significant amount of available capital was deployed into assets created through Redwood’s operating platforms, as well as through accretive repurchases of common stock and convertible debt; strategic investments by RWT Horizons were initiated; Redwood increased its quarterly dividend to $0.14 per share for both the third and fourth quarters; and Redwood completed 2020 with sufficient available capital to continue to pursue strategic and opportunistic investment opportunities without needing to raise dilutive capital.
Goal: Reposition Redwood’s Residential Mortgage Banking platform by: re-growing profitable residential loan purchase volumes within updated risk and working capital limits; maintaining a diversified distribution strategy for the sale and securitization of loans; replacing human resources that voluntarily departed (including through external hiring and acceleration of the in-place succession planning process); developing, within timeline and budget, in-process and new platform technology initiatives; and fortifying the platform’s financing facilities against potential future financing market disruptions.
•The Committee evaluated achievement of this goal in the context of various factors, including that during the second half of 2020 Redwood: saw residential loan purchase and sale activity rebound significantly as a result of its repositioning efforts, with loan purchases from over 90 different sellers and with a healthy mix of loan distribution between whole loan sales and securitization; successfully upgraded its residential mortgage banking leadership and workforce through acceleration of succession plans and external recruiting; launched its accelerated funding initiative, Rapid Funding, in the fourth quarter and reached important milestones towards completing additional technology and automation initiatives that should facilitate higher volumes of future business and more real-time and automated transparency into surveillance and analysis of portfolio assets; and increased financing capacity for loan inventory, including through the use of non-marginable warehouse capacity and facilities that provide designated financing capacity for loans in forbearance.

Goal: Enhance Redwood’s Business Purpose Lending platform by: increasing business purpose mortgage loan originations within updated risk and working capital limits; refining Redwood’s strategy for bridge loan originations; remaining on schedule and within budget for key platform technology initiatives; updating financing facilities to increase use of non-marginable facilities; and developing alternative distribution channels for the disposition of loans.
•The Committee evaluated achievement of this goal in the context of various factors, including that during the second half of 2020 Redwood: established a comprehensive strategic plan for growing its bridge lending business with a focus on product differentiation and customer engagement; increased capital allocated to support this growth, while also reducing financial risk by restructuring financing facilities to increasingly utilize non-marginable and non-recourse financing; significantly increased business purpose loan originations in the second half of 2020 in accordance with plan; completed in-process technology initiatives, including initiatives related to the combination of acquired origination platforms; and executed traditional and innovative securitization distribution transactions for the sale of single-family rental loans.
Goal: Engage workforce in embracing the “new normal” of remote working by updating the tools and techniques for communication and collaboration; continue to strengthen Redwood’s workplace culture and provide employees with career development opportunities; and progress Redwood’s diversity, inclusion, equity and belonging initiatives.
•The Committee evaluated achievement of this goal in the context of various factors, including that during the second half of 2020 Redwood: was highly effective in shifting its workforce to a remote working model, as it significantly evolved back-end infrastructure and front-end engagement tools to support its workforce during the pandemic; continued recruiting, onboarding, and performance management through remote systems and processes; maintained its leadership development capabilities across the organization with adapted remote learning modalities; redesigned core programs across the employee lifecycle for a remote and hybrid workforce, ensuring varied and frequent communication with employees; evolved policies to create flexibility and accountability for where and how employees work during the pandemic; and ensured safe and compliant office workspaces for a limited non-remote staff by implementing updated practices for office operations, addressing a variety of different state and local requirements and business needs, while also engaging with the workforce to maintain safety and address employee concerns.
Based on its review, the Committee determined the individual performance components of annual bonuses for each NEO for 2020 would equal two times their updated target amount for this component, as set forth in the table below under the heading “Total 2020 Annual Bonuses”.
Total 2020 Annual Bonuses. Because the Committee had eliminated the ability of NEOs to earn a company performance component of their 2020 annual bonuses, the individual performance components reported in the table below also represent the total 2020 annual bonuses for each NEO. The NEOs 2020 annual bonuses were generally significantly lower than their 2019 annual bonuses. For example, the CEO’s 2020 annual bonus was 56% lower than his 2019 annual bonus.

NEO	2020 Target Annual Bonus (At the Outset of 2020) ($)	2020 Individual Performance Component Awarded (Total 2020 Annual Bonus Earned) ($)
Mr. Abate, Chief Executive Officer	$1,480,000	$986,667
Mr. Robinson, President	$1,225,000	$816,667
Mr. Stone, Executive Vice President and Chief Legal Officer	$525,000	$350,000
Ms. Macomber, Chief Human Resource Officer	$350,000	$233,334
Mr. Cochrane, Chief Financial Officer	$481,250	$320,834
Mr. Stern, Managing Director – Portfolio Strategy and Risk	$587,250	$391,461
Grant of Mid-2020 Long-Term Incentive Awards and Other Long-Term Incentives

As described above under the heading “Elements of Compensation in 2020 – Mid-Year 2020 Long-Term Incentives”, in August 2020, in connection with Redwood’s necessary strategic repositioning, the Committee determined to provide mid-2020 long-term incentive awards to certain NEOs in order to incentivize future outperformance on a relative TSR basis, while also providing a basic long-term retention incentive. These long-term incentives were awarded on August 5, 2020 through grants of Long-Term Relative TSR Performance Vesting Cash Awards and Three-Year Vesting Cash Awards. These long-term incentive awards utilize a cash settlement structure intended to limit potential dilution to shareholders.

Mid-2020 LTI Awards. Each of the NEOs listed in the table below received a Long-Term Relative TSR Performance Vesting Cash Award and a Three-Year Vesting Cash Award, the key terms of which are summarized below.
•The Long-Term Relative TSR Performance Vesting Cash Awards are performance-based awards under which the amount of value that vests, and that the recipient becomes entitled to receive, following continued service through the vesting period, will range from 0% to 400% of the granted award value based on Redwood’s relative total stockholder return (“rTSR”) over the three-year performance measurement period compared to the component companies of the S&P 600 Small Cap Financials Index. No value vests or is earned for relative TSR performance below the 60th percentile.

Relative TSR (X)	Percentage of Granted Award Value that Vests
X < 60th percentile	0%
60th percentile ≤ X < 65th percentile	80%
65th percentile ≤ X < 70th percentile	120%
70th percentile ≤ X < 75th percentile	160%
75th percentile ≤ X < 80th percentile	200%
80th percentile ≤ X < 85th percentile	240%
85th percentile ≤ X < 90th percentile	280%
90th percentile ≤ X < 95th percentile	320%
95th percentile ≤ X < 100th percentile	360%
X = 100th percentile	400%

•The Three-Year Vesting Cash Awards vest over three years based on continued service and the vesting schedule for each recipient is set forth in the table below. For Mr. Abate, Mr. Robinson and Mr. Stone, 25% of the Three-Year Vesting Cash Award will vest on the first anniversary of the grant date and 75% will vest on the third anniversary of the grant date. For Ms. Macomber and Mr. Stern, 33.3% of the Three-Year Vesting Cash Award will vest on each of the first, second and third anniversaries of the grant date.

	Granted Award Values
NEO	Three-Year Vesting Cash Award ($)(1)	Long-Term Relative TSR Performance Vesting Cash Award ($)(2)
Mr. Abate, Chief Executive Officer	$1,000,000	$750,000
Mr. Robinson, President	$825,000	$618,800
Mr. Stone, Executive Vice President and Chief Legal Officer	$355,000	$266,250
Ms. Macomber, Chief Human Resource Officer	$250,000	$83,300
Mr. Stern, Managing Director – Portfolio Strategy and Risk	$400,000	$133,300

(1) For Mr. Abate, Mr. Robinson and Mr. Stone, 25% of the Three-Year Vesting Cash Award will vest on the first anniversary of the grant date and 75% will vest on the third anniversary of the grant date. For Ms. Macomber and Mr. Stern, 33.3% of the Three-Year Vesting Cash Award will vest on each of the first, second and third anniversaries of the grant date.
(2) As described above, between 0% and 400% of the granted award value of Long-Term Relative TSR Performance Vesting Cash Awards will vest at the third anniversary of the grant date based on three-year relative TSR.
The terms of the Long-Term Relative TSR Performance Vesting Cash Awards and the Three-Year Vesting Cash Awards granted in August 2020 are established under definitive award agreements, with terms that include provisions relating to forfeiture, retirement, and change-in-control.

Other Long-Term Incentives. In late 2019, Redwood disclosed the departure of its Principal Accounting Officer. Following that departure, in connection with succession planning, Mr. Cochrane, Redwood’s CFO, agreed to also serve as Redwood’s Principal Accounting Officer. In connection with this additional role and the related responsibilities, Redwood entered into a letter agreement with Mr. Cochrane in February 2020 providing for a $500,000 cash award to incentivize continued service, with payment of the award generally subject to continued service over a two-year period

– i.e., through March 1, 2022. As noted above, because he had received this long-term incentive award in February 2020, Mr. Cochrane did not receive a Mid-2020 LTI Award.

2020 Long-Term Equity-Based Incentive Awards

Equity ownership in Redwood provides an important linkage between the interests of stockholders and executives by rewarding long-term stockholder value creation. To meet this objective, officers, directors, key employees, and other persons expected to contribute to Redwood’s management, growth, and profitability are eligible to receive long-term equity-based incentive awards. The Committee oversees the issuance of these awards to NEOs and in consultation with FW Cook, determines the types and sizes of awards granted based on the NEO’s position, responsibilities, total compensation level, individual and company financial performance, competitive factors, and market-based benchmarks.
The Committee’s normal practice is to make long-term equity-based incentive awards to NEOs at the regularly scheduled (pre-established) fourth quarter meeting of the Committee. Accordingly, on December 16, 2020, the Committee made 2020 year-end long-term equity-based incentive awards to NEOs in three forms: DSUs, csDSUs and PSUs, the key terms of which are summarized below.
•The DSUs granted on December 16, 2020 will vest over four years, with 25% vesting on January 31, 2022, and an additional 6.25% vesting on the last day of each subsequent quarter (beginning with the quarter ending March 31, 2022), with full vesting occurring on December 15, 2024. Shares of Redwood common stock underlying these DSUs will be distributed to the recipients not earlier than December 15, 2024, unless electively deferred under the terms of Redwood’s Executive Deferred Compensation Plan. The number of DSUs granted to each NEO was determined as a specified dollar amount, divided by the closing price of Redwood’s common stock on the grant date.
•The terms of the csDSUs granted on December 16, 2020 are generally consistent with the terms of the DSUs noted above, except that at settlement (four years following the grant), the value of the common stock referenced by the csDSUs on December 15, 2024 will be settled with a cash payment, rather than through the delivery of shares of common stock. The csDSUs granted on December 16, 2020 will vest over four years, with 25% vesting on January 31, 2022, and an additional 6.25% vesting on the last day of each subsequent quarter (beginning with the quarter ending March 31, 2022), with full vesting occurring on December 15, 2024. The number of csDSUs granted to each NEO was determined as a targeted dollar amount, divided by the closing price of Redwood’s common stock on the grant date.
◦The use of csDSUs was introduced in 2020 in order to, among other things, reduce the potential for dilution to stockholders from long-term equity-based incentive awards.
•The PSUs granted on December 16, 2020 are performance-based equity awards which provide for vesting to generally range from 0% to 250% of the target number of PSUs granted, with the target number of PSUs adjusted to reflect the value of any dividends declared on Redwood common stock during the vesting period (as further described below). Vesting of these PSUs will generally occur based on the performance metrics described below during a three-year measurement period and continued employment through January 1, 2024. Further detail on performance-based vesting of the PSUs granted in December 2020 is set forth below.

Performance-Based Vesting – PSUs Granted in December 2020. Performance-based vesting of the PSUs granted in December 2020 will generally occur as of January 1, 2024, after a three-year performance measurement period, based on a three-step process as described below.
•First, the target number of PSUs granted (“Target PSUs”) are divided into three equal tranches of Target PSUs, with one tranche corresponding with each of calendar years 2021, 2022, and 2023. Baseline vesting for each tranche will range from 0% to 200% of the corresponding Target PSUs based on the level of Redwood’s bvTSR over the corresponding calendar-year, with 100% of the Target PSUs in each tranche vesting if bvTSR for the applicable calendar year is 7.7%, which, at target level vesting, equates to a cumulative three-year bvTSR of 25%.
◦Baseline vesting for each tranche of PSUs for the corresponding annual period will be in accordance with the following table:

Annual Book Value TSR (“bvTSR”):	Equivalent Cumulative bvTSR Over Three-Year Period:*	% of Performance-Based Vesting:**
Less than 1.6% bvTSR	Less than 5% bvTSR	0%
1.6% bvTSR	5% bvTSR	50%
7.7% bvTSR	25% bvTSR	100%
13.2% or greater bvTSR	45% or greater bvTSR	200%

*	Equivalent cumulative bvTSR over three-year period is illustrative of annual bvTSR compounded over a three-year period.
**
If actual bvTSR is between two of the performance thresholds set forth in this table, the percentage of baseline vesting shall be determined based on a straight-line, mathematical interpolation between the applicable performance-based vesting percentages.

◦bvTSR, for the PSUs granted in December 2020 is defined as the percentage by which Redwood’s GAAP book value per share (after reversing the net impact of specified acquisition-related accounting items) has increased or decreased as of the last day of the three-year performance measurement period relative to the first day of such period, plus the value of cash dividends declared and/or paid during such period on Redwood common stock.
•Second, at the end of the three-year vesting period, the aggregate vesting level of the three tranches, or the total baseline vesting, would then be increased or decreased by up to 50 percentage points based on Redwood’s three-year rTSR compared to the component companies of the FTSE Nareit Mortgage REIT Index, with median rTSR performance correlating to no adjustment from the total baseline level of vesting.
◦Adjustments to total baseline vesting of PSUs based on three-year rTSR will be in accordance with the following table:

Three-Year Relative TSR (“rTSR”):	Relative TSR Adjustment to Total Baseline Vesting:*
25th percentile or less	Minus 50 percentage points
50th percentile	No change
75th percentile or greater	Plus 50 percentage points

* If actual relative TSR is between two of the performance thresholds set forth in this table, the adjustment to baseline vesting shall be determined based on a straight-line, mathematical interpolation between the applicable percentage point adjustments.

•Third, if the aggregate vesting level after steps one and two is greater than 100% of the Target PSUs, but Redwood’s absolute total shareholder return (“TSR”) is negative over the three-year performance period, vesting would be capped at 100% of Target PSUs.

◦Absolute TSR is defined as the percentage by which the per share price of Redwood’s common stock has increased or decreased as of the last day of the three-year performance measurement period relative to the first day of such period, adjusted to reflect the reinvestment of all dividends declared and/or paid during such period on Redwood common stock.
Vested shares of Redwood common stock underlying these PSUs, if any, will be distributed to the recipients not later than 45 days following April 1, 2024, unless electively deferred under the terms of Redwood’s Executive Deferred Compensation Plan. Prior to vesting, no dividend equivalent rights are paid in respect of PSUs.
•At the time of vesting, the value of any dividends paid during the vesting period will be reflected in the PSUs by increasing the target number of PSUs granted by an amount corresponding to the incremental number of shares of Redwood common stock that a stockholder would have acquired between the grant date and the end of the three-year performance measurement period, had all dividends during that period been reinvested in Redwood common stock on the applicable dividend payment dates.
•After the vesting of any of these PSUs on January 1, 2024, and until the delivery of the underlying shares of Redwood common stock, the underlying vested award shares will have attached dividend equivalent rights, resulting in the payment of dividend equivalents each time Redwood pays a common stock dividend.
DSUs Granted to Ms. Macomber in March 2020. As noted above, the Committee’s normal practice is to make long-term equity-based incentive awards to NEOs at the regularly scheduled (pre-established) fourth quarter meeting of the Committee. With respect to Ms. Macomber, the process for benchmarking and determining her 2019 year-end long-term equity-based award was ongoing at the end of 2019, with the result that a portion of Ms. Macomber’s 2019 year-end long-term equity-based award was provided in the form of a grant of DSUs on March 2, 2020, the date that 2019 year-end equity-based awards were granted to non-executive level employees. The DSUs granted to Ms. Macomber on March 2, 2020 will vest over four years, with 25% vesting on April 1, 2021, and an additional 6.25% vesting on the last day of each subsequent three-month period (beginning with the three-month period ending July 1, 2021), with full vesting occurring on March 1, 2024. Shares of Redwood common stock underlying these DSUs will be distributed to Ms. Macomber not earlier than March 1, 2024, unless electively deferred under the terms of Redwood’s Executive Deferred Compensation Plan. The number of DSUs granted to Ms. Macomber on March 2, 2020 was determined as a specified dollar amount, divided by the closing price of Redwood’s common stock on the grant date. This March 2, 2020 DSU award for Ms. Macomber is separately noted in the table the follows below, as it was granted in 2020, but was part of, and related to, the 2019 year-end compensation process.
Equity-Based Award Agreements. The terms of the DSUs, csDSUs and PSUs granted in March 2020 and December 2020 are established under a DSU award agreement, a csDSU award agreement, or a PSU award agreement, as applicable, and Redwood’s 2014 Incentive Plan. These terms include provisions relating to dividend equivalent rights, forfeiture, retirement, mandatory net settlement for income tax withholding purposes, and change-in-control.
NEOs’ 2020 Year-End Long-Term Equity-Based Incentive Award Values. The Committee made the following determinations with respect to the value of each NEO’s 2020 year-end long-term equity-based incentive awards after consultation with FW Cook, a review of market-based benchmarks for the position and consideration of competitive factors, and the NEO’s role, experience, and performance at Redwood.
•Mr. Abate. In December 2020, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Abate would total $3.75 million, with this award value granted as: $937,500 in DSUs (25% of total value), $937,500 in csDSUs (25% of total value), and $1.875 million in PSUs (50% of total value).
◦The aggregate grant date fair value of Mr. Abate’s 2020 year-end, long-term equity-based incentive awards was unchanged from the aggregate grant date fair value of his year-end 2019 awards.
•Mr. Robinson. In December 2020, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Robinson would total $2.5 million, with this award value granted as: $625,000 in DSUs (25% of total value), $625,000 in csDSUs (25% of total value), and $1.25 million in PSUs (50% of total value).
◦The aggregate grant date fair value of Mr. Robinson’s 2020 year-end, long-term equity-based incentive awards was decreased by 29% from the aggregate grant date fair value of his year-end 2019 awards.
•Mr. Stone. In December 2020, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Stone would total $1.05 million, with this award value granted as: $262,500 in DSUs (25% of total value), $262,500 in csDSUs (25% of total value), and $525,000 in PSUs (50% of total value).
◦The aggregate grant date fair value of Mr. Stone’s 2020 year-end, long-term equity-based incentive awards was unchanged from the aggregate grant date fair value of his year-end 2019 awards.
•Ms. Macomber. In December 2020, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Macomber would total $800,000, with this award value granted as: $200,000 in DSUs (25% of total value), $200,000 in csDSUs (25% of total value), and $400,000 in PSUs (50% of total value).
◦The aggregate grant date fair value of Ms. Macomber’s 2020 year-end, long-term equity-based incentive awards was unchanged from the aggregate grant date fair value of her year-end 2019 awards, which were awarded in part in December 2019 and in part on March 2, 2020.
•Mr. Cochrane. In December 2020, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Cochrane would total $775,000, with this award value granted as: $193,750 in DSUs (25% of total value), $193,750 in csDSUs (25% of total value), and $387,500 in PSUs (50% of total value).
◦The aggregate grant date fair value of Mr. Cochrane’s 2020 year-end, long-term equity-based incentive awards was decreased by 8.8% from the aggregate grant date fair value of his year-end 2019 awards.
•Mr. Stern. In December 2020, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Stern would total $1.0 million, with this award value granted as: $250,000 in DSUs (25% of total value), $250,000 in csDSUs (25% of total value), and $500,000 in PSUs (50% of total value).
◦The aggregate grant date fair value of Mr. Stern’s 2020 year-end, long-term equity-based incentive awards was increased by 11.1% from the aggregate grant date fair value of his year-end 2019 awards.
The number and grant date fair value of DSUs, csDSUs and PSUs comprising the 2020 year-end long-term equity-based awards granted to each NEO in December 2020 are set forth in the table below:

	Deferred Stock Units (“DSUs”)(1)		Cash Settled Deferred Stock Units (“csDSUs”)(1)		Performance Stock Units (“PSUs”)(1)
NEO	#	Aggregate Grant Date Fair Value	#	Aggregate Grant Date Fair Value	#	Aggregate Grant Date Fair Value
Mr. Abate, Chief Executive Officer	106,898	$ 937,500	106,898	$ 937,500	179,942	$ 1,875,000
Mr. Robinson, President	71,265	$ 625,000	71,265	$ 625,000	119,961	$ 1,250,000
Mr. Stone, Executive Vice President and Chief Legal Officer	29,931	$ 262,500	29,931	$ 262,500	50,383	$ 525,000
Ms. Macomber, Chief Human Resource Officer(2)	22,805	$ 200,000	22,805	$ 200,000	38,387	$ 400,000
Mr. Cochrane, Chief Financial Officer	22,092	$ 193,750	22,092	$ 193,750	37,188	$ 387,500
Mr. Stern, Managing Director – Portfolio Strategy and Risk	28,506	$ 250,000	28,506	$ 250,000	47,984	$ 500,000

(1) Grant date fair value determined at the time the grant was made in accordance with FASB Accounting Standards Codification Topic 718. The value of dividend equivalent rights associated with DSUs and csDSUs and the value of any increase in the target number of PSUs to reflect dividends paid during the performance period were taken into account in establishing the grant date fair value of these DSUs, csDSUs and PSUs under FASB Accounting Standards Codification Topic 718 at the time the awards were granted. Therefore, dividend equivalent right payments and any increase in the target number of PSUs to reflect dividends paid during the performance period are not considered part of the compensation or other amounts reported in the summary table of NEO compensation under “Executive Compensation Tables — Summary Compensation,” or reported below under “Executive Compensation Tables — Grants of Plan-Based Awards.”
(2) As noted above under the heading “DSUs Granted to Ms. Macomber in March 2020”, Ms. Macomber received a portion of her 2019 year-end long-term equity-based award on March 2, 2020 in the form of 16,997 DSUs with a four-year vesting schedule ending March 1, 2024; these DSUs, which had an aggregate grant date fair value of $300,000, are not included in the table above.

Vesting and Mandatory Holding Periods for 2020 Long-Term Equity-Based Incentive Awards
DSUs Granted in December 2020. The DSUs granted to NEOs in December 2020 have the four-year vesting schedule described above on page 57 within this CD&A under the heading “2020 Long-Term Equity-Based Incentive Awards.” Notwithstanding this vesting schedule, while continuously employed, the NEOs are subject to a mandatory four-year holding period with respect to these DSU awards, with the result that these DSU awards are not scheduled to be distributed to recipients in shares of Redwood common stock until four years following the respective grant dates (i.e., in December 2024).
csDSUs Granted in December 2020. The cash-settled DSUs (“csDSUs”) granted to NEOs in December 2020 have the four-year vesting schedule described above on page 57 within this CD&A under the heading “2020 Long-Term Equity-Based Incentive Awards.” Notwithstanding this vesting schedule, while continuously employed, the NEOs are subject to a mandatory four-year holding period with respect to these csDSU awards, with the result that these csDSU awards are not scheduled for settlement payments to recipients until four years following the respective grant dates (i.e., in December 2024).
PSUs Granted in December 2020. The PSUs granted to NEOs in December 2020 have the three-year vesting schedule described above on pages 57-58 within this CD&A under the heading “2020 Long-Term Equity-Based Incentive Awards.” For any of the PSUs that vest, they will be distributed to recipients in shares of Redwood common stock not later than 45 days following April 1, 2024.

DSUs Granted in March 2020 to Ms. Macomber. The DSUs granted to Ms. Macomber on March 2, 2020 as part of her 2019 year-end long-term equity-based incentive award, have the four-year vesting schedule described above on page 59 within this CD&A under the heading “DSUs Granted to Ms. Macomber in March 2020.” Notwithstanding this vesting schedule, while continuously employed, Ms. Macomber is subject to a mandatory four-year holding period with respect to these DSU awards, with the result that these DSU awards are not scheduled to be distributed to her in shares of Redwood common stock until four years following the grant date (i.e., in March 2024).

Section III - Other Compensation, Plans and Benefits

➢	Deferred Compensation

➢	Employee Stock Purchase Plan

➢	401(k) Plan and Other Matching Contributions

➢	Other Compensation and Benefits

➢	Severance and Change of Control Arrangements

Deferred Compensation
Under Redwood’s Executive Deferred Compensation Plan, NEOs (and other eligible officers of Redwood) may elect to defer up to 100% of their cash compensation as well as dividend equivalent right payments on DSUs, csDSUs and vested PSUs and, under certain circumstances, can also elect to re-defer scheduled distributions of cash or stock from the plan. Additionally, delivery of shares of Redwood common stock underlying DSUs and PSUs granted under Redwood’s 2014 Incentive Plan may be deferred under the Executive Deferred Compensation Plan. Deferred amounts may be deferred until a date chosen by the participant in the plan at the time of the initial deferral (subject to certain restrictions) or until separation from service, at which time the balance in the participant’s account will be delivered in cash or common stock (as applicable), or paid out over a period of up to 15 years, depending upon deferral elections.
Cash amounts deferred under the Executive Deferred Compensation Plan are credited with interest at 120% of the long-term applicable federal rate as published by the IRS, which does not constitute above-market interest under IRS regulations. As an example, for December 2020, 120% of the long-term applicable federal rate was approximately 1.56% per annum. Cash balances deferred under the Executive Deferred Compensation Plan remain available to Redwood for general corporate purposes pending the obligation to deliver the deferred amounts on the deferral date. The ability of participants to receive interest on deferred amounts is one incentive to participate in this Plan, and has the benefit of making the funds available for use by Redwood.
Redwood also matches 50% of cash compensation deferred by participants in the Executive Deferred Compensation Plan, provided that total matching payments and contributions made by Redwood to participants in the Executive Deferred Compensation Plan and Redwood’s 401(k) plan (discussed below) are limited to 6% of base salary. Participants are fully vested in all prior and all new matching payments after three years of employment. Redwood believes the Executive Deferred Compensation Plan provides a vehicle for executive officers and other participants to plan for retirement and supports tax planning flexibility.

Employee Stock Purchase Plan
Redwood offers all eligible employees (including NEOs) the opportunity to participate in a tax-qualified Employee Stock Purchase Plan (ESPP). Through payroll deductions, employees can purchase shares of Redwood’s common stock at a discount from fair market value on a quarterly basis. The purchase price per share is the lower of (a) 85% of the fair market value per share on the first day of each 12-month offering period (January 1st) and (b) 85% of the fair market value per share on the purchase date (the end of each calendar quarter, March 31st, June 30th, September 30th, and December 31st). An employee is eligible to participate in the ESPP at the beginning of the quarter following 90 consecutive days of employment. Employees are allowed to contribute up to 15% of their cash compensation, subject to a limit of $25,000 per offering period, which is equivalent to a calendar year.

401(k) Plan and Other Matching Contributions
During 2020, Redwood offered a tax-qualified 401(k) plan to all eligible employees (including NEOs) for retirement savings. Under this plan, during 2020, eligible employees, including NEOs, were allowed to contribute and invest up to 100% of their cash earnings, subject to the maximum 401(k) contribution amount under Federal law. Contributions can be invested in a diversified selection of mutual funds.

In order to encourage participation and to provide a retirement planning benefit to employees, during 2020 Redwood also generally provided a matching contribution of up to 50% of employees’ 401(k) plan contributions, provided that matching contributions to the 401(k) plan were limited to the lesser of 4% of an employee’s cash compensation or $9,750. Employees who are provided with matching contributions are fully vested in all prior and all new matching contributions after three years of employment. As noted above, for 2020, total matching payments made to participants in the Executive Deferred Compensation Plan (taken together with matching contributions to the 401(k) plan) were limited to 6% of base salary.

Other Compensation and Benefits
During 2020, Redwood also provided employees (including NEOs) with certain other health and welfare benefits, generally consisting of: medical, dental, vision, disability, and life insurance, a disability income continuation program (which can supplement disability insurance payments), an employee assistance program (which is a standard package of assistance benefits such as counseling and legal and financial consultation and referral services), a fitness-related activity reimbursement program, and a flexible spending account program. The provision of these types of benefits is important in attracting and retaining employees. These plans were available in 2020 to all eligible employees on a substantially similar basis. During 2020, Redwood paid a portion of all employees’ monthly premium for medical and dental coverage, as well as for basic long-term disability and life insurance provided through Redwood plans.

Severance and Change of Control Arrangements
For NEOs and other Redwood employees, the terms of outstanding long-term incentive award agreements include “change of control” double-trigger protection that provide for the acceleration of outstanding awards in the event a termination without “cause” or a termination of employment with “good reason”, following a “change of control”.
In addition, certain of Redwood’s NEOs have entered into an employment agreement or a letter agreement with Redwood, which provide for severance payments and vesting of equity-related awards in the event Redwood terminates the executive’s employment without “cause” or, in certain cases, the executive terminates his or her employment for “good reason.” These employment agreements also provide for payments and vesting of equity-related awards in the event of the executive’s death or disability.
In the event of a “change of control,” these employment or letter agreements provide for vesting of long-term incentive awards only after a “double trigger” - meaning that no awards would vest unless the executive is terminated without “cause” or, in certain cases, terminates his or her employment with “good reason”, following such a “change of control”.
In addition, under these employment agreements if the surviving or acquiring corporation does not assume outstanding long-term incentive awards or substitute equivalent awards, then the long-term incentive awards will generally vest in full. These agreements were entered into in order to attract and retain these executives in the competitive marketplace for executive talent.
For all NEOs, under the award agreements governing outstanding PSUs and Long-Term Relative TSR Performance Vesting Cash Awards, in the event of a “change of control,” the per share price paid in connection with the change of control will be used to calculate TSR when determining the vesting of outstanding PSU awards. When applicable, absolute TSR performance goals will be annualized to reflect the number of days completed in the performance-measurement period (from the first day of the period through the closing date of the change of control).
The various levels of post-termination benefits for each of the NEOs were determined by the Committee to be appropriate based on that executive’s duties and responsibilities with Redwood and were the result of arm’s-length negotiations with these individuals. The different levels were also determined to be appropriate and reasonable when compared to post-termination benefits provided by Redwood’s peers to executives with similar titles and similar levels of responsibility. The levels of benefit were also intended to take into account the expected length of time and difficulty the executive may experience in trying to secure new employment. The amount of the severance is balanced against Redwood’s need to be responsible to its stockholders and also considers the potential impact the severance payments may have on other potential parties to a change in control transaction.

The terms of the executive severance and change of control arrangements that were in place with NEOs during 2020 are described in more detail below under “Potential Payments upon Termination or Change of Control.”
Redwood does not provide for excise tax gross-ups for change-in-control severance payments. Redwood does not have any agreements in place with any executive officer (or any other employee) that provide for an excise tax gross-up for a change-in-control severance payment, whether imposed under Section 280G of the Internal Revenue Code of 1986, as amended (the Code) or otherwise. The Committee does not intend to offer any such excise tax gross-up provisions in any future agreements.

Section IV - Compensation-Related Policies and Tax Considerations

➢	Mandatory Executive Stock Ownership Requirements

➢	Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares

➢	Clawback Policy

➢	Tax Considerations

➢	Accounting Standards

Mandatory Executive Stock Ownership Requirements
As described on pages 11-12 of this Proxy Statement under the heading “Stock Ownership Requirements — Required Stock Ownership by Executive Officers,” the Committee maintains mandatory stock ownership requirements with respect to Redwood’s executive officers, which the Committee believes foster long-term alignment between executives and stockholders. The Committee conducts a review of the executive stock ownership requirements each year.

Mandatory Executive Stock Ownership Requirements
•The Chief Executive Officer, the President, and the other executive officers are required to own stock with a value at least equal to (i) six times current salary in the case of the Chief Executive Officer, (ii) three times current salary in the case of the President, and (iii) two times current salary in the case of the other executive officers;
•Executive officers are allowed three years to attain the required level of ownership and three years to acquire additional incremental shares if promoted to a position with a higher ownership requirement or when a salary increase results in a higher ownership requirement (if not in compliance at the compliance deadlines, the executive officer is required to retain net after-tax shares delivered as compensation from the 2014 Incentive Plan or from the Executive Deferred Compensation Plan until compliance is achieved);
•All shares owned outright are counted, including those held in trust for the executive officer and his or her immediate family, as well as vested DSUs and vested shares held pursuant to other employee plans; and
•For purposes of determining compliance, the purchase or acquisition price is used as the value of shares held.
As of the date of this Proxy Statement, all of Redwood’s executive officers were in compliance with these requirements either due to ownership of the requisite number of shares or because the time period during which the executive officer is permitted to attain the required level of ownership had not expired.

Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares
Under Redwood’s Insider Trading Policy, Redwood’s executive officers, employees and directors may not acquire securities issued by Redwood using borrowed funds, may not use margin in respect of the purchase of securities issued by Redwood, may not use margin accounts to hold Redwood securities, may not pledge or otherwise use as collateral securities issued by Redwood, and may not engage in hedging or other transactions with respect to their ownership of securities issued by Redwood (including short sales or transactions in puts, calls, or other derivative securities). The Committee believes these proscribed activities would be inconsistent with the purposes and intent of Redwood’s stock ownership requirements.

Clawback Policy
Redwood continues to maintain a “clawback” policy with respect to bonus, equity, and other incentive payments made to any executive officer whose fraud or misconduct resulted in a financial restatement. Pursuant to this policy, in the event of a significant restatement of Redwood’s financial results due to fraud or misconduct, the Board of Directors of Redwood will review all bonus and incentive compensation payments made on the basis of Redwood having met or exceeded specific performance targets during the period affected by the restatement. If any of the payments would have been lower if determined using the restated results, the Board of Directors will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers whose fraud or misconduct materially contributed to the restatement the excess value or benefit of the prior payments made to those executive officers.

Tax Considerations
The Committee considers the anticipated tax treatment to Redwood and to executive officers when reviewing executive compensation levels and Redwood’s compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also can affect the deductibility of compensation.
While the tax impact of any compensation arrangement is one factor considered by the Committee, that impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

Accounting Standards
Under GAAP, ASC Topic 718 requires Redwood to calculate the grant date “fair value” of certain long-term incentive awards using a variety of assumptions. ASC Topic 718 also requires Redwood to recognize an expense for the fair value of certain equity-based and other long-term incentive compensation awards. Grants of deferred stock units, cash-settled deferred stock units, restricted stock, restricted stock units, performance stock units, and long-term relative TSR performance vesting cash awards will be accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity incentive award plans and programs. As accounting standards change, the Committee may revise certain programs to align appropriately the accounting expense of equity awards with Redwood’s overall executive compensation philosophy and objectives.

Section V - Conclusion

➢	Certain Compensation Determinations Relating to 2021

➢	Compensation Committee Report

Certain Compensation Determinations Relating to 2021
In accordance with its normal practice, at its meeting in December 2020, the Committee made certain decisions relating to 2021 base salaries and 2021 targets for performance-based annual bonuses for Redwood’s executive officers, as further described below. The Committee retains the discretion to make adjustments to these decisions prior to the completion of its annual year-end review in December 2021.
2021 Base Salaries. In accordance with its above-described policy and practice relating to base salaries (see discussion above on page 50 within this CD&A under the heading “2020 Base Salaries”), in December 2020 the Committee reviewed the base salaries of Redwood’s executive officers for 2021. The following table sets forth each of these executive officer’s 2021 base salary rate per annum, together with a comparison to their 2020 rate per annum. 2020.

	Base Salary
Current Executive Officers	2020		2021
Mr. Abate, Chief Executive Officer	$800,000	(1)	$800,000
Mr. Robinson, President	$700,000		$750,000
Mr. Stone, Executive Vice President and Chief Legal Officer	$420,000		$420,000
Ms. Macomber, Chief Human Resource Officer	$350,000		$400,000
Mr. Cochrane, Chief Financial Officer	$385,000		$385,000

(1)
Effective May 1, 2020, and continuing through the end of 2020, Redwood’s CEO voluntarily waived continued receipt of the base salary increase he received at year-end 2019. Actual base salary received by Mr. Abate in 2020 totaled $766,667.

2021 Targets for Performance-Based Annual Bonuses. In accordance with its above-described policy and practice relating to target annual bonuses (see discussion above on pages 50-52 within this CD&A under the heading “2020 Performance-Based Annual Bonus Compensation”), in December 2020 the Committee established a 2021 target annual bonus for each of Redwood’s executive officers for 2021.

The table below sets forth the 2021 target annual bonuses for each of the current executive officers.

Current Executive Officers	2021 Base Salary	2021 Target Annual Bonus (%)	Change from 2020 Target Annual Bonus Percentage (%)(1)	Total 2021 Target Annual Bonus ($)
Mr. Abate, Chief Executive Officer	$800,000	185%	—	$1,480,000
Mr. Robinson, President	$750,000	175%	—	$1,312,500
Mr. Stone, Executive Vice President and Chief Legal Officer	$420,000	125%	—	$525,000
Ms. Macomber, Chief Human Resource Officer	$400,000	125%	25%	$500,000
Mr. Cochrane, Chief Financial Officer	$385,000	125%	—	$481,250

(1)    Amounts set forth in the table under “Change from 2020 Target Annual Bonus Percentage (%)” reflect the increase, if any, in the 2021 Target Annual Bonus (%) from the 2020 Target Annual Bonus (%) in effect for each current executive officer at the end of 2020.

2021 Maximum Total Annual Bonuses. The Committee also determined that the maximum total annual bonus for 2021 will continue to be $5 million for each of the CEO and President, and $3 million for each of the other current executive officers.

Form of Payment of 2021 Performance-Based Annual Bonuses. As in prior years, for 2021, the Committee determined that if the performance-based annual bonus earned by an executive officer exceeds two times the target annual bonus designated for that executive officer, the excess portion will not be paid fully in cash, but will instead be paid 50% in cash and 50% in the form of vested DSUs or vested csDSUs, in either case, with a mandatory three-year holding period.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and Executive Summary of Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis and Executive Summary of Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Georganne C. Proctor, Chair
Richard D. Baum
Debora D. Horvath
Jeffrey T. Pero

Executive Compensation Tables
Summary Compensation

The following table includes information concerning compensation earned by the NEOs for the years ended December 31, 2020, 2019, and 2018, as applicable.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Christopher J. Abate, Chief Executive Officer(5)	2020	$766,667	$986,667	$3,749,987	$—	$49,000	$5,552,321
	2019	$750,000	—	$3,749,992	$2,253,335	$46,000	$6,799,327
	2018	$645,833	—	$2,999,963	$1,267,778	$37,000	$4,950,574

Dashiell I. Robinson, President	2020	$700,000	$816,667	$2,499,982	$—	$42,000	$4,058,649
	2019	$600,000	—	$3,499,982	$1,761,533	$36,000	$5,897,515
	2018	$515,278	—	$2,199,973	$866,996	$19,625	$3,601,872

Andrew P. Stone, Executive Vice President and Chief Legal Officer	2020	$420,000	$350,000	$1,049,981	$—	$26,200	$1,846,181
	2019	$400,000	—	$1,049,997	$758,077	$25,000	$2,233,074
	2018	$400,000	—	$949,993	$515,991	$25,000	$1,890,984

Collin L. Cochrane, Chief Financial Officer	2020	$385,000	$320,834	$774,993	$—	$22,250	$1,503,077
	2019	$375,000	—	$849,986	$715,159	$22,500	$1,962,645
	2018	$350,000	—	$799,980	$407,800	$21,000	$1,578,780

Sasha G. Macomber, Chief Human Resource Officer(6)	2020	$350,000	$233,334	$1,099,989	$—	$15,658	$1,698,981

Shoshone ("Bo") Stern, Managing Director - Portfolio Strategy and Risk(7)	2020	$435,000	$391,461	$999,989	$—	$26,100	$1,852,550

(1)These amounts are annual bonuses paid in cash for the year indicated with respect to performance during such year (but paid early in the following year). For 2020, these amounts were determined in the discretion of the Compensation Committee based on individual performance, including contribution to achievement of 2020 company goals. See pages 53-55 of this Proxy Statement under the heading “Compensation Discussion and Analysis – Performance-Based Annual Bonuses Earned for 2020” for additional details.
(2)These amounts represent the grant date fair value of stock units awarded, as determined in accordance with FASB Accounting Standards Codification Topic 718. Information regarding the assumptions used to value stock awards is provided in Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 26, 2021.
In 2020, Redwood’s NEOs received the following stock unit awards:
    -    All NEOs received an annual grant of deferred stock units, cash-settled deferred stock units and performance stock units on December 16, 2020. These deferred stock units, cash-settled deferred stock units, and performance stock units were granted with the grant date fair values of $8.77, $8.77 and $10.42 per unit, respectively. The maximum potential value of the 2020 performance stock units granted to Messrs. Abate, Robinson, Stone, Cochrane and Stern and Ms. Macomber (assuming the maximum number of units vest and calculated based on the closing price of Redwood's common stock on the NYSE on the grant date) are $3,945,228, $2,630,145, $1,104,647, $815,347, $1,052,049 and $841,635, respectively, assuming Redwood achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of units to reflect the value of any dividends paid on Redwood common stock during the vesting period. As described further in Note 6 below, a portion of Ms. Macomber’s 2019 year-end long-term equity-based award was provided in the form of a grant of deferred stock units on March 2, 2020 with a grant date fair value of $17.65 per unit.
-    For additional details regarding these awards, see the following “Grants of Plan-Based Awards” table.

(3)These amounts are annual performance-based bonuses paid in cash for each year indicated with respect to performance during such year (but paid early in the following year). As described on pages 55-56 of this Proxy Statement under the heading “Compensation Discussion and Analysis – Grant of Mid-2020 Long-Term Incentive Awards and Other Long-Term Incentives”, on August 5, 2020, each of Mr. Abate, Mr. Robinson, Mr. Stone, Ms. Macomber, and Mr. Stern received a Long-Term Relative TSR Performance Vesting Cash Award, which is reported in the following “Grants of Plan-Based Awards” table; and any realization of award value at the conclusion of the three-year performance vesting period for these awards, if any, will be paid in cash and reported as non-equity incentive plan compensation in the year paid.
(4)These amounts represent matching contributions to our 401(k) Plan and Executive Deferred Compensation Plan, as well as amounts provided under our fitness-related activity reimbursement program. Additional details about these matching contributions and this reimbursement program are outlined on pages 63-64 under headings “401(k) Plan and Other Contributions” and “Other Compensation and Benefits”.
(5)In December 2019, Mr. Abate’s base salary was increased from $750,000 to $800,000 per annum for 2020. In May 2020, Mr. Abate voluntarily waived receipt of this base salary increase for the remainder of 2020. Actual base salary paid paid to Mr. Abate in 2020 was $766,667.
(6)As described on page 59 of this Proxy Statement under the heading “Compensation Discussion and Analysis – 2020 Long-Term Equity-Based Incentive Awards – DSUs Granted to Ms. Macomber in March 2020”, a portion of Ms. Macomber’s 2019 year-end long-term equity-based award was provided in the form of a grant of 16,997 deferred stock units on March 2, 2020, with a grant date fair value of $17.65 per unit. Compensation data for Ms. Macomber for 2019 and 2018 is not provided, as she was not an NEO with respect to 2019 or 2018.
(7)Compensation data for Mr. Stern for 2019 and 2018 is not provided, as he was not an NEO with respect to 2019 or 2018.

Grants of Plan-Based Awards

The following table reflects estimated possible payouts to the NEOs for 2020 under Redwood’s performance-based bonus compensation program as in place at the outset of 2020, as well as grants of plan-based awards made in 2020 under Redwood’s Incentive Plan. Actual bonus payments for 2020 are reflected in the “Summary Compensation” table above. As discussed above under “Compensation Discussion and Analysis — 2020 Performance-Based Annual Bonus Compensation,” at the outset of 2020 target annual performance-based bonuses for 2020 were structured to be earned based on Adjusted ROE and on achievement of pre-established individual goals. For 2020, annual bonuses were subject to an overall maximum of $5 million for Mr. Abate and Mr. Robinson, and $3 million for each of the other NEOs.

Name	Type of Award(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(5)			Estimated Possible Payouts Under Equity Incentive Plan Awards ($)				All Other Stock Awards: Number of Shares of Stock or Units (#) (9)	Grant Date Fair Value of Stock and Option Awards ($) (9)
			Threshold	Target	Maximum	Threshold	Target (6)	Maximum
Christopher J. Abate	—	—	—	1,480,000	3,980,000	—	—	116,173	(7)	—	—
	Mid-Year LTI (2)	8/5/2020	—	—	—	—	—	3,000,000		—	—
	DSU (3)	12/16/2020	—	—	—	—	—	—		106,898	937,495
	csDSU (3)	12/16/2020	—	—	—	—	—	—		106,898	937,495
	PSU (4)	12/16/2020	—	—	—	—	179,942	449,855	(8)	—	1,874,996
Dashiell I. Robinson	—	—	—	1,225,000	3,725,000	—	—	145,216	(7)	—	—
	Mid-Year LTI	8/5/2020	—	—	—	—	—	2,475,200		—	—
	DSU (3)	12/16/2020	—	—	—	—	—	—		71,265	624,994
	csDSU (3)	12/16/2020	—	—	—	—	—	—		71,265	624,994
	PSU (4)	12/16/2020	—	—	—	—	119,961	299,903	(8)	—	1,249,994
Andrew P. Stone	—	—	—	525,000	2,025,000	—	—	111,048	(7)	—	—
	Mid-Year LTI	8/5/2020	—	—	—	—	—	1,065,200		—	—
	DSU (2)	12/16/2020	—	—	—	—	—	—		29,931	262,495
	csDSU (2)	12/16/2020	—	—	—	—	—	—		29,931	262,495
	PSU (3)	12/16/2020	—	—	—	—	50,383	125,958	(8)	—	524,991
Collin L. Cochrane	—	—	—	481,250	1,981,250	—	—	116,031	(7)	—	—
	DSU (3)	12/16/2020	—	—	—	—	—	—		22,092	193,747
	csDSU (3)	12/16/2020	—	—	—	—	—	—		22,092	193,747

	PSU (4)	12/16/2020	—	—	—	—	37,188	92,970	(8)	—	387,499
Sasha G. Macomber	—	—	—	350,000	1,850,000	—	—	130,979	(7)	—	—
	Mid-Year LTI	8/5/2020	—	—	—	—	—	333,333		—	—
	DSU (2)	12/16/2020	—	—	—	—	—	—		22,805	200,000
	csDSU (2)	12/16/2020	—	—	—	—	—	—		22,805	200,000
	PSU (3)	12/16/2020	—	—	—	—	38,387	95,968	(8)	—	399,993
Shoshone (“Bo”) Stern	—	—	—	587,250	2,087,350	—	—	103,958	(7)	—	—
	Mid-Year LTI	8/5/2020	—	—	—	—	—	533,333		—	—
	DSU (3)	12/16/2020	—	—	—	—	—	—		28,506	249,998
	csDSU (3)	12/16/2020	—	—	—	—	—	—		28,506	249,998
	PSU (4)	12/16/2020	—	—	—	—	47,984	119,960	(8)	—	499,993

(1) DSU refers to deferred stock units, csDSU refers to cash-settled deferred stock units, PSU refers to performance stock units and Mid-Year LTI refers to Long-Term Relative TSR Performance Vesting Cash Awards.
(2)     As described on pages 55-56 of this Proxy Statement under the heading “Compensation Discussion and Analysis – Grant of Mid-2020 Long-Term Incentive Awards and Other Long-Term Incentives”, on August 5, 2020, each of Mr. Abate, Mr. Robinson, Mr. Stone, Ms. Macomber, and Mr. Stern received a Long-Term Relative TSR Performance Vesting Cash Award. Under these awards, the amount of value that vests, and that the recipient becomes entitled to receive as a cash payment, following continued service through the three-year vesting period, will range from 0% to 400% of the granted award value based on Redwood’s relative total stockholder return (“rTSR”) over the three-year performance measurement period compared to the component companies of the S&P 600 Small Cap Financials Index. No value vests or is earned for relative TSR performance below the 60th percentile. Amounts reported in the table above with respect to these awards represents maximum vesting – i.e., 400% of the granted award value.
(3)    All NEOs who received a 2020 annual long-term equity-based incentive award in December 2020 received one half of that award value divided equally in the form of deferred stock units and cash-settled deferred stock units on December 16, 2020 with a grant date fair value of $8.77 per unit, subject to a four-year vesting schedule (fully vesting on December 15, 2024).
(4) All NEOs who received a 2020 annual long-term equity-based incentive award in December 2020 received one half of that award value in the form of a target number of performance stock units on December 16, 2020 with a grant date fair value of $10.42 per unit. Vesting of these performance stock units will generally occur, if at all, as of January 1, 2024 based on a three-step process, as described on pages 58-59 of this Proxy Statement under the heading “Compensation Discussion and Analysis – 2020 Long-Term Equity-Based Incentive Awards – Performance-Based Vesting – PSUs Granted in December 2020”.
(5)    The amounts reported in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the target, threshold and maximum payouts for each of the NEOs under Redwood’s performance-based bonus compensation program, as in place at the outset of 2020, which were structured to be earned based on Redwood’s 2020 Adjusted ROE and pre-established individual goals for 2020. See “Compensation Discussion and Analysis — 2020 Performance-Based Annual Bonus Compensation” beginning on page 50 for a more complete description of the Company’s performance-based annual bonus program. Actual bonus amounts awarded to NEOs for 2020 are reflected in the preceeding “Summary Compensation” table.
(6)     Represents the target number of shares to be awarded upon the contingent vesting of performance stock units as discussed above in Note 3.

(7)    Represents the dollar-denominated value of the portion of 2020 performance-based annual bonuses that would have been paid in the form of vested deferred stock units, assuming a maximum performance-based annual bonus ($5 million for each of Mr. Abate and Mr. Robinson and $3 million for each of the other NEOs). The number of deferred stock units was calculated using a common stock price of $8.78 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2020).
(8)     For performance stock units, represents the maximum number of shares that could contingently vest, as discussed above in Note 3, subject to adjustment of the target number of performance stock units granted to reflect the value of any dividends paid on Redwood common stock during the vesting period. The maximum potential value of the 2020 performance stock units granted to Messrs. Abate, Robinson, Stone, Cochrane and Stern and Ms. Macomber (assuming the maximum number of units vest and calculated based on the closing price of Redwood's common stock on the NYSE on the grant date) are $3,945,228, $2,630,145, $1,104,647, $815,347, $1,052,049 and $841,635, respectively, assuming the Company achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of units to reflect the value of any dividends paid on Redwood common stock during the vesting period.
(9)    These awards were approved by the Compensation Committee of the Board of Directors and granted pursuant to Redwood’s 2014 Incentive Plan. The value of these awards is determined in accordance with FASB Accounting Standards Codification Topic 718 based on, among other things, the closing price of Redwood’s common stock on the grant date. Information regarding the assumptions used to value our NEOs’ stock units is provided in Note 18 to our consolidated financial statements included in Redwood's Annual Report on Form 10-K filed on February 26, 2021.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding outstanding equity awards for each NEO as of December 31, 2020.

	Stock Awards
NEO	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, That Have Not Vested ($)(4)
Christopher J. Abate	392,895	$3,449,618	378,393	$3,322,291
Dashiell I. Robinson	331,717	$2,912,475	257,548	$2,261,271
Andrew P. Stone	116,933	$1,026,672	108,599	$953,499
Collin L. Cochrane	96,545	$847,665	85,213	$748,170
Sasha G. Macomber	93,756	$823,178	50,062	$439,544
Shoshone (“Bo”) Stern	106,772	$937,458	98,920	$868,518

(1)Represents unvested deferred stock units and cash-settled deferred stock units as of December 31, 2020. The table below shows the vesting schedule for unvested deferred stock units and cash-settled deferred stock units as of December 31, 2020. Deferred stock units and cash-settled deferred stock units are time-vested and generally vest over four years as follows: 25% after the first year, and 6.25% every quarter thereafter. Deferred stock unit and cash-settled deferred stock unit awards relating to the schedule below were granted from December 2017 through December 2020.

Total DSUs Scheduled to Vest On:	Christopher J. Abate	Dashiell I. Robinson	Andrew P. Stone	Collin L. Cochrane	Sasha G. Macomber	Shoshone (“Bo”) Stern
1/1/2021	8,855	7,325	3,583	5,142	1,577	3,185
1/31/2021	28,410	34,091	7,955	6,440	4,546	6,818
2/26/2021	—	—	—	1,513	—	—
4/1/2021	15,958	15,848	5,572	5,238	6,964	4,890
7/1/2021	15,957	15,847	5,571	5,239	3,776	4,889
8/31/2021	—	—	—	747	—	—
10/1/2021	15,955	15,847	5,572	4,492	3,776	4,890
12/12/2021	3,085	3,085	1,748	1,337		1,542
1/1/2022	12,870	12,761	3,823	3,155	3,777	3,346
1/31/2022	26,725	17,817	7,483	5,523	5,702	7,127
4/1/2022	19,553	17,216	5,695	4,536	5,201	5,128
4/29/2022	—	—	—	—	611	—
5/21/2022	940	376	—	—	—	—
7/1/2022	18,611	16,838	5,694	4,536	4,589	5,127
10/1/2022	18,611	16,839	5,694	4,536	4,589	5,127
12/11/2022	4,828	3,862	1,834	1,545	0	1641
1/1/2023	13,783	12,976	3,859	2,990	4,589	3,487
4/1/2023	13,783	12,977	3,860	2,990	3,623	3,486
7/1/2023	13,783	12,977	3,859	2,991	3,623	3,487
10/1/2023	13,783	12,977	3,860	2,991	3,623	3,486
12/11/2023	7,102	8,523	1,989	1,610	1,136	1,705
1/1/2024	6,681	4,454	1,871	1,381	2,487	1,781
3/1/2024	—	—	—	—	1,062	—
4/1/2024	6,681	4,454	1,870	1,381	1,425	1,781
7/1/2024	6,681	4,454	1,870	1,380	1,425	1,781
10/1/2024	6,681	4,454	1,870	1,380	1,425	1,781
12/15/2024	6,681	4,454	1,870	1,380	1,425	1,781
TOTAL	285,997	260,452	87,002	74,453	70,951	78,266

(2) Assumes a common stock value of $8.78 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2020).

Total csDSUs Scheduled to Vest On:	Christopher J. Abate	Dashiell I. Robinson	Andrew P. Stone	Collin L. Cochrane	Sasha G. Macomber	Shoshone (“Bo”) Stern
1/31/2022	26,725	17,817	7,483	5,523	5,702	7,127
4/1/2022	6,682	4,454	1,871	1,381	1,426	1,782
7/1/2022	6,681	4,454	1,871	1,381	1,426	1,782
10/1/2022	6,681	4,454	1,871	1,381	1,426	1,782
1/1/2023	6,681	4,454	1,871	1,381	1,425	1,782
4/1/2023	6,681	4,454	1,871	1,381	1,425	1,782
7/1/2023	6,681	4,454	1,871	1,381	1,425	1,782
10/1/2023	6,681	4,454	1,871	1,381	1,425	1,782
1/1/2024	6,681	4,454	1,871	1,381	1,425	1,781
4/1/2024	6,681	4,454	1,870	1,381	1,425	1,781
7/1/2024	6,681	4,454	1,870	1,380	1,425	1,781
10/1/2024	6,681	4,454	1,870	1,380	1,425	1,781
12/15/2024	6,681	4,454	1,870	1,380	1,425	1,781
TOTAL	106,898	71,265	29,931	22,092	22,805	28,506

(3)    Represents unearned performance stock units as of December 31, 2020. Performance stock units are performance-based equity awards under which the number of underlying shares of Redwood common stock that vest and that the award recipient becomes entitled to receive at the time of vesting will generally range from 0% to 250% based on absolute, book value, and/or relative total shareholder return goals over the three-year performance period. Performance stock units are generally granted annually and vest, if at all, at the end of the three-year performance period. The table below shows the vesting schedule for unearned performance stock units as of December 31, 2020. The number of PSUs shown below is dependent on the interim performance of the respective PSU grants as of December 31, 2020. Grant(s) performing at below-target on December 31, 2020 are reflected as target number of shares, and grant(s) performing above-target on December 31, 2020 are reflected as the maximum number of shares that can be earned. The performance stock unit awards relating to the schedule below were granted from May 2018 to December 2020.
(4)Represents the applicable number of PSUs multiplied by a value per share of $8.78 (the closing price of Redwood common stock on the NYSE on December 31, 2020). Please refer to the preceeding “Grants of Plan-Based Awards” table for additional detail on the vesting of PSUs.

PSUs Scheduled to Vest On:	PSUs Shown	Christopher J. Abate	Dashiell I. Robinson	Andrew P. Stone	Collin L. Cochrane	Sasha G. Macomber	Shoshone (“Bo”) Stern
5/21/2021	Target	16,447	6,578	—	—	—	—
12/31/2021	Target	72,547	58,038	27,568	23,215	—	24,666
12/31/2022	Target	109,457	72,971	30,648	24,810	11,675	26,270
12/31/2023	Target	179,742	119,961	50,383	37,188	38,387	47,984
	TOTAL	378,393	257,548	108,599	85,213	50,062	98,920

Options Exercised and Stock Vested

The following table sets forth the value of accumulated deferred stock unit awards and performance stock unit awards that vested during 2020 for each NEO.

	Stock Awards
NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Christopher J. Abate	67,585	$732,825
Dashiell I. Robinson	40,888	$468,178
Andrew P. Stone	28,020	$298,481
Collin L. Cochrane	28,568	$322,236
Sasha G. Macomber	9,204	$103,804
Shoshone (“Bo”) Stern	30,474	$347,702

(1) The value realized on vesting is calculated by multiplying the number of shares vesting by the fair market value of Redwood’s stock on the respective vesting date.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan permits eligible employees to voluntarily defer receipt of a portion or all of their salary, bonus, and/or dividend equivalent right payments on a tax deferred basis for distribution from the plan to the employee at a later date, and deferred stock units awarded to executives can also be deferred into the plan for distribution from the plan at a later date. Distributions of deferred stock units and voluntary cash amounts deferred under the Executive Deferred Compensation Plan are distributed according to the date provided in the Deferral Election Form, in accordance with the terms and conditions of the Executive Deferred Compensation Plan. The earliest permissible distribution date for deferred stock units is generally four years after the grant date, when they have vested in full. The earliest distribution date of voluntary cash amounts deferred is the May 1 that occurs sixteen months after the end of the plan year in which the deferral occurred. Each of our NEOs is a participant in our Executive Deferred Compensation Plan. Each of our NEOs voluntarily deferred a portion of his or her cash earnings during fiscal year 2020.

Interest accrual in respect of cash amounts deferred in our Executive Deferred Compensation Plan is described above under “Compensation Discussion and Analysis — Deferred Compensation.” Our NEOs are also entitled to a Redwood matching contribution on all or a portion of their deferred cash compensation, subject to vesting requirements and a matching contribution limit, as described above under “Compensation Discussion and Analysis — Deferred Compensation.” As of December 31, 2020, with the exception of Ms. Macomber, all of our NEOs were fully vested in matching payments made under our Executive Deferred Compensation Plan.

The following table sets forth information with respect to our NEOs’ cash contributions, vested deferred stock unit contributions, cash and deferred stock unit withdrawals, earnings, and aggregate balances in our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2020.

NEO	Executive Contributions in 2020	Redwood Matching Contributions in 2020	Aggregate Earnings in 2020(1)	Aggregate Withdrawals/ Distributions in 2020	Aggregate Balance at 12/31/2020(2)
Christopher J. Abate(3)	$809,325	$38,250	$3,828	$(617,990)	$897,173
Dashiell I. Robinson(4)	$532,678	$32,250	$2,858	$(29,228)	$753,358
Andrew P. Stone(5)	$329,393	$15,450	$1,387	$(276,328)	$373,683
Collin L. Cochrane(6)	$347,236	$12,500	$1,393	$(497,380)	$567,852
Sasha G. Macomber(7)	$113,804	$5,000	$428	$(8,835)	$138,824
Shoshone (“Bo”) Stern(8)	$380,402	$16,350	$1,751	$(869,837)	$350,131

(1)Represents market rate interest earned on cash balances in our Executive Deferred Compensation Plan. “Market rate interest” is defined as 120% of long-term applicable federal rate compounded monthly, as published by the IRS.
(2)The balance indicated reflects the value of vested deferred stock units in the plan, assuming a price of $8.78 per share (the closing price of Redwood common stock on the NYSE on December 31, 2020), and the cash balance in Redwood’s Deferred Compensation Plan, all of which has been previously reported as compensation in prior years.
(3)Mr. Abate’s contribution included $76,500 in voluntary cash deferrals from his 2020 compensation (reported as compensation in the “Summary Compensation” table above) and $732,825 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Abate received a distribution of 64,851 shares of common stock underlying deferred stock units which were previously awarded in 2016.
(4)Mr. Robinson’s contribution included $64,500 in voluntary cash deferrals from his 2020 compensation (reported as compensation in the “Summary Compensation” table above) and $468,178 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years).
(5)Mr. Stone’s contribution included $30,912 in voluntary cash deferrals from his 2020 compensation (reported as compensation in the “Summary Compensation” table above) and $298,481 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Stone received a distribution of 26,178 shares of common stock underlying deferred stock units which were previously awarded in 2016.

(6) Mr. Cochrane’s contribution included $25,000 in voluntary cash deferrals from his 2020 compensation (reported as compensation in the “Summary Compensation” table above) and $322,236 as a result of vesting of previously awarded deferred stock units. Mr. Cochrane received a distribution of 26,913 shares of common stock underlying deferred stock units which were previously awarded in 2016.
(7) Ms. Macomber’s contribution included $10,000 in voluntary cash deferrals from her 2020 compensation (reported as compensation in the “Summary Compensation” table above) and $103,804 as a result of vesting of previously awarded deferred stock units.
(8)    Mr. Stern’s contribution included $32,700 in voluntary cash deferrals from his 2020 compensation (reported as compensation in the “Summary Compensation” table above) and $347,702 as a result of vesting of previously awarded deferred stock units. Mr. Stern received a distribution of 63,988 shares of common stock underlying deferred stock units which were previously awarded in 2016.

Potential Payments upon Termination or Change of Control

Among our NEOs, each of Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber had an employment agreement in place with Redwood during 2020 that currently remains in place and provides for severance payments, vesting of long-term equity-based incentive awards and other long-term incentive awards, and other benefits in the event the executive is terminated without “cause” or the executive terminates employment for “good reason,” which are each defined in the applicable agreement. The employment agreements provide for one-year terms ending on December 31 of each year and are subject to automatic one-year renewals if not terminated by either party.

The employment agreements with each of Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber provide for the executive to receive severance payments in the event Redwood terminates the executive’s employment without “cause” or the executive terminates employment for “good reason” (each as defined below). The severance payments would be in addition to payment of the executive’s base salary through the date of termination of the executive’s employment, as well as payment of the executive’s target annual bonus prorated through the date of termination of the executive’s employment. If terminated without “cause” or if the executive had terminated for “good reason,” the amount of these additional severance payments are as set forth in the table below.

Additional Cash Severance
	In Connection With a	Other Than in Connection With a
Name	Change of Control	Change of Control
Christopher J. Abate	2x the sum of Base Salary plus Target Annual Bonus (1)	1.5x the sum of Base Salary plus Target Annual Bonus
Dashiell I. Robinson	1.5x the sum of Base Salary plus Target Annual Bonus(2)	1x the sum of Base Salary plus Target Annual Bonus
Andrew P. Stone	1x the sum of Base Salary plus Target Annual Bonus(3)	0.75x the sum of Base Salary plus Target Annual Bonus(5)
Sasha G. Macomber	1x the sum of Base Salary plus Target Annual Bonus(4)	0.75x the sum of Base Salary plus Target Annual Bonus

(1)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus, cannot exceed $6.5 million
(2)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $4 million
(3)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $1.75 million
(4)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $1.25 million.
(5)	Subject to a minimum of 2x Base Salary plus pro-rated Base Salary.

In addition, for Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber upon either such type of termination: all outstanding long-term equity-based incentive awards and other long-term incentive awards, in each case with time-based vesting, will vest in full; and all outstanding long-term equity-based incentive awards and other long-term incentive awards, in each case with performance-based vesting, will remain outstanding and continue to be eligible to vest in full or in part based on the relevant performance goals. Additionally, these four executives would be entitled to receive all life insurance, disability insurance, and medical coverage fringe benefits for periods ranging from nine to 24 months following termination of employment, depending on the individual executive and the type of termination.

The employment agreements with Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber provide that 75% of severance amounts due will be paid in a lump sum six months following termination and the remaining 25% will be paid in equal monthly installments over the succeeding six months.

The employment agreements with Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber do not permit for the provision of excise tax gross-ups with respect to excise taxes that may be imposed on change-in-control severance payments. The agreements provide that in the event that any payments or benefits under these employment agreements constitute an “excess parachute payment” for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under these employment agreements will either (i) be delivered in full or (ii) be reduced or limited to the minimum extent necessary to ensure that no payments under these employment agreements will be subject to the excise tax imposed under Section 4999 of the Code, whichever of the foregoing amounts, taking into account applicable federal, state and local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the largest benefit to the executive on an after-tax basis, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Section 4999 of the Code.

All severance benefits under each agreement with these four executives are contingent on the executive agreeing to execute an agreement releasing all claims against Redwood and the executives are subject to non-solicitation restrictions for a year following a termination for which severance is paid.

“Cause” for Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber is defined as (i) the executive’s material failure to substantially perform the reasonable and lawful duties of his position for Redwood, which failure shall continue for 30 days after notice thereof; (ii) acts or omissions constituting gross negligence, recklessness, or willful misconduct in the performance of the executive’s duties, fiduciary obligations or otherwise relating to the business of Redwood; (iii) the habitual or repeated neglect of the executive’s duties; (iv) the executive’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money, tangible, or intangible assets or property of Redwood or its employees; (vi) any act of moral turpitude by the executive injurious to the interest, property, operations, business, or reputation of Redwood; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Redwood’s business.

“Good reason” for Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber is defined as the occurrence, without the executive’s written consent, of (i) a material reduction in the executive’s responsibilities/duties or title; (ii) a material reduction in the executive’s base salary or a material reduction by Redwood in the value of the executive’s total compensation package if such a reduction is not made in proportion to an across-the-board reduction of all senior executives of Redwood; (iii) the relocation of the executive’s principal office to a location more than 25 miles from its location as of the effective date of the agreement; (iv) a failure at any time to renew the employment agreement; (v) the complete liquidation of Redwood; or (vi) in the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of Redwood, the failure of the successor company to affirmatively adopt the employment agreement.

In the event of a “change of control” (as defined below) in which the surviving or acquiring corporation does not assume outstanding long-term equity-based incentive awards and other long-term incentive awards or substitute equivalent awards, outstanding long-term equity-based incentive awards and other long-term incentive awards for all the NEOs will immediately vest and become exercisable.

In the event of a “change of control” in which outstanding long-term equity-based incentive awards and other long-term incentive awards are assumed or substituted, then acceleration only would occur upon a qualifying employment termination as specified in the award agreement for such award or the executives’ employment agreements. The number or amount of any outstanding performance-based long-term equity-based incentive awards or other long-term incentive awards eligible to vest will be determined by reference to the applicable performance goals for each such award, pro-rated on an annualized basis to reflect the shortened performance period.

In addition, in the event of termination due to the executive’s death or disability, the employment agreements with Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber provide for (i) the payment to the executive or his estate of (a) the executive’s base salary to the date of termination, and (b) the executive’s target annual bonus for the year, prorated to the date of termination, (ii) vesting in full of all long-term equity-based incentive awards and other long-term incentive awards with time-based vesting, and (iii) with respect to long-term equity-based incentive awards and other long-term incentive awards with performance-based vesting, such awards to remain outstanding and to continue to be eligible to vest and become payable based on the number of target shares or granted award value and the performance goals set forth in the applicable award agreement by which such awards are evidenced, in each case unless otherwise provided in the award agreement for the award.

“Change of control” is defined as follows:
(a)    With respect to any long-term equity-based incentive award or other long-term incentive award granted prior to December 16, 2020, the occurrence of any of the following:
(1)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires ownership of stock of Redwood that, together with other stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of all stock of Redwood; or
(2)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Redwood possessing 30 percent or more of the total voting power of the stock of Redwood; or
(3)    during any 12-month period, a majority of the members of Redwood’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of Redwood’s Board of Directors prior to such appointment or election; or
(4)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Redwood that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Redwood immediately before such acquisition or acquisition; provided, that no change of control shall be deemed to occur when the assets are transferred to (x) a stockholder of Redwood in exchange for or with respect to its stock, (y) a person, or more than one person acting as a group (within the meaning of Section 409A of the Code), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person that owns directly or indirectly 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, in each case with such persons status determined immediately after the transfer of assets.

(b)    With respect to any severance payment or benefit or any long-term equity-based incentive award or other long-term incentive award granted on or after December 16, 2020, the occurrence of any of the following:
(1)    a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (a) and (b) of subsection (3) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than Redwood, any of its subsidiaries, an employee benefit plan maintained by Redwood or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Redwood) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Redwood possessing more than 30% of the total combined voting power of Redwood’s securities outstanding immediately after such acquisition; or
(2)    during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with Redwood to effect a transaction described in subsections (1) or (3) of this definition) whose election by the Board or nomination for election by Redwood’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(3)    the consummation by Redwood (whether directly involving Redwood or indirectly involving Redwood through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Redwood’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
a.    which results in Redwood’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Redwood or the person that, as a result of the transaction, controls, directly or indirectly, Redwood or owns, directly or indirectly, all or substantially all of Redwood’s assets or otherwise succeeds to the business of Redwood (Redwood or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
b.    after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 30% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Redwood prior to the consummation of the transaction.

With respect to Mr. Cochrane, in February 2020, Redwood entered into a letter agreement with Mr. Cochrane and agreed to provide Mr. Cochrane a $500,000 cash award, payment of which is subject to continued employment through March 1, 2022 (subject to accelerated payment, in addition to his discretionary full-year or pro-rated annual bonus, in the event of a termination without “cause” prior to March 1, 2022). Redwood also agreed to provide Mr. Cochrane accelerated vesting of DSUs and non-forfeiture of PSUs that are outstanding but unvested as of February 28, 2020 in the event of termination without “cause” prior to the otherwise scheduled vesting date for such equity-based awards.

“Cause” for Mr. Cochrane is defined as (i) commission of, indictment for, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (ii) with respect to Redwood or its business and operations, (A) any act or omission involving, or attempting, embezzlement, misappropriation, or fraud or (B) any act or omission involving dishonesty, misrepresentation or similar behavior, which, in the case of this clause (B) is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or its business and operations in a manner that is significant, (iii) (A) breach of any Redwood policy (including any code of conduct or harassment policies) which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or any of its affiliates in a manner that is significant or (B) any significant breach of an agreement with Redwood or any of its affiliates, (iv) breach of any fiduciary duty or fiduciary obligation to Redwood or any of its affiliates which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or any of its affiliates, (v) any act of negligence, recklessness, or willful misconduct that has had or is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or any of its affiliates or any of its or their business affairs, reputation, counterparties, employees, agents or vendors in a manner that is significant, (vi) failure to substantially perform job or duties to Redwood or any of its affiliates as reasonably determined by Redwood, which failure shall continue for thirty (30) days after written notice thereof by Redwood, or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information of Redwood or pertaining to Redwood’s business.

Any termination related benefits for Mr. Cochrane under his letter agreement are contingent on his agreeing to execute an agreement releasing all claims against Redwood.

With respect to Mr. Stern, the award agreements for the Three-Year Vesting Cash Award and the Long-Term Relative TSR Performance Vesting Cash Award that were granted to him on August 5, 2020 include terms relating to death, disability, and termination without “cause”: with provisions for acceleration of payment of the award for the Three-Year Vesting Cash Award upon death, disability, or termination without “cause”; and with provisions for the award to remain outstanding and continue to be eligible to vest in full or in part upon death, disability, or termination without “cause” based on the performance goals for the Long-Term Relative TSR Performance Vesting Cash Award.

“Cause” for Mr. Stern is defined as (i) a material failure to substantially perform the reasonable and lawful duties of his position for Redwood, which failure shall continue for thirty (30) days after written notice thereof by Redwood; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct in respect of the performance of his duties, his fiduciary obligations or otherwise relating to the business of Redwood; (iii) the habitual or repeated neglect of his duties; (iv) conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of Redwood or its employees, customers, clients, or others having business relations with Redwood; (vi) any act of moral turpitude injurious to the interest, property, operations, business or reputation of Redwood; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Redwood’s business.

Termination (No Change of Control)

If any of Mr. Abate, Mr. Robinson, Mr. Stone, Ms. Macomber, Mr. Cochrane, or Mr. Stern had been terminated as of December 31, 2020 without “cause” or, if applicable, had terminated his or her employment as of that date for "good reason," the approximate value of the severance benefits payable to him or her would have been as follows, as calculated in accordance with the terms of the respective agreements in place with each such NEO on December 31, 2020.

NEOs	Cash Severance Payment	Accelerated Vesting of Three-Year Vesting Cash Awards(1)	Accelerated Vesting of DSUs and csDSUs(2)	Benefits(3)	Total Value Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”
Christopher J. Abate	$4,900,000	$1,000,000	$3,449,618	$133,658	$9,483,276
Dashiell I. Robinson	$3,150,000	$825,000	$2,912,475	$88,497	$6,975,972
Andrew P. Stone	$1,233,750	$355,000	$1,026,672	$57,890	$2,673,312
Collin L. Cochrane	$981,250	—	$459,730	—	$1,440,980
Sasha G. Macomber	$875,000	$250,000	$823,178	$72,467	$2,020,645
Shoshone ("Bo") Stern	—	$400,000	—	—	$400,000

(1) The Three-Year Vesting Cash Awards granted to each of Mr. Abate, Mr. Robinson, Mr. Stone, Ms. Macomber, and Mr. Stern in August 2020 provide for accelerated vesting of the full award amount in the event of a termination without “cause”. The employment agreements with Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber provide for accelerated vesting of the full award amount of the Three-Year Vesting Cash Awards granted to him or her in the event he or she terminates his or her employment for “good reason”.

(2) The value of acceleration of deferred stock units and cash-settled deferred stock units assumes a common stock price of $8.78 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2020). Although unvested performance stock units and other performance-based long-term incentive awards are not forfeited following a termination without “cause” (or, for Mr. Abate, Mr. Robinson, Mr. Stone, or Ms. Macomber following a voluntary termination for “good reason”), no value for unvested performance stock units and other performance-based long-term incentive awards was included due to the fact that under the applicable award agreements the performance stock units and other performance-based long-term incentive awards would vest, if at all, only at the end of the performance period and only to the extent the performance vesting threshold is met at the end of the performance period.
(3) Each of Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber is entitled to a continuation of health insurance, life insurance, and long-term disability insurance for the respective periods specified in their employment agreement (ranging from nine to 18 months depending on the individual executive) following a termination without “cause” or a voluntary termination for “good reason”.

Termination (Change of Control)

If a “change of control” occurred on December 31, 2020 and any of Mr. Abate, Mr. Robinson, Mr. Stone, Mr. Cochrane, Ms. Macomber, or Mr. Stern had been terminated as of December 31, 2020 without “cause” or, in certain circumstances, had terminated his or her employment as of that date for “good reason,” the approximate value of the severance benefits payable to him or her would have been as reported in the table below, as calculated in accordance with the terms of the respective agreements in place on December 31, 2020.

NEOs	Cash Severance Payment(1)	Accelerated Vesting of Three-Year Vesting Cash Awards(2)	Accelerated Vesting of DSUs and csDSUs(3)	Accelerated Vesting of PSUs and Other Performance-Based Long-Term Incentive Awards(3)(4)	Benefits(5)	Total Value Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” (6)
Christopher J. Abate	$6,040,000	$1,000,000	$3,449,618	$—	$178,211	$10,667,829
Dashiell I. Robinson	$4,000,000	$825,000	$2,912,475	$—	$132,746	$7,870,221
Andrew P. Stone	$1,470,000	$355,000	$1,026,672	$—	$77,186	$2,928,858
Collin L. Cochrane	$981,250	—	$847,665	$—	—	$1,828,915
Sasha G. Macomber	$1,050,000	$250,000	$823,178	$—	$96,622	$2,219,800
Shoshone (“Bo”) Stern	—	$400,000	$937,458	$—	—	$1,337,458

(1)Mr. Robinson’s cash severance payment following a “change of control” is capped at $4 million.
(2)The Three-Year Vesting Cash Awards granted to each of Mr. Abate, Mr. Robinson, Mr. Stone, Ms. Macomber, and Mr. Stern in August 2020 provide for accelerated vesting of the full award amount in the event of a termination without “cause”. The employment agreements with Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber provide for accelerated vesting of the full award amount of the Three-Year Vesting Cash Awards granted to him or her in the event he or she terminates his or her employment for “good reason”.
(3)The value of acceleration of deferred stock units and cash-settled deferred stock units assumes a “change in control” price of $8.78 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2020).
(4)The number of performance stock units and other performance-based long-term incentive awards eligible for accelerated vesting is determined by reference to the attainment of the related performance goals through December 31, 2020, assuming a “change in control” price of $8.78 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2020). The value of outstanding performance stock units and of outstanding Long-Term Relative TSR Performance Vesting Cash Awards at a change of control price of $8.78 per share is estimated to be zero. Further details regarding the terms of performance stock units awarded in 2020 are provided on pages 58-59 of this Proxy Statement under the heading “Compensation Discussion and Analysis – 2020 Long-Term Equity-Based Incentive Awards – Performance-Based Vesting – PSUs Granted in December 2020”; and further details regarding the terms of Long-Term Relative TSR Performance Vesting Cash Awards are provided on pages 55-56 of this Proxy Statement under the heading “Compensation Discussion and Analysis – Grant of Mid-2020 Long-Term Incentive Awards and Other Long-Term Incentives”.

(5)Each of Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber is entitled to a continuation of health insurance, life insurance, and long-term disability insurance for the period specified in their employment agreement (ranging from 12 to 24 months depending on the executive) following a termination without “cause”or, for “good reason”.
(6)In accordance with their employment agreement terms, if any payments made to Mr. Abate, Mr. Robinson, Mr. Stone, or Ms. Macomber in connection with a “change in control” would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this table do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

Termination (Death or Disability)

If any of Mr. Abate, Mr. Robinson, Mr. Stone, Mr. Cochrane, Ms Macomber, or Mr. Stern had his or her employment terminated as of December 31, 2020 as a result of death or disability, the approximate value of the severance benefits payable to him or her would have been as follows, as calculated in accordance with the terms of the respective agreements in place on December 31, 2020.

NEO	Cash Severance Payment	Accelerated Vesting of Three-Year Vesting Cash Awards(1)	Accelerated Vesting of DSUs and csDSUs(2)	Total Value Termination "Death or Disability"
Christopher J. Abate	$1,480,000	$1,000,000	$3,449,618	$5,929,618
Dashiell I. Robinson	$1,225,000	$825,000	$2,912,475	$4,962,475
Andrew P. Stone	$525,000	$355,000	$1,026,672	$1,906,672
Collin L. Cochrane	—	—	$847,665	$847,665
Sasha G. Macomber	$350,000	$250,000	$823,178	$1,423,178
Shoshone (“Bo”) Stern	—	$400,000	$937,458	$1,337,458

(1)The Three-Year Vesting Cash Awards granted to each of Mr. Abate, Mr. Robinson, Mr. Stone, Ms. Macomber, and Mr. Stern in August 2020 provide for accelerated vesting of the full award amount in the event of death or disability.
(2)The value of acceleration of deferred stock units and cash-settled deferred stock units assumes a common stock price of $8.78 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2020). Although unvested performance stock units and other performance-based long-term incentive awards are not forfeited following death or disability, no value for unvested performance stock units or other performance-based long-term incentive awards was included due to the fact that under the applicable award agreements the performance stock units and other performance-based long-term incentive awards would vest, if at all, only at the end of the performance period and only to the extent the performance vesting threshold is met at the end of the performance period.

Compensation Risks

As noted above, the Compensation Committee reviews risks that may arise from Redwood’s compensation policies and practices. In particular, during the fourth quarter of 2020, management, in consultation with FW Cook and the Compensation Committee, prepared a framework for performing a compensation risk assessment, which framework provided for assessment of risks relating to, among other things, components of compensation, performance metrics, performance-based compensation leverage, the timing of compensation delivery, equity-based incentive compensation, stock ownership requirements, stock trading policies, methods for assessing performance, and performance culture. Subsequently, management utilized the framework to prepare a compensation risk assessment for review and consideration by the Compensation Committee and the Audit Committee. Following the

review and discussion of this assessment by those committees, as well as other reviews and discussions relating to risks that may arise from Redwood’s compensation policies and practices, the Compensation Committee determined, after consultation with FW Cook, that it does not currently believe that Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood.

CEO Pay Ratio

  As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of the SEC’s Regulation S-K, the following information is being provided regarding the ratio of the total compensation of Redwood's median compensated employee to the total compensation of Redwood’s CEO during 2020.

For 2020, Redwood’s most recently completed fiscal year:

•Median Total Compensation - 2020. The annual total compensation of the employee who represents Redwood’s median compensated employee (other than our CEO) was $113,577; and

•CEO’s Total Annual Compensation - 2020. The annual total compensation of Redwood’s CEO was $5,552,321.

Based on this information, for 2020, the estimated ratio of (x) the annual total compensation of Redwood's CEO, to (y) the annual total compensation of Redwood's median compensated employee, was 49 to 1. This pay ratio is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

Determining the Median Compensated Employee
•Employee Population
For purposes of determining the median compensated employee, Redwood determined that, as of December 31, 2020, its employee population, excluding the Chief Executive Officer, consisted of 246 individuals. Redwood’s employee workforce consists of full-time employees.
•Methodology for Determining Redwood's Median Compensated Employee
To identify the median compensated employee from Redwood’s employee population, a review of the annual total compensation of each of Redwood’s employees was conducted. For purposes of measuring the annual total compensation of each employee, Redwood selected base salary, overtime pay and bonus as the most appropriate measure of compensation, which was consistently applied to all of Redwood’s employees. In identifying the median compensated employee, the compensation of all permanent employees who were new-hires in 2020 was annualized.
•Compensation Measure and Annual Total Compensation of Median Compensated Employee
With respect to the annual total compensation of the median compensated employee, Redwood calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $113,577.
•Annual Total Compensation of CEO
With respect to the annual total compensation of Redwood’s CEO, Redwood used the annual total compensation amount as reported in the “Summary Compensation Table” in the Proxy.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2020, with respect to compensation plans under which equity securities of the registrant are authorized for issuance.

Plan Category	Plan Name	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	2014 Incentive Award Plan	3,876,314	(1)(2)	—	(3)	7,957,891
	2002 Employee Stock Purchase Plan	—		—		110,114
Equity compensation plan not approved by security holders:	Amended and Restated Executive Deferred Compensation Plan	189,989	(4)	—	(3)	99,281
Total		4,066,303		—		8,167,286

(1)As of December 31, 2020, 3,876,314 shares of common stock may be issued pursuant to outstanding awards under the 2014 Incentive Award Plan, consisting of (i) 2,897,579 outstanding deferred stock units (DSUs) and restricted stock units (RSUs), and (ii) 978,735 outstanding performance stock units (PSUs) based on target number of shares awarded. Does not include 78,998 shares of restricted stock where the restrictions have not yet lapsed, but which shares are issued and outstanding. For additional information regarding each category of equity award, please refer to Note 2 below.
(2)As of December 31, 2020, 2,897,579 outstanding DSUs and RSUs issuable under the 2014 Incentive Award Plan, consisted of 1,016,136 units which were vested and 1,881,443 units which were unvested. As of December 31, 2020, there were no outstanding stock options. As of December 31, 2020, all 978,735 PSUs were unearned and outstanding (based on the target number of shares to be awarded upon the contingent vesting of PSUs). PSUs are performance-based equity awards under which the number of shares of common stock that may be issued at the time of vesting will generally range from 0% to 250% of the number of PSUs granted based on the level of satisfaction of the applicable performance-based vesting condition over the vesting period, with the number of PSUs granted being adjusted to reflect the value of any dividends paid on shares of common stock during the vesting period.
(3)As of December 31, 2020, there were no outstanding stock options and under our equity compensation plans no exercise price is applicable to DSUs, RSUs and PSUs.
(4)As of December 31, 2020, 189,989 shares of common stock may be issued pursuant to Redwood’s Amended and Restated Executive Deferred Compensation Plan. Through this Plan, directors may elect to defer receipt of cash compensation and/or dividend equivalent rights, and instead acquire fully vested DSUs. For additional information, please refer to the “First Amendment to the Amended and Restated Executive Deferred Compensation Plan, effective as of November 23, 2013” (incorporated by reference to Redwood's Annual Report on Form 10-K, Exhibit 10.15, as filed on February 26, 2014).

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC within certain time periods following events giving rise to such filing requirements. Their initial report must be filed using the SEC’s Form 3 and subsequent stock purchases, sales, option exercises and other changes must be reported on the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on the SEC’s Form 5. Based solely on a review of the copies of such reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers, and stockholders were complied with during 2020.

Absence of Compensation Committee Interlocks and No Insider Participation on Compensation Committee

Our Compensation Committee currently consists of Ms. Proctor (the Chair), Mr. Baum, Ms. Horvath and Mr. Pero. No member of our Compensation Committee has served as an officer or employee of Redwood at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Certain Relationships and Related Transactions

Our Board of Directors monitors and reviews issues involving potential conflicts of interest and related party transactions. In this regard, the Board of Directors applies Redwood’s Code of Ethics, which provides that directors, officers, and all other employees are prohibited from taking actions, having interests, or having relationships that would cause a conflict of interest, and our directors, officers, and all other employees are expected to refrain from taking actions, having interests, or having relationships that would appear to cause a conflict of interest. Except as described below, there were no relationships or related party transactions between Redwood and any affiliated parties that are required to be reported in this Proxy Statement.

Relationship with Latham & Watkins LLP.  Mr. Pero is a retired partner of Latham & Watkins LLP and has been a director of Redwood since November 2009. Latham & Watkins LLP provides legal services to Redwood. Retirement payments from Latham & Watkins LLP to Mr. Pero during 2020 and prior years were adjusted to exclude any proportionate benefit received from the fees paid by Redwood to Latham & Watkins LLP. Retirement payments from Latham & Watkins LLP to Mr. Pero ceased in January 2020 pursuant to the terms of Mr. Pero’s retirement arrangement.

Relationship with Falcon Capital Advisors LLC: Mr. Falcon is the founder, owner, and CEO of Falcon Capital Advisors LLC and has been a director of Redwood since March 30, 2021. Falcon Capital Advisors LLC provided consulting services to Redwood until March 26, 2021. Between January 1, 2020 and March 26, 2021, Falcon Capital Advisors LLC earned consulting fees of approximately $300,000 from Redwood.

AUDIT COMMITTEE MATTERS
Audit Committee Report

The Audit Committee of the Board of Directors reports to and acts on behalf of the Board of Directors in providing oversight of the financial and risk management, independent registered public accounting firm, and financial reporting procedures of Redwood. Redwood’s management is responsible for internal controls and for preparing Redwood’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of Redwood’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (“PCAOB”) standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by Redwood’s management and the independent registered public accounting firm, including responsibility for the appointment, compensation and oversight of the independent registered public accounting firm.

In this context the Audit Committee met and held discussions during 2020 and 2021 with management and the independent registered public accounting firm (including private sessions with the independent registered public accounting firm and Redwood’s head of internal audit). During these meetings, the Audit Committee, among other things, reviewed and discussed with both management and the independent registered public accounting firm the quarterly and audited year-end financial statements and reports prior to their issuance. These meetings also included an overview of the preparation and review of these financial statements and a discussion of any significant accounting issues. Management and the independent registered public accounting firm advised the Audit Committee that these financial statements were prepared under generally accepted accounting principles in all material respects. The Audit Committee also discussed the quality, not just the acceptability, of the accounting principles used in preparing the financial statements, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.”

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter regarding the firm’s independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The independent registered public accounting firm provided certain other services in 2020. These disclosures and other matters relating to the firm’s independence, including any provision of non-audit services and the fees billed for professional services by the independent registered public accounting firm, were reviewed by the Audit Committee and discussed with the independent registered public accounting firm.

The independent registered public accounting firm discussed the scope of its audit with the Audit Committee prior to the audit. The Audit Committee discussed the results of the audit with management and the independent registered public accounting firm. The Audit Committee also discussed with management and the independent registered public accounting firm the adequacy of Redwood’s internal controls, policies, and systems, and the overall quality of Redwood’s financial reporting.

The Audit Committee also considered the reappointment of the independent registered public accounting firm, including based on an assessment of the service provided by the independent registered public accounting firm and the effectiveness of the external audit process. The Audit Committee considered, among other factors, the independence and integrity of the independent registered public accounting firm and its controls and procedures; the performance and qualifications of the independent registered public accounting firm, including expertise related to Redwood’s business and operations; the quality and effectiveness of the independent registered public accounting firm's personnel and communications; and the appropriateness of fees for professional services.

Based on its review of the financial statements, and in reliance on its review and discussions with management and the independent registered public accounting firm, the results of internal and external audit examinations, evaluations by the independent registered public accounting firm of Redwood’s internal controls, and the quality of Redwood’s financial reporting, the Audit Committee recommended to the Board of Directors that Redwood’s audited financial statements be included in Redwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Audit Committee:
  Greg H. Kubicek, Chair
  Debora D. Horvath
  George W. Madison
Georganne C. Proctor

Fees to Independent Registered Public Accounting Firm for 2020 and 2019

Grant Thornton LLP audited Redwood’s financial statements and otherwise acted as Redwood’s independent registered public accounting firm with respect to the fiscal years ended December 31, 2020 and 2019. The following is a summary of the fees billed to Redwood by Grant Thornton LLP for professional services rendered for 2020 and 2019:

	2020	2019
Audit Fees	$1,498,060	$2,038,430
Audit-Related Fees	26,750	32,100
Total Fees	$1,524,810	$2,070,530

Audit Fees were for the audits of our annual consolidated financial statements included in our Annual Report on Form 10-K, review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, audits of our internal controls over financial reporting as required by Sarbanes-Oxley, audits of annual financial statements of certain of our subsidiaries, as well as other services in connection with statutory and regulatory filings or engagements.

Audit-Related Fees reflect fees for attestation services related to certain of our subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

It is the Audit Committee’s policy to review and pre-approve the scope, terms, and related fees of all auditing services and permitted non-audit services provided by the Independent Registered Accounting Firm, subject to de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit.

ITEM 2 — RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm to audit the books of Redwood and its subsidiaries for the year ending December 31, 2021, to report on the consolidated financial statements of Redwood and its subsidiaries, and to perform such other appropriate accounting services as may be required by our Board of Directors. The Board of Directors recommends that the stockholders vote in favor of ratifying the appointment of Grant Thornton LLP for the purposes set forth above. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will consider a change in auditors for the next year. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Redwood.

Grant Thornton LLP has advised the Audit Committee that they are independent accountants with respect to Redwood, within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, and the Independence Standards Board and federal securities laws administered by the SEC. A representative of Grant Thornton LLP will be present either telephonically or via webcast at the Annual Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in ratifying the appointment of Grant Thornton LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS REDWOOD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

ITEM 3 — VOTE ON AN ADVISORY RESOLUTION TO
APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Each year, Redwood’s stockholders have an opportunity to vote on a resolution to approve, on an advisory (non-binding) basis, the compensation of Redwood’s Named Executive Officers (also referred to as NEOs) as disclosed in this Proxy Statement in the “Compensation Discussion and Analysis” section and the related executive compensation tables and narrative discussion. This proposal, commonly known as a “Say-on-Pay” proposal, gives Redwood’s stockholders the opportunity to express their views on the compensation of Redwood’s Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Redwood’s NEOs and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this Proxy Statement. Redwood’s NEOs are the officers listed in the various compensation tables of the “Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables that follow the “Compensation Discussion and Analysis” section.
The Compensation Committee of Redwood’s Board of Directors acts on behalf of the Board of Directors in administering Redwood’s executive compensation plans and programs. As described in detail within the “Compensation Discussion and Analysis” section of this Proxy Statement, Redwood has a performance-based executive compensation philosophy that seeks to provide incentives to achieve both short-term and long-term business and stockholder return objectives, align the interests of executive officers with those of long-term stockholders, and enable Redwood to hire and retain executives with industry experience in a competitive marketplace.
The Compensation Committee is committed to providing disclosure within the “Compensation Discussion and Analysis” section of this Proxy Statement that gives insight into the process by which it arrives at determinations relating to executive compensation and the underlying rationales. Among other things, the Compensation Discussion and Analysis describes:
•The Compensation Committee’s process for reviewing and determining the elements of the CEO’s compensation and that of the other NEOs.
•The rationale for the different elements of the NEOs’ compensation and Redwood’s compensation philosophy, objectives, and methodology for competitive benchmarking.
•The metrics and goals used for performance-based compensation and factors taken into account in the Committee’s determination of whether those metrics and goals were satisfied.
•The severance and change of control payments that NEOs may become entitled to receive under certain circumstances.
•The role of the Compensation Committee’s independent compensation consultant.

Each year the Committee reviews Redwood’s compensation philosophy and its executive compensation plans and programs. After taking into account various factors and analyses, input from its independent compensation consultant, feedback from stockholders obtained during ongoing outreach efforts, and the outcome of recent stockholder advisory votes on executive compensation (commonly referred to as “Say-on-Pay” votes), the Committee makes compensation determinations it believes are appropriate in light of its executive compensation objectives.
Please read the “Executive Summary of Compensation Discussion and Analysis” and “Compensation Discussion and Analysis” sections of this Proxy Statement, which begin on pages 30 and 39, respectively, and the related executive compensation tables, which begin on page 70, for more information about the compensation of Redwood’s NEOs for 2020. The Board of Directors and the Compensation Committee believe these disclosures should be taken into consideration by stockholders in exercising their advisory vote on executive compensation.
*  *  *

At this 2021 Annual Meeting, stockholders are being asked to indicate their support for the compensation of Redwood’s Named Executive Officers as disclosed in this Proxy Statement. As noted above, this vote is not intended to address any specific item of compensation, but rather the overall compensation of Redwood’s Named Executive Officers and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this Proxy Statement.
Accordingly, Redwood’s stockholders are asked to vote “FOR” the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation of the Named Executive Officers, as disclosed in the Annual Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and narrative disclosure, is hereby approved.”
This “Say-on-Pay” vote is a non-binding advisory vote. The approval or disapproval of this resolution by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding Redwood’s executive compensation practices. The final decision on the compensation and benefits of Redwood’s Named Executive Officers and on whether, and if so, how, to address stockholder disapproval of this resolution remains with the Board of Directors and the Compensation Committee. In 2011, and again in 2017, the Board of Directors determined to hold an advisory “Say-on-Pay” vote every year. Unless the Board of Directors modifies its determination of the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote (following the 2021 Annual Meeting) will be held at Redwood’s 2022 annual meeting of stockholders.

Vote Required
If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the resolution approving the compensation of Redwood’s Named Executive Officers. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ITEM 4 - VOTE ON AN AMENDMENT TO THE 2002 REDWOOD TRUST, INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR PURCHASE THEREUNDER

At a meeting on March 18, 2021, Redwood’s Board of Directors adopted, subject to approval of the stockholders, an amendment to the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan (the ESPP), increasing the number of shares available for purchase (and reserved for issuance) under the ESPP. If our stockholders do not approve the amendment to the ESPP, the amendment to the ESPP will not become effective, the ESPP will continue in effect, and Redwood may continue to grant awards under the ESPP, subject to the terms, conditions and limitations set forth therein (without giving effect to the amendment to the ESPP).
The ESPP allows eligible officers and employees who participate in the ESPP to purchase, through payroll deductions, shares of Redwood common stock on a quarterly basis, subject to modification by Redwood’s Board of Directors or the Compensation Committee of the Board of Directors (the “Committee”), at a discount to the fair market value of the shares as determined under the ESPP. As discussed above, Redwood believes that equity ownership in Redwood provides an important link between the interests of long-term stockholders and officers and employees of Redwood. The ESPP is one way Redwood encourages and incentivizes officers and employees to acquire shares of Redwood common stock.
In 2002, the ESPP was established with a capacity for the purchase of up to 100,000 shares of Redwood common stock and in 2009, 2012, 2013, and 2019 amendments to the ESPP were approved by stockholders to add 100,000 shares in each of 2009 and 2012, and 150,000 shares in each of 2013 and 2019. As of December 31, 2020, approximately 110,114 of those shares remained available for future purchase. If the number of shares available for future purchase is not increased, Redwood’s ability to continue the ESPP will be limited in the future. Consequently, Redwood’s Board of Directors approved an amendment to the ESPP to increase the number of shares of Redwood common stock available for purchase (and reserved for issuance) under the ESPP by an additional 250,000 shares.
In determining the size of the share increase, our Board of Directors considered various factors, such as burn rate, dilution and overhang metrics. Burn rate is a measure of the speed at which a company uses shares available for grant or purchase in equity-based plans, which our Board believes is an important factor for investors focused on shareholder dilution. Overhang is a measure of the potential dilution to which common shareholders are exposed due to possible grants or purchases of shares under equity-based plans.
Our 2020, 2019, and 2018 annual gross burn rates for the ESPP were 0.05%, 0.04% and 0.04%, respectively (calculated by dividing the number of shares issued under the ESPP during the applicable fiscal year by the weighted-average number of shares outstanding during such fiscal year). This represents a three-year average burn rate of 0.04% of common shares outstanding.
In 2020, 2019, and 2018, our year-end overhang rates for the ESPP were 0.10%, 0.15% and 0.07%, respectively (calculated by dividing the number of shares remaining available for issuance under the ESPP by the number of our shares outstanding at the end of the applicable fiscal year). If approved, the issuance of the additional 250,000 shares to be reserved under the amended ESPP would have the potential to dilute the holdings of stockholders by an additional 0.22%, based on the number of shares of our common stock outstanding as of March 24, 2021.
Based upon historical levels of participation in the ESPP over the last three years, we expect the additional 250,000 shares will be sufficient to cover purchases under the ESPP for the next six to eight years, depending on Redwood's stock price and employee participation rate. However, the actual usage rate of the ESPP may differ from historical usage rates and will depend on various factors, including employee participation levels, changes in our stock price and hiring activity, which we cannot predict with any degree of certainty at this time. In approving the increase to the share pool under the ESPP, the Board of Directors believes that reserving shares sufficient for six to eight years of new purchases at historical rates is appropriate.
Set forth below is a description of the material difference (consisting of an increase in the number of shares available for purchase (and reserved for issuance) between the existing ESPP and the amended ESPP as adopted by the Board of Directors on March 18, 2021, as well as a summary of the principal features of the ESPP. This description is qualified in its entirety by the terms of the amended ESPP, a copy of which is attached to this Proxy Statement as Annex A and is incorporated herein by reference.

Material Difference: Increase in Authorized Shares
The only difference between the existing ESPP and the amended ESPP approved by the Board of Directors on March 18, 2021 is the number of shares available for purchase (and reserved for issuance) under the ESPP. Under the existing ESPP, an aggregate of 600,000 shares were available for purchase (and reserved for issuance) under the ESPP; of these, as of December 31, 2020, 110,114 shares remained available for purchase. On March 18, 2021, the Board of Directors approved an amendment to the ESPP to increase the number of shares available for purchase (and reserved for issuance) under the ESPP by 250,000 shares (such that the aggregate number of shares available for purchase under the ESPP since inception will have been 850,000).

General
The ESPP provides for the grant of options (“ESPP Options”) for the purchase of shares of Redwood common stock to eligible employees of Redwood and its designated subsidiaries. Funds contributed by each participant for the purchase of shares under the ESPP will be accumulated by regular payroll deductions made during each offering period. As of March 24, 2021, there were approximately 236 employees eligible to receive ESPP Options under the ESPP; none of our consultants or non-employee directors are eligible to participate in the ESPP.

Purpose
The purpose of the ESPP is to provide employees of Redwood and its designated subsidiaries with a convenient means of acquiring an equity interest in Redwood through payroll deductions, to enhance such employee’s sense of participation in the affairs of Redwood and its designated subsidiaries, to provide an incentive for continued employment with Redwood and its designated subsidiaries, to provide an additional form of tax-advantaged compensation for employees, and to provide a performance incentive that will inure to the benefit of all of Redwood’s stockholders.

Administration
The ESPP is administered by the Committee, the Plan Financial Agent (as defined in the ESPP) and any Redwood officers or employees to the extent the Committee delegates duties to the Plan Financial Agent and/or any Redwood officer or employee. The Committee, the Plan Financial Agent and any Redwood officer or employee to the extent delegated by the Committee, shall have exclusive authority to determine all matters relating to the ESPP Options and shall have exclusive authority to interpret the ESPP. The Committee and the Plan Financial Agent administer the ESPP but do not act as trustees or in any fiduciary capacity with respect thereto.

Eligible Persons
Any employee of Redwood or the designated subsidiaries is eligible to participate in the ESPP for any offering period under the ESPP except the following:
a.employees who have not been continuously employed by Redwood or its subsidiaries from the date of hire or rehire or return from an unapproved leave of absence for a period of at least three months before the beginning of the offering period;
b.employees who are customarily employed for less than 20 hours per week;
c.employees who are customarily employed for not more than five months in a calendar year; and
d.employees who, together with any other person whose stock would be attributed to the employee pursuant to Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”), own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Redwood, or who, as a result of being granted ESPP Options under the ESPP, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Redwood or any of its subsidiaries.
For all purposes of the ESPP, the term “designated subsidiaries” means those subsidiaries which have been, or which may in the future be, determined by the Committee or the Board of Directors to be designated subsidiaries. Currently, the following are designated subsidiaries: RWT Holdings, Inc., Redwood Residential Acquisition Corporation, and CoreVest American Finance Lender LLC. As of March 24, 2021, approximately 236 employees were eligible to participate in the ESPP. Consultants and non-employee directors are not eligible to participate in the ESPP.

Shares Subject to the Employee Stock Purchase Plan
As noted above, in 2002 the ESPP was established with a capacity for the purchase of up to 100,000 shares of Redwood common stock. On May 19, 2009 the ESPP was amended to increase the ESPP’s capacity by an additional 100,000 shares; on May 17, 2012 the ESPP was further amended to increase the ESPP’s capacity by an additional 100,000 shares; on May 16, 2013 the ESPP was further amended to increase the ESPP’s capacity by an additional 150,000 shares; and on May 15, 2019 the ESPP was further amended to increase the ESPP’s capacity by an additional 150,000 shares. As of December 31, 2020, 110,114 of those shares remained available for future purchase. On March 18, 2021, the Board of Directors approved an amendment to the ESPP to increase the number of shares of Redwood common stock available for purchase (and reserved for issuance) under the ESPP by an additional 250,000 shares. If the proposed amendment is approved at the Annual Meeting, the aggregate number of shares available for purchase under the ESPP (including shares previously purchased) will be 850,000, subject to adjustments affected in accordance with the capital changes described in the ESPP. Any shares of common stock that have been made subject to an ESPP Option that cease to be subject to the Option (other than by means of exercise), including, without limitation, in connection with the cancellation or termination of the Option, will again be available for issuance in connection with future grants of ESPP Options under the ESPP.

Term of the Employee Stock Purchase Plan
Unless the ESPP is terminated by the Redwood’s stockholders or the Board of Directors, the ESPP shall remain in effect until all shares reserved for issuance have been purchased.

Term of Options
The offering periods of the ESPP consist of periods not to exceed the maximum period permitted by Section 423 of the Internal Revenue Code. Until determined otherwise by the Committee or the Board of Directors, offering periods commence on each January 1, and continue for twelve months (each, an “Offering Period”). Each Offering Period consists of one or more purchase periods during which payroll deductions of the participants are accumulated under the ESPP. Until otherwise determined by the Committee or the Board of Directors, each purchase period consists of a three-month period commencing each January 1, April 1, July 1, and October 1 (each, a “Purchase Period”). The last day of each Purchase Period is a purchase date (each, a “Purchase Date”).

Option Exercise
Each eligible employee may become a participant in an Offering Period under the ESPP for the first Purchase Period after which such employee satisfies the eligibility requirements and timely delivers an enrollment form to the administrator of the ESPP.
Enrollment by an eligible employee in the ESPP with respect to an Offering Period will constitute the grant by Redwood to such employee as of the first day of the related Offering Period of an ESPP Option to purchase on each Purchase Date up to that number of whole shares of common stock of Redwood, determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during the Purchase Period and ending on such Purchase Date by (b) the Purchase Price; provided that the number of shares which may be purchased pursuant to an ESPP Option may in no event exceed (i) the number determined by dividing the amount of $6,250 by the fair market value of a share of Common Stock on the Offering Date, or (ii) such other maximum number of shares as may be specified in the future by the Board of Directors or the Committee in lieu of the limitation contained in clause (i).
The Purchase Price per share at which a share of common stock will be sold on any Purchase Date shall initially be the lower of (a) 85% of the fair market value of such share on the first day of the Offering Period in which such Purchase Date occurs or (b) 85% of the fair market value of such share on the Purchase Date (the “Purchase Price”). For purposes of the ESPP, the term “fair market value” of the common stock on any date shall be the closing price on such date of the common stock reported on the New York Stock Exchange or any national securities exchange on which the common stock is listed.
During a participant’s lifetime, such participant’s ESPP Option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her ESPP Option until such Option has been exercised.

Purchase of Shares, Changes in Payroll Deductions, and Issuance of Shares
Funds contributed by each participant for the purchase of shares under the ESPP are accumulated by regular payroll deductions made during each Purchase Period. The deductions are made in $50 increments up to a maximum not to exceed 15% of a participant’s compensation as such term is defined in the ESPP.
A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period, in which case the new rate will become effective for the next payroll period commencing more than 15 days after the ESPP administrator’s receipt of the authorization and will continue for the remainder of the Purchase Period unless changed. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions to zero for the remainder of the Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period. A participant who has decreased the rate of withholding to zero will be deemed to continue as a participant in the ESPP until the participant withdraws from the ESPP.
No interest will accrue on payroll deductions for the ESPP. All payroll deductions received or held by Redwood may be used by Redwood for any corporate purpose, and Redwood will not be obligated to segregate the payroll deductions.
On each Purchase Date, provided that the participant has not terminated employment and has not withdrawn from the ESPP, and the ESPP has not been terminated, Redwood will apply the funds then in the participant’s account to the purchase at the Purchase Price of whole share(s) of common stock issuable under the ESPP Option granted to the participant with respect to the Offering Period to the extent that the ESPP Option is exercisable on the Purchase Date. Any funds remaining in the participant’s account will be applied to the following Purchase Period. No fractional shares will be purchased.
The closing price per share of our common stock on the New York Stock Exchange on March 24, 2021, was $10.14.

Amendment and Termination of the Employee Stock Purchase Plan
The ESPP may be amended, suspended, or terminated by the stockholders of Redwood. The Board of Directors may also amend, suspend, or terminate the ESPP in the manner it deems advisable; however, stockholder approval will be required for any amendment that will increase the total number of shares as to which ESPP Options may be granted under the ESPP, or, but for such stockholder approval, cause the ESPP to fail to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code.

New ESPP Benefits
The actual number of shares that may be purchased under the ESPP (after giving effect to the amendment of the ESPP) is not presently determinable, as eligible employees may adjust their participation in the ESPP from time to time. Therefore, it is not possible to determine the future benefits that will be received by participants in the ESPP.

ESPP Options Granted Since Inception
During 2020, the number of shares of common stock purchased under the ESPP was 59,114. The purchases were funded by payroll deductions from the eligible employees who purchased shares. The table below provides details on shares purchased under the ESPP from the inception of the ESPP through March 24, 2021 by employees who were NEOs for 2020 and by all current non-NEO employees as a group.

2002 Redwood Trust, Inc. Employee Stock Purchase Plan
Name and Position	No. of Shares	Dollar Value ($)(1)
Christopher J. Abate, Chief Executive Officer	760	$27,221
Dashiell I. Robinson, President	—	—
Andrew P. Stone, Executive Vice President and Chief Legal Officer	845	$12,578
Collin L. Cochrane, Chief Financial Officer	—	—
Sasha G. Macomber, Chief Human Resources Officer	139	$703
Shoshone (“Bo”) Stern, Managing Director - Portfolio Strategy and Risk	14,586	$291,567
All current Executive Officers (as a group) (2)	16,330	$332,069
All current Non-Executive Officer Directors (as a group) (3)	—	—
ESPP Participant who is 5% holder	—	—
All current Employees (as a group)	168,617	$2,472,712

(1) Based on the closing price (value) of Redwood common stock on the purchase date.
(2) Includes purchases made by current NEOs since inception of Plan.
(3) None of the current Non-Executive Officer Directors are eligible to participate in the Plan.

Federal Income Tax Consequences
The material federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an ESPP Option. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the participant. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Vote Required
The affirmative vote of the holders of a majority of the shares present (or represented) and entitled to vote on the proposal is required for approval of the amendment to our 2002 Employee Stock Purchase Plan. For purposes of the vote on the amendment, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR PURCHASE THEREUNDER.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), stockholders may present proper proposals for inclusion in Redwood’s 2022 annual proxy statement and for consideration at Redwood’s 2022 annual meeting of stockholders. To be eligible for inclusion in Redwood’s 2022 annual proxy statement, a stockholder proposal must be received in writing not less than 120 calendar days before the first anniversary of the date Redwood released its proxy statement for the preceding year’s annual meeting and must otherwise comply with Rule 14a-8 under the Exchange Act. Accordingly, a stockholder nomination for director or proposal of business intended to be considered at the 2022 annual meeting of stockholders must be received by Redwood’s Secretary not later than December 11, 2021 to be eligible for inclusion in Redwood's 2022 annual proxy statement. While the Board of Directors will consider stockholder proposals, Redwood reserves the right to omit from its annual proxy statement stockholder proposals that it is not required to include under the Exchange Act and Redwood’s Bylaws, including as a result of Rule 14a-8 under the Exchange Act.

In addition, Redwood's current Bylaws contain advance notice provisions with respect to matters to be brought before an annual meeting, including nominations for election to the Board of Directors. Redwood's Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice containing the information required by the Bylaws must be delivered to the Secretary at Redwood's principal executive office not earlier than the 150th calendar day prior to the first anniversary of the date we released the proxy statement for the preceding year’s annual meeting nor later than 5:00 p.m., Pacific Time, on the 120th calendar day prior to the first anniversary of the date we released the proxy statement for the preceding year’s annual meeting. Accordingly, under Redwood's current Bylaws, a stockholder nomination for director or proposal of business intended to be considered at the 2022 annual meeting of stockholders must be received by the Secretary not earlier than November 11, 2021, and not later than 5:00 p.m., Pacific Time, on December 11, 2021. Proposals should be mailed to Redwood Trust, Inc., Attention: Secretary, One Belvedere Place, Suite 300, Mill Valley, CA 94941. A copy of the Bylaws may be obtained from Redwood’s Secretary by written request to the same address.

INFORMATION INCORPORATED BY REFERENCE

This Proxy Statement incorporates by reference the information set forth in Redwood's Annual Report on Form 10-K for the year ended December 31, 2020 (the 2020 Annual Report) under the following headings: Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7A. Quantitative and Qualitative Disclosures about Market Risk; Item 8. Financial Statements and Supplementary Data; and Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Copies of our 2020 Annual Report on Form 10-K are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of Redwood at (415) 389-7373 or at the principal executive offices of Redwood at the address set forth above under “Stockholder Proposals for the 2022 Annual Meeting.” In addition, within the Investor Relations section of Redwood’s website located at www.redwoodtrust.com, you can obtain, without charge, a copy of Redwood's 2020 Annual Report on Form 10-K. Please note that the information on Redwood's website is not part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
March 31, 2021    /s/ Andrew P. Stone
Mill Valley, California    Secretary

ANNEX A

2002 Redwood Trust, Inc.
Employee Stock Purchase Plan,
as amended

REDWOOD TRUST, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN
(as amended through March 18, 2021)

1. ESTABLISHMENT OF PLAN.
Redwood Trust, Inc., a Maryland corporation (the “Company”), proposes to grant options (“Options”) for purchase of the Company's common stock, $0.01 per share par value (“Common Stock”), to eligible employees of the Company and its Designated Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “parent corporation” and “subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” set forth in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or successor provisions to such Section), and the provisions of this Plan shall be construed as reasonably necessary in order to effectuate such intent. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.

2. STOCK SUBJECT TO PLAN.
A total of 850,000 shares of the Common Stock is reserved for issuance under this Plan. Such number shall be subject to adjustments affected in accordance with Section 16 of this Plan. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by means of exercise of the Option), including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under this Plan.

3. PURPOSE.
The purpose of this Plan is to provide employees of the Company and its designated subsidiaries, as that term is defined in Section 5 of this Plan (“Designated Subsidiaries”), with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and its Designated Subsidiaries, to provide an incentive for continued employment with the Company and its Designated Subsidiaries, to provide an additional form of tax-advantaged compensation for employees, and to provide a performance incentive that will inure to the benefit of all of the Company's stockholders.

4. ADMINISTRATION.
This Plan shall be administered by a committee (the “Committee”) appointed by the Company’s Board of Directors (the “Board”) consisting of at least two members of the Board, each of whom is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (unless the General Counsel of the Company shall have rendered a written opinion to the Board that such composition of the Committee is not required for the exemption under Rule 16b-3 to be available with respect to purchases of Common Stock under the Plan), which shall be the Compensation Committee of the Board if it satisfies such requirements. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, the Committee shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under this Plan, including all terms, conditions, restrictions, and limitations of Options; provided, however, that all participants granted Options under an offering pursuant to this Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5) except as required by applicable law. The Committee shall also have exclusive authority to interpret this Plan and may from time to time adopt rules and regulations of general application for this Plan's administration. The Committee's exercise of discretion and interpretation of this Plan, its rules and regulations, and all actions taken and determinations made by the Committee pursuant to this Plan shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to the Plan Financial Agent (defined in Section 12) or such of the Company’s officers or employees as it so determines (provided that no such delegation may be made that would cause the purchase of Common Stock by participants under this Plan to cease to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). All expenses incurred in connection with the administration of this Plan shall be paid by the Company and the Designated Subsidiaries; provided, however, that the Committee may require a participant to pay any costs or fees in connection with the sale by the participant of shares of Common Stock acquired under this Plan or in connection with the participant's request for the issuance of a certificate for shares of Common Stock held in the participant's account under the Plan.

5. ELIGIBILITY.
Any employee of the Company or the Designated Subsidiaries is eligible to participate in the Plan for any Offering Period (as hereinafter defined) under this Plan except the following:
(a) employees who have not been continuously employed by the Company or Subsidiaries from the date of hire or rehire or of return from an unapproved leave of absence for a period of at least three months before the beginning of such Offering Period;
(b) employees who are customarily employed for less than 20 hours per week;
(c) employees who are customarily employed for not more than five months in a calendar year; and
(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted Options under this Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.
For all purposes of this Plan, the term Designated Subsidiaries shall mean those Subsidiaries which have been, or which may in the future be, determined by the Board to be Designated Subsidiaries. A Designated Subsidiary will cease to be a Designated Subsidiary on the earlier of (i) the date the Committee or the Board determines that such Subsidiary is no longer a Designated Subsidiary or (ii) such Designated Subsidiary ceases for any reason to be a “parent corporation” or “subsidiary corporation” as defined in Sections 424(e) and 424(f), respectively, of the Code.

6. EFFECTIVE DATE; OFFERING AND PURCHASE PERIODS.
The effective date of this Plan shall be July 1, 2002 (the “Effective Date”). The offering periods of this Plan (individually, an “Offering Period”) shall consist of periods determined as described below not to exceed the maximum period permitted by Section 423 of the Code. Until determined otherwise by the Committee or the Board, (a) Offering Periods shall commence on each January 1 and continue for twelve months, provided, however, that the first Offering Period shall begin on July 1, 2002 and continue for six months and the initial Offering Period for any newly eligible employee that becomes a participant during an otherwise ongoing Offering Period shall be deemed to begin on the first day of the first Purchase Period after eligibility, and (b) each Offering Period shall consist of one or more purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. Until otherwise determined by the Committee or the Board, each Purchase Period shall be a three-month period commencing on each January 1, April 1, July 1, and October 1, provided, however, that the first Purchase Period shall commence with the first Offering Period on July 1, 2002. The first day of each Offering Period is referred to as the “Offering Date”. The last day of each Purchase Period is referred to as the “Purchase Date”. Subject to the requirements of Section 423 of the Code, the Committee or the Board shall have the power to change the duration of Offering Periods or Purchase Periods with respect to future offerings if such change is announced at least 30 days prior to the first day of the first Offering Period or Purchase Period to be affected by such change.

7. PARTICIPATION IN THIS PLAN.
Eligible employees may become participants in an Offering Period under this Plan as of the Purchase Period first commencing after satisfying the eligibility requirements by delivering an enrollment form provided by the Company to the Secretary of the Company or such other officer as he or she may designate from time to time (“Redwood Plan Administrator”) not later than the 15th day of the month (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) before commencement of such Purchase Period unless a later time for filing the enrollment form authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Purchase Period. Notwithstanding the foregoing, for the initial Offering Period, commencing on the effective date, the time for filing an enrollment form and commencing participation for employees who satisfy the eligibility requirements as of the effective date shall be determined by the Committee and communicated to such employees. Once an employee becomes a participant in the Plan, such employee will automatically participate in all Purchase Periods commencing after satisfying the eligibility and enrollment requirements as set forth in the first sentence or second sentence of this section unless the employee withdraws from this Plan or terminates further participation in the Offering Period as set forth in Sections 13 and 14 below. Such participant is not required to file any additional enrollment forms in order to continue participation in this Plan.

8. GRANT OF OPTION ON ENROLLMENT.
Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant by the Company to such employee as of the relevant Offering Date of an Option to purchase on each relevant Purchase Date up to that number of whole shares of Common Stock of the Company, determined by dividing (a) the amount accumulated in such employee's payroll deduction account during the Purchase Period ending on such Purchase Date by (b) the Purchase Price as that term is defined in Section 9; provided, however, that the number of shares which may be purchased pursuant to an Option may in no event exceed (i) the number determined by dividing the amount of $6,250 by the fair market value (as defined in Section 9) of a share of Common Stock on the Offering Date, or (ii) such other maximum number of shares as may be specified in the future by the Board or Committee in lieu of the limitation contained in clause (i).

9. PURCHASE PRICE.
The purchase price per share (the “Purchase Price”) at which a share of Common Stock will be sold on any Purchase Date shall initially be the LOWER of (a) 85% of the fair market value of such share on the first day of the Offering Period in which such Purchase Date occurs or (b) 85% of the fair market value of such share on the Purchase Date.
For purposes of this Plan, the term “fair market value” of the Common Stock on any date shall be the closing price on such date of the Common Stock reported on the New York Stock Exchange or any national securities exchange on which the Common Stock is listed. If there is no reported closing price of the Common Stock on such date, then the “fair market value” shall be measured on the next preceding trading day for which such reported closing price is available. If there is no regular trading market for the Common Stock, the fair market value of the Common Stock shall be as determined by the Committee in its sole discretion, exercised in good faith. The Committee may change the manner in which the Purchase Price is determined with respect to future Offering Periods or Purchase Periods (provided such determination does not have the effect of lowering the Purchase Price to an amount less than that which would be computed utilizing the method for determining the Purchase Price set forth in the first paragraph of this Section 9) if such changed manner of computation applied to all eligible employees and is announced at least 30 days prior to the first day of the first Offering Period or Purchase Period to be affected by such change.

10. PURCHASE OF SHARES; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.
(a) Funds contributed by each participant for the purchase of shares under this Plan shall be accumulated by regular payroll deductions made during each Offering Period. The deductions shall be made in $50 increments as selected by the Participant up to a maximum of not more than 15% of the participant's Compensation. As used herein, “Compensation” shall mean all base salary, wages, cash bonuses, commissions, current-pay dividend equivalent rights (“DERs”), and overtime; provided, however, that, for purposes of determining a participant's Compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. “Compensation” does not include severance pay, hiring and relocation allowances, pay in lieu of vacation, automobile allowances, imputed income arising under any Company group insurance or benefit program, income received in connection with stock options or other stock-based awards (other than current-pay DERs), or any other special items of remuneration. Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in this Plan.
(b) A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period by filing with the Redwood Plan Administrator a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the Redwood Plan Administrator's receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during a Purchase Period, but not more than one change may be made effective during any Purchase Period. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions to zero for the remainder of the Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period by filing with the Redwood Plan Administrator a new authorization for payroll deductions not later than the 15th day of the month (or if such date is not a business day, the immediately preceding business day) before the beginning of such Purchase Period. A participant who has decreased the rate of withholding to zero will be deemed to continue as a participant in the Plan until the participant withdraws from the Plan in accordance with the provisions of Section 13. A participant shall have the right to withdraw from this Plan in the manner set forth in Section 13 regardless of whether the participant has exercised his or her right to lower the rate at which payroll deductions are made during an Offering Period.
(c) All payroll deductions made for a participant will be credited to his or her account under this Plan and deposited with the general funds of the Company. No interest will accrue on payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
(d) On each Purchase Date, provided that the participant has not terminated employment in accordance with Section 14 or has not submitted to the Redwood Plan Administrator a signed and completed withdrawal form, in either case on or before the 15th day (or if such date is not a business day, on the immediately preceding business day) of the last month of the Purchase Period in accordance with Section 10(b) or Section 13 of this Plan, or the Plan has not been terminated prior to the date referred to in the foregoing clause, the Company shall apply the funds then in the participant's account to the purchase at the Purchase Price of whole share(s) of Common Stock issuable under the Option deemed granted to such participant with respect to the Offering Period to the extent that such Option is exercisable on the Purchase Date; provided that in no event shall an Option be deemed exercised (by applying funds to a purchase) after the expiration of 27 months from the date such Option was deemed granted under Section 8 hereof. Subject to Section 11, any funds remaining in the participant's account will be applied to the following Purchase Period. No fractional shares will be purchased.
(e) During a participant's lifetime, such participant's Option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her Option until such Option has been exercised.

11. LIMITATIONS ON RIGHT TO PURCHASE.
(a) No employee shall be granted an Option to purchase Common Stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary which is intended to meet the requirements of Code Section 423, exceeds $25,000 in fair market value, determined as of the applicable date of the grant of the Option, for each calendar year in which the employee participates in this Plan (or any other employee stock purchase plan described in this Section 11(a)).
(b) The number of shares which may be purchased by any employee on a Purchase Date may not exceed the number of shares determined by dividing the sum of $6,250 by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of the Offering Period in which such Purchase Date occurs or, in the event the Committee or Board may specify a different limitation to be applied in lieu of the foregoing limitation, then the number of shares which may be purchased by any employee on a Purchase Date may not exceed such other limitation.
(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's Option to each participant affected thereby.
(d) Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period without interest.

12. EVIDENCE OF STOCK OWNERSHIP.
(a) Promptly following each Purchase Date, the number of full shares of Common Stock purchased by each participant shall be deposited into an account established in the participant's name at a stock brokerage or other financial services firm designated or approved by the Committee (the “Plan Financial Agent”). A participant shall be free to undertake a disposition (whether by way of sale, gift, or other transfer) of the shares in his or her account at any time, subject to the Company's Insider Trading Policy and applicable securities law rules and regulations, but, in the absence of such a disposition, the shares must remain in the participant's account at the Plan Financial Agent until the holding period set forth in Code Section 423(a) has been satisfied. With respect to full shares for which the Code Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of the participant's choosing or request that a stock certificate for full shares be issued and delivered to him or her.
(b) Following termination of a participant's employment for any reason, the participant shall have a period of 60 days to notify the Plan Financial Agent whether such participant desires (i) to receive a certificate representing all full shares then in the participant's account with the Plan Financial Agent and any cash being held for future purchases or (ii) to sell the shares in the participant's account through the Plan Financial Agent. If the terminated participant fails to file such notice with the Plan Financial Agent within 60 days after termination, he or she shall be deemed to have elected the alternative set forth in clause (i) above, provided that the Plan Financial Agent will continue to hold the terminated participant's certificates, on his or her behalf, in an account no longer subject to this Plan, until otherwise directed by such participant or determined by the Plan Financial Agent. However, the participant shall not in any event receive a certificate representing shares with respect to which the Code Section 423(a) holding period has not been satisfied until such holding period has been satisfied.

13. WITHDRAWAL.
(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Redwood Plan Administrator a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time on or prior to the 15th day of the last month (or if such date is not a business day, the immediately preceding business day) of a Purchase Period.
(b) Upon withdrawal from this Plan, the accumulated payroll deductions of the participant not theretofore utilized for the purchase of shares of Common Stock on a Purchase Date shall be returned to the withdrawn participant, without interest, and his or her participation in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period unless otherwise determined by the Committee, but he or she may participate in any subsequent Offering Period by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

14. TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE.
Termination of a participant's employment for any reason, including retirement, death, or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in this Plan. In such event, except as provided in Section 15, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her beneficiary or heirs, without interest. For purposes of this Section 14, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of any leave of absence permitted by applicable law or otherwise approved by the Committee.

15. RETURN OF PAYROLL DEDUCTIONS.
In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment, or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all contributions of the participant to the Plan which have not yet been applied to the purchase of stock unless such termination of participation occurs later than the 15th day of the final month of any Purchase Period (or if such date is not a business day, on the preceding business day), in which event such contributions will be utilized to purchase Common Stock for the participant. No interest shall accrue on the payroll deductions of a participant in this Plan.

16. CAPITAL CHANGES.
In the event that at any time or from time to time a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares of Common Stock or any securities exchanged therefor or received in their place being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different, or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock, then the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number and kind of shares of stock subject to this Plan as set forth in Sections 1 and 2, the number and kind of shares subject to outstanding Options, and the Purchase Price. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

17. NONASSIGNABILITY.
Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an Option or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 24 hereof) by the participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be void and without effect.

18. REPORTS AND STATUS OF ACCOUNTS.
Individual accounts will be maintained by the Plan Financial Agent for each participant in this Plan. The participant shall have all ownership rights with respect to shares of Common Stock held in his or her account by the Plan Financial Agent, including the right to vote such shares and to receive any dividends or distributions which may be declared thereon by the Board. The Plan Financial Agent shall send to each participant promptly after the end of each Purchase Period a report of his or her account setting forth the total of shares purchased, the total number of shares then held in his or her account, and the market value per share. Neither the Company nor any Designated Subsidiary shall have any liability for any error or discrepancy in any such report.

19. NO RIGHTS TO CONTINUED EMPLOYMENT; NO IMPLIED RIGHTS.
Neither this Plan nor the grant of any Option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee's employment. The grant of any Option hereunder during any Offering Period shall not give a participant any right to similar grants thereafter.

20. EQUAL RIGHTS AND PRIVILEGES.
All eligible employees shall have equal rights and privileges with respect to this Plan except as required by applicable law so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Board, or the Committee, be reformed to comply with the requirements of Section 423. This Section 20 shall take precedence over all other provisions in this Plan.

21. NOTICES.
All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. AMENDMENT OF PLAN.
This Plan may be amended by the stockholders of the Company. The Board may also amend this Plan in such respects as it shall deem advisable; however, stockholder approval will be required for any amendment that will increase the total number of shares as to which Options may be granted under this Plan, or, but for such shareholder approval, cause this Plan to fail to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code or cause the purchase of shares thereunder to fail to be exempt from the provisions of Section 16(b) of the Exchange Act.

23. TERMINATION OF THE PLAN.
The Company's stockholders or the Board may suspend or terminate this Plan at any time. Unless this Plan shall theretofore have been terminated by the Company’s stockholders or the Board, this Plan shall remain in full force and effect until all shares reserved under Section 2 have been purchased pursuant to the terms hereof.

24. DESIGNATION OF BENEFICIARY.
(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under this Plan in the event of such participant's death prior to delivery to him or her (or to the Plan Financial Agent on his or her behalf) of such shares and cash.
(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant or, if no spouse, dependent, or relative is known to the Company, to such other person as the Company may in good faith determine to be the appropriate designee.

25. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.
Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of the New York Stock Exchange or any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

26. WITHHOLDING.
The Committee shall have the right to make such provisions as it deems appropriate to satisfy any obligation of the Company to withhold federal, state, or local income or other taxes incurred by reason of the operation of the Plan.

27. GOVERNING LAW.
Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of California without regard to any provisions of California law relating to the conflict of laws.

REDWOOD TRUST

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Richard D. Baum	☐	☐	☐
02 - Greg H. Kubicek	☐	☐	☐
03 - Christopher J. Abate	☐	☐	☐
04 - Armando Falcon	☐	☐	☐
05 - Douglas B. Hansen	☐	☐	☐
06 - Debora D. Horvath	☐	☐	☐
07 - George W. Madison	☐	☐	☐
08 - Jeffrey T. Pero	☐	☐	☐
09 - Georganne C. Proctor	☐	☐	☐
10 - Faith A. Schwartz	☐	☐	☐

Proposal	For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for 2021. **The Board of Directors recommends a vote FOR ratification.**	☐	☐	☐
3. Non-binding advisory resolution to approve named executive officer compensation. **The Board of Directors recommends a vote FOR approval.**	☐	☐	☐
4. To vote to approve the amendment to the 2002 Employee Stock Purchase Plan to increase the number of shares available for purchase. **The Board of Directors recommends a vote FOR approval.**	☐	☐	☐

5. To vote and otherwise represent the undersigned on any other business that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card and insert the date of your signature(s). All joint holders must sign. When signing as an attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title under your signature(s).

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 4 9 3 9 7 4

03EGVE

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Redwood Trust, Inc.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders – May 20, 2021

THE UNDERSIGNED STOCKHOLDER OF REDWOOD TRUST, INC., A MARYLAND CORPORATION (THE "COMPANY"), HEREBY APPOINTS CHRISTOPHER J. ABATE AND DASHIELL I. ROBINSON, OR EITHER OF THEM, AS PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION IN EITHER OF THEM, TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD VIRTUALLY VIA THE INTERNET AT WWW.MEETINGCENTER.IO/238898041 ON MAY 20, 2021, AT 8:30 A.M., PACIFIC TIME, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO CAST ON BEHALF OF THE UNDERSIGNED ALL VOTES THAT THE UNDERSIGNED IS ENTITLED TO CAST AT THAT MEETING AND OTHERWISE TO REPRESENT THE UNDERSIGNED AT THE MEETING WITH ALL POWERS POSSESSED BY THE UNDERSIGNED IF PERSONALLY PRESENT AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT, THE TERMS OF EACH OF WHICH ARE INCORPORATED BY REFERENCE, AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE OF THIS PROXY CARD. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE SPECIFIED NOMINEES FOR DIRECTOR, "FOR" RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2021, "FOR" THE NON-BINDING ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, AND "FOR" THE APPROVAL OF THE AMENDMENT OF THE 2002 EMPLOYEE STOCK PURCHASE PROGRAM. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT SAID MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL INDICATE AFFIRMATIVELY THEREAT THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON. IF THE UNDERSIGNED HOLD(S) ANY SHARES OF THE COMPANY IN A FIDUCIARY, CUSTODIAL, OR JOINT CAPACITY OR CAPACITIES, THIS PROXY IS SIGNED BY THE UNDERSIGNED IN EVERY SUCH CAPACITY AS WELL AS INDIVIDUALLY.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2021: Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 are available at http://www.edocumentview.com/RWT.